                SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.




                             FORM U5S

                          ANNUAL REPORT





               For the year ended December 31, 1997






 Filed Pursuant to the Public Utility Holding Company Act of 1935
                                by






              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215

                                   AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 1997

                               TABLE OF CONTENTS                          Page


ITEM  1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF
          DECEMBER 31, 1996. . . . . . . . . . . . . . . . . . . . . .   1-4

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS. . . . . . . . . . .    5

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
          SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .    5

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES .   6-8

ITEM  5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES. . . . . .    9

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I. Names, principal business address and positions
                    held as of December 31, 1996 . . . . . . . . . .   10-20
          Part  II. Banking connections. . . . . . . . . . . . . . .     21
          Part III. Compensation and other related information . . .   22-32

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS . . . . . . . . . . . .     33

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I. Contracts for services or goods between system
                    companies. . . . . . . . . . . . . . . . . . . .     34
          Part  II. Contracts to purchase services or goods between
                    any system company and any affiliate . . . . . .     34
          Part III. Employment of any person by any system company
                    for the performance on a continuing basis of
                    management services. . . . . . . . . . . . . . .     34

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES . . . . .    35

ITEM 10   FINANCIAL STATEMENTS AND EXHIBITS (Index). . . . . . . . . .    36

SIGNATURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

 ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997.
                                                                                           Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power      Value (J)        Value (J)
               (1)                                           (2)             (3)            (4)             (5)
   							                                                                                                           (in thousands)
American Electric Power Company, Inc. (AEP)                 None            None              None            None
  AEP Communications, Inc. (AEPC)                           100 Shares       100            $ 7,080         $  7,080
    AEP Communications, LLC (AEPCLLC)                   Uncertificated       100             10,964           10,964
  AEP Resources Service Company (AEPRESC)(A)                110 Shares       100              1,564            1,564
    AEP Energy Services International, Limited                1 Shares       100               -                -
  AEP Energy Services, Inc. (AEPES)(B)                      100 Shares       100             (9,749)          (9,749)
  AEP Generating Company (AEGCo)                          1,000 Shares       100             42,763           42,763
  AEP Investments, Inc. (AEPINV)                            100 Shares       100              6,592            6,592
  AEP Power Marketing, Inc.                                 100 Shares       100               -                -
  AEP Resources, Inc. (AEPR)                                100 Shares       100             33,438           33,438
    AEP Resources Australia Pty., Ltd. (AEPRA)                2 Shares       100               -                -
    AEP Resources Australia Investments, Inc.               100 Shares       100               -                -
    AEP Resources Australia Ventures, Inc.                  100 Shares       100               -                -
    AEP Resources Delaware, Inc. (AEPRD)                  1,000 Shares       100             27,283           27,283
    AEP Resources Limited (AEPRL)                             1 Share        100                104              104
    AEP Resources International, Ltd. (AEPRI)                 1 Share        100             10,725           10,725
      AEP Pushan Power, LDC (Pushan)                         99 Shares        99   (C)       10,766           10,766
        Nanyang General Light Electric Co., Ltd. (NGLE)      (D)              69.3 (D)       13,605           13,605
      AEP Resources Mauritius Company (Mauritius)         9,900 Shares        99   (C)           70               70

          Total AEP Resources International, Ltd.                                            10,836           10,836

    AEP Resources Project Management Company, Ltd. (AEPRPM)   1 Share        100                108              108
      AEP Pushan Power, LDC (Pushan)                          1 Share          1   (C)          109              109
        Nanyang General Light Electric Co., Ltd. (NGLE)      (D)             0.7   (D)          137              137
      AEP Resources Mauritius Company (Mauritius)           100 Shares         1   (C)         -                -

          Total AEP Resources Project Management Co., Ltd.                                      109              109

    AEPR Global Investments B.V. (AEPRGI)                    40 Shares      100                  24               24
      AEPR Global Holland Holding B.V. (AEPRGHH)             40 Shares      100                  23               23
    AEPR Global Ventures B.V. (AEPRGV)                       40 Shares      100                  82               82
      Australian Energy International Pty. Ltd.             100 Shares       16    (E)         -                -
        AEI (Loy Yang) Pty. Ltd.                              1 Shares      100                -                -
    Yorkshire Power Group Limited                   220,000,001 Shares       50    (F)      271,050          287,344
      Yorkshire Holdings plc                             50,000 Shares      100                -                -
        Yorkshire Electricity Group plc             159,270,953 Shares      100                -                -
      Yorkshire Power Finance Limited                     1,000 Shares      100                -                -

            Total AEP Resources, Inc.                                                       309,376          325,670
  American Electric Power Service Corporation (AEPSC)    13,500 Shares       100              2,450            2,450
 ITEM 1. (CONTINUED)
                                                                                        Issuer          Owner's

                                                    Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (J)        Value (J)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                                 (in thousands)
  Appalachian Power Company* (APCo)                  13,499,500 Shares        98.6        1,081,050        1,102,090
    Cedar Coal Co. (CeCCo)                                2,000 Shares       100              1,795            1,795
    Central Appalachian Coal Company** (CACCo)            3,000 Shares       100                249              249
    Central Coal Company** (CCCo)                         1,500 Shares        50 (G)            604              604
    Central Operating Company (COpCo)                     1,500 Shares        50 (G)             89               89
    Southern Appalachian Coal Company** (SACCo)           6,950 Shares       100              7,976            7,976
    West Virginia Power Company** (WVPCo)                   100 Shares       100                240              230

          Total Appalachian Power Company                                                    10,953           10,943

  Columbus Southern Power Company (CSPCo)*           16,410,426 Shares       100            751,309          751,309
    Colomet, Inc.** (COLM)                                1,500 Shares       100              2,755            2,755
    Conesville Coal Preparation Company (CCPC)              100 Shares       100              1,320            1,320
    Simco Inc.** (Simco)                                 90,000 Shares       100                491              491
    Ohio Valley Electric Corporation (OVEC)               4,300 Shares         4.3              518              430

          Total Columbus Southern Power Company                                               5,084            4,996

  Franklin Real Estate Company (FRECo)                      100 Shares       100                 30               28
    Indiana Franklin Realty, Inc. (IFRI)                     10 Shares       100                  1                1

  Indiana Michigan Power Company* (I&M)               1,400,000 Shares       100          1,067,871        1,075,058
    Blackhawk Coal Company** (BHCCo)                     39,521 Shares       100             76,506           76,506
    Price River Coal Company** (PRCCo)                    1,091 Shares       100                 27               27

          Total Indiana Michigan Power Company                                               76,533           76,533

  Kentucky Power Company (KEPCo)                      1,009,000 Shares       100            257,276          260,062
  Kingsport Power Company (KGPCo)                       410,000 Shares       100             22,267           22,923

  Ohio Power Company* (OPCo)                         27,952,473 Shares        99.1        1,373,647        1,378,060
    Cardinal Operating Company (CdOpCo)                     250 Shares        50 (H)            110              110
    Central Coal Company** (CCCo)                         1,500 Shares     50 (G)            604              604
    Central Ohio Coal Company (COCCo)                    69,000 Shares       100                  8                8
    Central Operating Company (COpCo)                     1,500 Shares        50 (G)             90               90
    Southern Ohio Coal Company (SOCCo)                    5,000 Shares       100             68,029           68,029
    Windsor Coal Company (WCCo)                           4,064 Shares       100              8,954            9,351

          Total Ohio Power Company                                                           77,795           78,192

 ITEM 1. (CONTINUED)
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (J)        Value (J)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                                 (in thousands)

  Ohio Valley Electric Corporation* (OVEC)               39,900 Shares        39.9            4,814            4,082
    Indiana-Kentucky Electric Corporation (IKEC)         17,000 Shares       100 (I)          3,400            3,400

  Wheeling Power Company (WPCo)                         150,000 Shares       100             21,948           22,929

  Equity in Subsidiaries - Unallocated                                                       13,333           13,333
          Total American Electric Power Company, Inc.                                     4,677,576        4,714,012

            Total All Companies                                                          $5,196,392       $5,249,421

                          ________________________________________________

New subsidiaries added during 1997 are:

Name of Company                            Date and Place of Organization           Description of Business

AEP Communications, LLC.                   June 5, 1997 in State of Virginia        Telecommunication, information
                                                                                     and other services
AEP Energy Services International, Limited January 24, 1997 in Cayman Islands       Consulting and O&M services in
                                                                                     international energy projects
AEP Resources Australia Investments Inc.   July 10, 1996 in State of Delaware       Invest and participate in Austr-
                                                                                     alian energy projects

AEP Resources Australia Ventures, Inc.     July 10, 1996 in State of Delaware       Formed to own power projects
                                                                                     in Australia
AEP Resources Limited                      July 17, 1997 in Great Britain           Invest in European
                                                                                     energy projects

AEPR Global Investments B.V.               January 23, 1997 in Netherlands          Invest in Australian power
                                                                                     projects
 AEPR Global Holland Holding B.V.          January 23, 1997 in Netherlands          Invest in Australian
                                                                                     power projects

AEPR Global Ventures B.V.                  January 23, 1997 in Netherlands          Invest in Australian
                                                                                     power projects
 Australian Energy International Pty. Ltd. March 7, 1997 in Australia               Invest on Australian
                                                                                     power projects
   AEI (Loy Yang)Pty. Ltd.                 March 7, 1997 in Australia               Formed to acquire power plant

ITEM 1. (CONTINUED)

Yorkshire Power Group Limited              July 19, 1996 in Great Britain           Formed jointly to acquire York-
                                                                                     shire Electricity Group plc
 Yorkshire Holdings plc                    February 14, 1997 in Great Britain       Holding company set up to acquire
                                                                                     Yorkshire Electricity Group plc
 Yorkshire Electricity Group plc           April 1, 1989 in Great Britain,           Electric distribution
                                           Acquired April 1997

 Yorkshire Power Finance Limited           August 18, 1997 in Cayman Islands        Provide financing for Yorkshire
                                                                                    Electricity Group plc

(A)  Name changed from AEP Energy Services, Inc. on March 7, 1997, and from AEP Resources Engineering & Services on
     September 17, 1997.
(B)  Name changed from AEP Energy Solutions, Inc. on March 7, 1997.
(C)  Owned 99% by AEP Resources International Ltd. and 1% AEP Resources Project Management Company Ltd.
(D)  AEP Pushan Power, LDC owns 70%; the other 30% is owned by unaffiliated companies.  The Company is a joint venture company domiciled in the People's Republic of China.  It has registered capital totaling Renminbi four hundred seventy six million six hundred sixty seven thousand Yuan.
(E)   AEP Resources Global Ventures B.V. owns 16% and the remaining 84% is owned an unaffiliated company.
(F)   AEP Resources, Inc. owns 50% and the remaining 50% is owned by an unaffiliated company.
(G)  Owned 50% by Appalachian Power Company and 50% by Ohio Power Company.
(H)  Ohio Power Company owns 50% of the stock; the other 50% is owned by a corporation not affiliated with
      American Electric Power Company, Inc.
(I)  This Company is a wholly-owned subsidiary of Ohio Valley Electric Corporation, 44.2% of whose voting securities are owned by the American Electric Power System, the balance by unaffiliated companies.
(J)  Includes unsecured debt as follows: for AEPSC - $1,100,000, AEPCLLC - $150,000, BHCCo - $20,700,000, CdOpCo -
     $110,000, Mauritius $409,000, and WCCo - $225,000.

  *Exempt under Section 3(A) pursuant to Rule 2 thereof.
 **Inactive.
***Exempt under Securities and Exchange Commission Release No. 35-24295.

All of the active subsidiaries of AEP are involved in the electric utility business in the United States with the exceptions of AEPC, AEPCLLC, AEPRESC, AEP Energy Services International, Limited, AEPES, AEPINV, AEP Power Marketing,
Inc., AEPR, AEPRA, AEP Resources Australia Investments, Inc., AEP Resources Australia Ventures, Inc., AEPRD, AEPRL, AEPRI,
Pushan, NGLE, Mauritius, AEPRPM, AEPRGI, AEPRGHH, AEPRGV, Australian Energy International Pty. Ltd., AEI (Loy Yang) Pty.
Ltd., Yorkshire Power Group Limited, Yorkshire Holdings plc, Yorkshire Electricity Group plc and Yorkshire Power Finance
Limited.  AEPRESC offers consulting services to unaffiliated entities in AEP and its subsidiaries' areas of expertise.
AEPINV is involved in the development of demand side management technologies.  Yorkshire Power Group Limited and its subsidiaries are involved in the electric utility business in the United Kingdom.  The other listed subsidiaries are pursuing opportunities in non-regulated electric and related activities.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

        Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 are as follows:

        NONE

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)
                                                                            (in thousands)

Appalachian Power Company:

  First Mortgage Bonds:
    6.35% Series Due 2000              2/19/97 - Public Offering              47,683           Rule 52
    6.71% Series Due 2000              5/27/97 - Public Offering              47,683           Rule 52

  Junior Subordinated
    Deferrable Interest Debentures
      8% Series B Due 2027             3/18/97 - Public Offering              87,892           Rule 52

Columbus Southern Power Company:

  Senior Unsecured Notes Payable
    6.85% Series Due 2005              10/03/97 - Public Offering             47,599           Rule 52

  Junior Subordinated
    Deferrable Interest Debentures
      7.92% Series B Due 2027          3/05/97 - Public Offering              38,573           Rule 52

Indiana Michigan Power Company:

  First Mortgage Bonds:
    6.40% Series Due 2000              2/19/97 - Public Offering             $47,728           Rule 52










ITEM 3. (CONTINUED)


Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)
                                                                          (in thousands)
Kentucky Power Company:

  Senior Unsecured Notes Payable
    6.91% Series Due 2007              10/01/97 - Public Offering             47,587           Rule 52

Ohio Power Company:

  Senior Unsecured Notes Payable
    6.73% Series Due 2004              9/30/97 - Public Offering              47,632           Rule 52

  Junior Subordinated
    Deferrable Interest Debentures
      7.92% Series B Due 2027          3/18/97 - Public Offering              48,858           Rule 52



GUARANTEE:


At December 31, 1997, American Electric Power Company, Inc. had outstanding parental guaranties on behalf of AEP Communications, Inc. with First Union National Bank of North Carolina.  The net exposure under the guaranties at December 31, 1997 was approximately $2,750,000. Exemption Rule 34 (a) (1).

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)
AEP Resources, Inc.:

  Revolving Credit Agreement
    Libor Rate - Due 1999                        AEPR                $80,000              EXT             Rule 42

American Electric Power Service Corp:

  Mortgage Notes
    9%    Series D Due 1999                      AEPSC                 2,500              EXT             Rule 42
    9.60% Series E Due 2008                      AEPSC                 2,500              EXT             Rule 42


Appalachian Power Company:

  Cumulative Preferred Stock,
    No Par Value
      7.80% Series                               APCo                 50,233              EXT             Rule 42
      4-1/2% Series                              APCo                     72              EXT             Rule 42

  First Mortgage Bonds
    9.35%  Series Due 2021                       APCo                 43,250              EXT             Rule 42
    8.75%  Series Due 2022                       APCo                 13,081              EXT             Rule 42


Columbus Southern Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
      7.78% Series                               CSPCo                52,625              EXT             Rule 42

  First Mortgage Bonds
    6-1/4% Series Due 1997                       CSPCo                14,640              EXT             Rule 42

ITEM 4. (CONTINUED)
                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)

Indiana Michigan Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
       4-1/8% Series                             I&M                 $    27              EXT             Rule 42
       4.56% Series                              I&M                   1,130              EXT             Rule 42
       4.12% Series                              I&M                      12              EXT             Rule 42

  First Mortgage Bonds
    8.75% Series Due 2022                        I&M                  50,000              EXT             Rule 42


Ohio Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
      4-1/2% Series                             OPCo                      23              EXT             Rule 42

  First Mortgage Bonds
    6-1/2% Series Due 1997                      OPCo                  46,620              EXT             Rule 42
    8.75%  Series Due 2022                      OPCo                  50,000              EXT             Rule 42


Southern Ohio Coal Company:

  Notes Payable
    7.19% Due 1998                              SOCCo                 20,000              EXT             Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF
 DECEMBER 31, 1997.

1.   Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.
                   Aggregate Amount of Investments            Number of
Name of          in Persons (Entities), Operating in           Persons                     Description of
Company              Retail Service Area of Owner             (Entities)                 Persons (Entities)
  (1)                            (2)                             (3)                            (4)
                           (in thousands)
 APCo                          $  710                             8            Industrial Development Corporations

 AEPCLLC                        5,904                             2            Personal Communications Services Provider

 AEPINV                           601                             1            Economic Development Company

 I&M                               29                             1            Economic Development Company

 WPCo                              13                             1            Industrial Development Corporation

2.   Securities owned not included in 1 above.
Name of                             Nature of           Description         Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities      of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)              (5)            (6)           (7)
                                                                                                     (in thousands)
AEPINV   Intersource            Research &
         Technologies, Inc.     Technology Development  Common Stock       800,000          9.9         $11,500
                                                        Preferred Stock     95,000

AEPINV   EnviroTech Investment  Research &
         Fund I                 Technology Development  Limited Partner         *           9.9           1,303

AEP      Integrated Communica-  Development of
         tions System, Inc.     Demand Side Management  Common Stock        80,000          8.4            -


 * Limited Partnership Interests

ITEM 6. OFFICERS AND DIRECTORS OF AMERICAN ELECTRIC POWER SYSTEM

  Part I. (1&2) As of December 31, 1996:

     Officers and directors of American Electric Power Company, Inc. are listed on page 10. Officers and directors of Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation are listed on page 19. The officers and directors of all other AEP System companies are located in the table on pages 11 through 18.

                      LEGEND OF ABBREVIATIONS
               CB        Chairman of the Board
               VCB       Vice Chairman of the Board
               D         Director
               CEO       Chief Executive Officer
               P         President
               COO       Chief Operating Officer
               EVP       Executive Vice President
               SVP       Senior Vice President
               VP        Vice President
               C         Controller
               S         Secretary
               T         Treasurer
               GC        General Counsel

 Address Codes

(a) 1 Riverside Plaza, Columbus, OH
(b) 40 Franklin Road, Roanoke, VA
(c) 215 N. Front Street, Columbus, OH
(d) One Summit Square, Fort Wayne, IN
(e) 1701 Central Avenue, Ashland, KY
(f) One Cook Place, Bridgman, MI
(g) One Memorial Drive, Lancaster, OH
(h) Dayuan Zhuan Village, Pushan Town, Nanyang City, People's
    Republic of China
(k) Mary Street, P.O. Box 1043, George Town, Grand Cayman,
    Cayman Islands
(l) Les Cascades Building, Edith Carell Street, Port Louis, Mauritius
(m) 1105 North Market Street, Wilmington, DE

ITEM 6.  OFFICERS AND DIRECTORS
PART I as of December 31, 1997

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address        Code

1 Riverside Plaza
Columbus, OH   43215               (a)

40 Franklin Road
Roanoke, VA    24022               (b)

215 N. Front Street
Columbus, OH   43215               (c)

One Summit Square
Fort Wayne, IN 46801          (d)

One Memorial Drive
Lancaster, OH 43130                (e)

Dayuan Zhuan Village
Pushan Town, Nanyang City
People's Republic of China    (f)

Mary Street
George Town, Grand Cayman
Grand Cayman Island           (g)

Les Cascades Building
Edith Carell Street
Port Louis, Mauritius         (h)

1105 North Market Street
Wilmington, DE 19899          (i)

600 Bourke Street
Melbourne, Victoria 3000
Australia                     (j)

9 Cheapside, London, EC2V 6AD
Great Britain            (k)

P.O. Box B
Brilliant, OH 43913           (l)

301 Cleveland Ave., SW
Canton, OH 44702              (m)

225 South 15th Street
Philadelphia, PA 19102        (n)

Wetherby Road, Scarcroft,Leeds
LS14 3HS Great Britain        (o)

P.O. Box 309 George Town,
Grand Cayman, Cayman Islands
                         (p)
Herengracht 548,
1017 CG Amsterdam
The Netherlands               (q)

Suite 400, Deseret Building
Salt Lake City, UT 84111      (r)

1701 Central Avenue
Ashland, KY 41101             (s)


301 Virginia Street East
Charleston, WV 25301        (t)

P.O. Box 751
Wheeling, WV 26003          (u)

P.O. Box 389
New Haven, WV 25265         (v)

P.O. Box 468
Piketon, Ohio 45661         (w)

1225 17th Street, Suite 500
Denver, CO 80202            (x)

Position                      Code

Director                      D
Chairman of the Board         CB
Vice Chairman of the Board    VCB
President                     P
Chief Executive Officer       CEO
Chief Operating Officer       COO
Executive Vice President      EVP
Senior Vice President         SVP
Vice President                VP
Controller                    C
Secretary                     S
Treasurer                     T
General Counsel               GC
Managing Director             MD
Chief Financial Officer       CFO

The officer's or director's principal business address is the same as indicated in the Company heading unless another address is provided with the individual's name.

American Electric Power Company, Inc.
Name and Principal Address(a) Position

Peter  J. DeMaria           D,C
John P. DesBarres           D
32064 Pacifica Drive
Rancho Palos Verdes, CA 90275
E. Linn Draper, Jr.         D,CB,P,CEO
Robert M. Duncan            D
1397 Haddon Road
Columbus, OH 43209
Robert W. Fri          D
6001 Overlea Road
Bethesda, MD 20816
Lester A Hudson, Jr.        D
P.O. Box 8583
Greenville, SC 29604
Leonard J. Kujawa           D
133 Peachtree St.,NE
Atlanta, GA 30303
Gerald P. Maloney           D,VP,S
Angus E. Peyton             D
P.O. Box 226
Charleston, WV 25321
Donald G. Smith             D
P.O. Box 13948
Roanoke, VA 24038

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

American Electric Power Company, Inc.
(continued)
Name and Principal Address(a) Position

Linda Gillespie Stuntz      D
1201 Pennsylvania Ave.,NW
Washington, DC 20004
Kathryn D. Sullivan         D
795 Old Oak Trace
Columbus, OH 43235
Dr. Morris Tanenbaum        D
74 Falmouth Street
Short Hills, NJ 07078
Armando A. Pena             T

AEI (Loy Yang) Pty Ltd
Name and Principal Address(j) Position

Jeffrey James Bateson       D
147 Argyle Street
Kowloon, Hong Kong
Donald Boyd (a)             D
Paul Robert Rainey          D,S
Mark Rhys              D
10/F, Chi Who Commercial Blg
20 Saigon Street
Kowloon, Hong Kong

AEP Communications, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.     D,P
Peter J. DeMaria            D,VP,C
E. Linn Draper, Jr.         D,CB,CEO
Henry Fayne                 D
William J. Lhota            D,VP
Gerald P. Maloney           D,VCB
James J. Markowsky          D
David Mustine          VP
Peter R. Thomas             VP
Armando A. Pena             T
John F. DiLorenzo, Jr.      S

AEP Communications, LLC
Name and Principal Address(a) Position

Donald M. Clements, Jr.     D,P
Armando A. Pena             D,T
Peter R. Thomas             D,VP
Jeffrey D. Cross            S

AEP Energy Services, Inc.
Name and Principal Address(a) Position

Paul D. Addis          D,P
Peter J. DeMaria            D,C
E. Linn Draper, Jr.         D,CB,CEO
Henry Fayne                 D,VP
William J. Lhota            D
Gerald P. Maloney           D,VCB
James J. Markowsky          D
J. C. Baker                 SVP
Steven Lewis                SVP
5718 Westheimer
Houston, TX 77057
Eric J. van der Walde       SVP
Bruce H. Braine             VP
Joseph A. Curia, Jr.        VP
David B. Dunn          VP
Douglas K. Penrod           VP
Glenn Riepl                 VP
George Rooney          VP
Thomas J. Seeley            VP
Armando A. Pena             T
John F. DiLorenzo, Jr.      S

AEP Energy Services International, Limited
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D,S
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T

AEP Generating Company
Name and Principal Address(a) Position

Peter J. DeMaria            D,VP,C
E. Linn Draper, Jr.         D,P,CEO
Henry Fayne                 D
John R. Jones          D
William J. Lhota            D
Gerald P. Maloney           D,VP
James J. Markowsky          D,VP
Armando A. Pena             T
John F. DiLorenzo, Jr.      S

AEP Investments, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.     D,P
Peter J. DeMaria            D,VP,C
E. Linn Draper, Jr.         D,CB,CEO
Henry Fayne                 D
William J. Lhota            D,VP
Gerald P. Maloney           D,VCB
James J. Markowsky          D
David Mustine          SVP
Dennis A. Lantzy            VP
Jeffrey D. Cross            VP,GC
Armando A. Pena             T
John F. DiLorenzo, Jr.      S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

AEP Power Marketing, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.         CB,CEO
Gerald P. Maloney           D,VP
Peter J. DeMaria            C
Armando A. Pena             T
John F. DiLorenzo, Jr.      S

AEP Pushan Power, LDC
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D
Armando A. Pena (a)           D,VP,T
W.S. Walker & Co.             S

AEP Resources, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.     D,P
Peter J. DeMaria            D,VP,C
E. Linn Draper, Jr.         D,CB,CEO
Henry Fayne                 D
William J. Lhota            D
Gerald P. Maloney           D,VCB
James J. Markowsky          D
Donald E. Boyd         SVP
David Mustine          SVP
John R. Jones          VP
Dennis A. Lantzy            VP
James H. Sweeney            VP
Paul J. Wielgus             VP
Jeffrey D. Cross            VP,GC
Armando A. Pena             T
John F. DiLorenzo, Jr.      S

AEP Resources Australia Investments, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.     D,P
Jeffrey D. Cross            D,S
David Mustine          D,VP
Armando A. Pena             D,T
Peter J. DeMaria            C

AEP Resources Australia Pty. Ltd.
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D,CB
Jeffrey D. Cross (a)          D,S
David Mustine (a)             D
Armando A. Pena (a)           D
Mark A. Snape                 D,S
100 Walker Street
North Sydney 2060
Australia

AEP Resources Australia Ventures, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.     D,P
Jeffrey D. Cross            D,S
David Mustine          D,VP
Armando A. Pena             D,T
Peter J. DeMaria            C

AEP Resources Delaware, Inc.
Name and Principal Address(i) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
John A. Oscar, Jr.            D,S
Armando A. Pena (a)           D,T

AEP Resources International, Limited
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Peter J. DeMaria (a)          D,VP,C
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry Fayne (a)               D
William J. Lhota (a)          D
Gerald P. Maloney (a)         D,VCB
James J. Markowsky (a)        D
David Mustine (a)             SVP
John R. Jones (a)             VP
Jeffrey D. Cross (a)          VP,GC
Dennis A. Lantzy (a)          VP
Armando A. Pena (a)           VP,T
John F. DiLorenzo, Jr. (a)    S

AEP Resources Limited
Name and Principal Address(k) Position

Donald M. Clements, Jr. (a)   D
Jeffrey D. Cross (a)          D,S
David Mustine (a)             D
Armando A. Pena (a)           D,T

AEP Resources Mauritius Company
Name and Principal Address(h) Position

P.R. Sydney Bathfield       D
Donald M. Clements, Jr.(a)    D,P
Jeffrey D. Cross (a)        D
David Mustine (a)           D,VP
Armando A. Pena (a)         D,T
Ashraf Ramtoola             D
International Management
   (Mauritius) Ltd.         S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

AEP Resources Project Management Company, Ltd.
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T
W.S. Walker & Company         S

AEP Resources Service Company
Name and Principal Address(a) Position

Donald M. Clements, Jr.     D,P
Peter J. DeMaria            D,VP,C
E. Linn Draper, Jr.         D,CB,CEO
Henry Fayne                 D
William J. Lhota            D
Gerald P. Maloney           D,VCB
James J. Markowsky          D
Donald E. Boyd         SVP
David Mustine          SVP
Jeffrey D. Cross            VP,GC
Dennis A. Lantzy            VP
Armando A. Pena             T
John F. DiLorenzo, Jr.      S

AEPR Global Holland Holding B.V.
Name and Principal Address(q) Position

AEP Resources, Inc. (a)     MD

AEPR Global Investments B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr. (a)   MD
Jeffrey D. Cross (a)          MD
David Mustine (a)             MD
Armando A. Pena (a)           MD
Frans van der Meij, RA        MD
Herengracht 548
1000 AZ Amsterdam
The Netherlands
Frank Marie Lhoest            MD
Herengracht 548
1000 AZ Amsterdam
The Netherlands

AEPR Global Ventures B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr. (a)   MD
Jeffrey D. Cross (a)          MD
David Mustine (a)             MD
Armando A. Pena (a)           MD
Frans van der Meij, RA        MD
Herengracht 548
1000 AZ Amsterdam
The Netherlands
Frank Marie Lhoest            MD
Herengracht 548
1000 AZ Amsterdam
The Netherlands




American Electric Power Service Corporation
Name and Principal Address(a) Position

Paul D. Addis          D,EVP
Donald M. Clements, Jr.     D,EVP
Peter J. DeMaria            D,EVP
E. Linn Draper, Jr.         D,CB,P,CEO
Charles A. Ebetino,Jr.(e)        D,SVP
Henry Fayne                 D,SVP
Luke M. Feck                D,SVP
Eugene E. Fitzpatrick       D,EVP
One Cook Place
Bridgman, MI 49106
John R. Jones          D,SVP
William J. Lhota            D,EVP
R. M. Maliszewski           D,SVP
Gerald P. Maloney           D,EVP
James J. Markowsky          D,EVP
Michael F. Moore            D,SVP
Armando A. Pena             D,SVP,T
Rodney B. Plimpton          D,SVP
Andrew P. Varley            D,SVP
Joseph H. Vipperman         D,EVP
J. C. Baker                 VP
Bruce M. Barber             VP
Bruce A. Beam          VP
801 Pennsylvania Ave.
Washington DC 20004
David H. Crabtree           VP
John F. DiLorenzo, Jr.      VP,S
Carl A. Erikson             VP
Dale E. Heydlauff           VP
Marshall O. Julien          VP
W. Robert Kelley            VP
V. A. Lepore                VP
Hugh H. Lucas (e)           VP
Thomas R. McCaffrey         VP
J. K. McWilliams            VP
R. E. Munczinski            VP
Patrick M. O'Brien (e)      VP
Ron E. Prater          VP
Bruce A. Renz          VP
William L. Scott            VP
Peter Splawnyk         VP
Joseph A. Valentine         VP
3455 Mill Run Drive
Hilliard, OH 43026
Leonard V. Assante          C

Appalachian Power Company
Name and Principal Address(b) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Henry Fayne (a)             D
William J. Lhota (a)        D,P,COO
Gerald P. Maloney (a)       D,VP
James J. Markowsky  (a)     D,VP
Joseph H. Vipperman  (a)    D,VP
R. D. Carson, Jr.           VP
Dana E. Waldo (t)           VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

Australian Energy International Pty Ltd
Name and Principal Address(j) Position

Jeffrey James Bateson       D
147 Argyle Street
Kowloon, Hong Kong
Donald Boyd (a)             D
Paul Robert Rainey          D,S
Mark Rhys              D
10/F,Chi Who Commercial Blg.
20 Saigon Street
Kowloon, Hong Kong
Mark Snape                  D
100 Walker St
North Sydney 2060, Australia

Blackhawk Coal Company
Name and Principal Address(r) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Cardinal Operating Company
Name and Principal Address(l) Position

Anthony J. Ahern            D
6677 Busch Blvd.
Columbus, OH 43226
Richard K. Byrne            D,VP
6677 Busch Blvd.
Columbus, OH 43226
E. Linn Draper, Jr. (a)     D,P
John R. Jones (a)           D,VP
William J. Lhota (a)        D,VP
R. M. Maliszewski (a)       D
Steven K. Nelson            D
P.O. Box 280
Coshocton, OH 43812
James J. Markowsky (a)      D,VP
Samuel P. Riggle, Jr.       D,VP
6060 State Route 83
Millersburg, OH 44654
R. Dane Swinehart           D,VP
P.O. Box 250
Lancaster, OH 43130
Peter J. DeMaria (a)        C
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Cedar Coal Co.
Name and Principal Address(b) Position

Peter J. DeMaria (a)          D,VP,C
E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetineo, Jr.(e)   D,P,COO
William J. Lhota (a)          D
Gerald P. Maloney (a)         D,VP
James J. Markowsky (a)        D
Armando A. Pena (a)           T
John F. DiLorenzo, Jr. (a)    S

Central Appalachian Coal Company
Name and Principal Address(b) Position

Peter J. DeMaria (a)          D,VP,C
E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
William J. Lhota (a)          D
Gerald P. Maloney (a)         D,VP
James J. Markowsky (a)        D
Armando, A. Pena (a)          T
John F. DiLorenzo, Jr. (a)    S

Central Coal Company
Name and Principal Address(b) Position

Peter J. DeMaria (a)          D,VP,C
E. Linn Draper, Jr.(a)        D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
William J. Lhota (a)          D
Gerald P. Maloney (a)         D,VP
James J. Markowsky (a)        D
Armando A. Pena (a)           T
John F. DiLorenzo, Jr. (a)    S

Central Ohio Coal Company
Name and Principal Address(m) Position

Peter J. DeMaria (a)          D,VP,C
E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
William J. Lhota (a)          D
Gerald P. Maloney (a)         D,VP
James J. Markowsky (a)        D
Armando A. Pena (a)           T
John F. DiLorenzo, Jr. (a)    S

Central Operating Company
Name and Principal Address(v) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,P,CEO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Colomet, Inc.
Name and Principal Address(c) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,P,CEO
William J. Lhota (a)        D,VP
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D,VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

Columbus Southern Power Company
Name and Principal Address(c) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Henry Fayne (a)             D
William J. Lhota (a)        D,P,COO
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D,VP
Joseph H. Vipperman (a)     D,VP
Marsha P. Ryan (a)          VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Conesville Coal Preparation Company
Name and Principal Address(c) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Franklin Real Estate Company
Name and Principal Address(n) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,P,CEO
William J. Lhota (a)        D,VP
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D,VP
Bruce A. Renz (a)           VP
Joseph H. Vipperman (a)     VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Indiana Franklin Realty, Inc.
Name and Principal Address(d) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,P,CEO
William J. Lhota (a)        D,VP
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D,VP
Bruce A. Renz (a)           VP
Joseph H. Vipperman (a)     VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Indiana-Kentucky Electric Corporation
Name and Principal Address(w) Position

C. R. Boyle, III (d)        D
W. N. D'Onofrio (a)         D
E. Linn Draper, Jr. (a)     D,P
W. R. Holland          D
76 South Main Street
Akron, OH 44308
J. Gordon Hurst             D
20 NW Fourth Street
Evansville, IN 47741


Ronald G. Reherman          D
20 NW Fourth Street
Evansville, IN 47741
Peter J. Skrgic             D
800 Cabin Hill Drive
Greensburg, PA 15601
David L. Hart (a)           VP
David E. Jones         VP
Gerald P. Maloney (a)       VP
John D. Brodt          S,T

Indiana Michigan Power Company
Name and Principal Address(d) Position

Karl G. Boyd           D
C. R. Boyle, III            D,VP
G. A. Clark                 D
Peter J. DeMaria (a)        D,VP,C
W. N. D'Onofrio (a)         D
E. Linn Draper, Jr. (a)     D,CB,CEO
William J. Lhota (a)        D,P,COO
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D,VP
D. B. Synowiec         D
2791 N. U.S. Highway 231
Rockport, IN 46735
Joseph H. Vipperman (a)     D,VP
W. E. Walters          D
100 E. Wayne Steet
South Bend, IN 46601        D
E. H. Wittkamper            D
A. A. Blind                 VP
One Cook Place
Bridgman, MI 49106
Eugene E. Fitzpatrick       VP
One Cook Place
Bridgman, MI 49106
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Kentucky Power Company
Name and Principal Address(s) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
William J. Lhota (a)        D,P,COO
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D,VP
Joseph H. Vipperman (a)     D,VP
T. C. Mosher                VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Kingsport Power Company
Name and Principal Address(b) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Henry Fayne (a)             D
William J. Lhota (a)        D,P,COO
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Joseph H. Vipperman (a)     D,VP
R. D. Carson                VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

Nanyang General Light Electric Co., Ltd.
Name and Principal Address(f) Position

Donald E. Boyd (a)          D
Donald M. Clements,Jr.(a)        D,CB
Jeffrey D. Cross (a)        D,S
Bernard Hu                  D
2648 Durfee Ave., #B
El Monte, CA 91732
Dennis Lantzy (a)           D
David Mustine (a)           D
Armando A. Pena (a)         D
Lu Ming Tao                 D
Xu Xinglong                 D,VCB
Hao Zhengshan          D

Ohio Power Company
Name and Principal Address(m) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Henry Fayne (a)             D
William J. Lhota (a)        D,P,COO
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D,VP
Joseph H. Vipperman (a)     D,VP
Marsha P. Ryan (a)          VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Ohio Valley Electric Corporation
Name and Principal Address(w) Position

George W. Basinger          D
220 West Main Street
Louisville, KY 40202
E. Linn Draper, Jr. (a)     D,P
Murray R. Edelman           D
6200 Oak Tree Blvd.
Independence, OH 44313
Donald R. Feenstra          D
800 Cabin Hill Drive
Greensburg, PA 15601
Allen M. Hill          D
1065 Woodman Drive
Dayton, OH 45432
W. R. Holland          D
76 South Main Street
Akron, OH 44308
John R. Jones (a)           D
William J. Lhota (a)        D
James J. Markowsky (a)      D
Alan J. Noia           D
10435 Downsville Pike
Hagerstown, MD 21740
J. H. Randolph              D
139 East Fourth Street
Cincinnati, OH 45202
Ronald G. Reherman          D
20 NW Fourth Street
Evansville, IN 47741
Peter J. Skrgic             D
800 Cabin Hill Drive
Greensburg, PA 15601

Michael R. Whitley          D
One Quality Street
Lexington, KY 40507
David L. Hart (a)           VP
David E. Jones              VP
Gerald P. Maloney (a)       VP
John D. Brodt          S,T

Price River Coal Company, Inc.
Name and Principal Address(d) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Simco Inc.
Name and Principal Address(c) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Southern Appalachian Coal Company
Name and Principal Address(b) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Southern Ohio Coal Company
Name and Principal Address(m) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Charles A. Ebetino,Jr.(a)        D,P,COO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Lance G. Sogan         VP
P.O. BOX 490
Athens, OH 45701
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

West Virginia Power Company
Name and Principal Address(t) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,P,CEO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Wheeling Power Company
Name and Principal Address(u) Position
Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
William J. Lhota (a)        D,P,COO
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Joseph H. Vipperman (a)     D,VP
Dana E. Waldo (t)           VP
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Windsor Coal Company
Name and Principal Address(m) Position

Peter J. DeMaria (a)        D,VP,C
E. Linn Draper, Jr. (a)     D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
William J. Lhota (a)        D
Gerald P. Maloney (a)       D,VP
James J. Markowsky (a)      D
Armando A. Pena (a)         T
John F. DiLorenzo, Jr.(a)        S

Yorkshire Electricity Group plc
Name and Principal Address(o) Position

Wayne H. Brunetti (x)       D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr. (a)     D,CB
Graham J. Hall              D
Richard C. Kelly (x)        D
Teresa S. Madden (x)        D
Armando A. Pena (a)         D
Roger Dickinson             S

Yorkshire Holdings plc
Name and Principal Address(o) Position

Wayne H. Brunetti (x)       D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr.  (a)    D,CB
Richard C. Kelly (x)        D
Teresa S. Madden (x)        D
Armando A. Pena (a)         D
Jeffrey D. Cross (a)        S









Yorkshire Power Finance Limited
Name and Principal Address(p) Position

Roger Dickinson (o)         D
Andrew G. Donnelly (o)      D
Graham J. Hall (o)          D
Linda Martin                S


Yorkshire Power Group Limited
Name and Principal Address(o) Position

Wayne H. Brunetti (x)       D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr. (a)     D,CB
Richard C. Kelly (x)        D
Teresa S. Madden (x)        D
Armando A. Pena (a)         D,CFO
Jeffrey D. Cross (a)        S

  Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:

                                                    Position
                      Name and Location              Held in          Applicable
Name of Officer          of Financial               Financial         Exemption
  or Director                 Institution               Institution      Rule
      (1)                      (2)                     (3)                (4)

Robert M. Duncan  First Federal Savings and
                  Loan Association
                  Newark, Ohio                       Director            70(a)

L.A. Hudson, Jr.    American National Bankshares, Inc.
                  Danville, Virginia                 Director            70(a)
                    American National Bank & Trust Co.
                    Danville, Virginia                 Director            70(a)

W.J. Lhota        Huntington Bancshares, Inc.
                    Columbus, Ohio                        Director   70(c),(f)

A.E. Peyton       One Valley Bank, N.A.
                  Charleston, West Virginia          Director            70(a)
                  One Valley Bancorp of
                  West Virginia, Inc.
                  Charleston, West Virginia          Director            70(a)

Samuel P.           CSB Bancorp, Inc.
Riggle, Jr.       Millersburg, Ohio                  Director         70(c),(f)
                  Commercial & Saving Bank
                  Millersburg, Ohio                  Director         70(c),(f)

Donald G. Smith   First Union National Bank
                  of Virginia
                  Roanoke, Virginia                  Director            70(a)

R.D. Swinehart         Standing Stone National Bank
                  Lancaster, Ohio                    Director          70(c),(f)

Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:


(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table shows for 1997, 1996 and 1995 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of the AEP System at December 31, 1997.

                      Summary Compensation Table
                                                   Long-Term
                             Annual Compensation   Compensation     All Other
                             Salary       Bonus    Payouts         Compensation
Name                  Year    ($)        ($)(1)    LTIP Payouts
                                                     ($)(1)        ($)(2)


E. Linn Draper, Jr.   1997   720,000     327,744       951,132      31,620
                      1996   720,000     281,664       675,903      31,990
                      1995   685,000     236,325       334,851      30,790

Peter J. DeMaria      1997   385,000     153,345       391,793      21,570
                      1996   360,000     140,832       290,825      21,190
                      1995   330,000     113,850       143,829      20,050

G. P. Maloney         1997   385,000     153,345       391,793      21,570
                      1996   360,000     140,832       286,288      21,190
                      1995   330,000     113,850       141,582      20,060

William J. Lhota      1997   355,000     141,396       364,436      20,570
                      1996   320,000     125,184       263,114      19,690
                      1995   300,000     103,500       132,592      19,140

James J. Markowsky    1997   325,000     129,477       338,382      18,020
                      1996   303,000     118,534       254,535      19,480
                      1995   285,000      98,325       126,599      17,515

Notes to Summary Compensation Table
     (1) Amounts in the "Bonus" column reflect payments under the Senior Officer Annual Incentive Compensation Plan (and predecessor Management
      Incentive Compensation Plan) for performance measured for each of the years ended December 31, 1995, 1996 and 1997. Payments are made in March of the subsequent year. Amounts for 1997 are estimates but should not change significantly.
         Amounts in the "Long-Term Compensation" column reflect performance share unit targets earned under the Performance Share Incentive Plan (which became effective January 1, 1994) for the two-, three- and three-year performance periods ending December 31, 1995, 1996 and 1997, respectively. The two-year performance period was a transition performance period.
      (2) For 1997, includes (i) employer matching contributions under the AEP System Employees Savings Plan: Dr. Draper, $3,400; Mr. DeMaria, $3,306; Mr. Maloney, $4,800; Mr. Lhota, $4,800; and Dr. Markowsky, $3,250; (ii) employer matching contributions under the AEP System Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan:
      Dr. Draper, $18,200; Mr. DeMaria, $8,244; Mr. Maloney, $6,750;
      Mr. Lhota, $5,850; and Dr. Markowsky, $6,500; and (iii) subsidiary companies director fees: Dr. Draper and Messrs. DeMaria and Maloney, $10,020; Mr. Lhota, $9,920; and Dr. Markowsky, $8,270.



Compensation of Directors

    Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $23,000 for their services, an additional annual retainer of $3,000 for each Committee that they chair, a fee of $1,000 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,000 per day for any inspection trip or conference (except a trip or conference on the same day as a Board or Committee meeting).

    Deferred Compensation and Stock Plan.  The Deferred
Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in AEP Shares and/or units that are equivalent in value to AEP Shares ("Stock Units), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Shares are distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the AEP Shares on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock
Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Shares, or a combination of both, as elected by the director.

    Stock Unit Accumulation Plan.  The Stock Unit Accumulation
Plan for Non-Employee Directors awards 300 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board, and annually thereafter, up to a maximum of 3,000 Stock Units for each non-employee director. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units credited to a non-employee director's account as a result of the annual awards and dividend credits are forfeitable on a pro rata basis for each full month that service as a director is less than 60 months. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

    Insurance. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director (three-year premium was $15,750). The current policy will expire on September 1, 2000, and AEP expects to renew the coverage. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage (approximately $350 annually).

Directors of APCo, I&M and OPCo receive a fee of $100 for each meeting of the Board of Directors attended in addition to their salaries.

(b) OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of AEP Shares and stock-based units as of January 1, 1998 for all directors as of the date of this Joint Proxy Statement/Prospectus, all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of AEP Shares and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                SHARES OF AEP
                                COMMON STOCK
                                BENEFICIALLY        STOCK
NAME           DIRECTOR OF          OWNED (a)       UNITS(a)   TOTAL
K.G. Boyd      I&M               1,534(b)              81         1,615
C.R. Boyle,III I&M               3,702(b)             745         4,447
G.A. Clark     I&M               1,066(b)             106         1,172
P.J. DeMaria   AEP,APCo,I&M,OPCo 7,754(b)(c)(d)(e) 15,932        23,686
J.P. DesBarres AEP               5,000(d)             312         5,312
E.L. Draper,Jr.AEP,APCo,I&M,OPCo 7,373(b)(d)       62,857        70,230
R.M. Duncan    AEP               2,121              3,169         5,290
H.W. Fayne     APCo, OPCo        4,318(b)(d)        8,745        13,063
R.W. Fri       AEP               1,000                937         1,937
L.A. Hudson,Jr.AEP               1,853(e)           3,169         5,022
J.A. Kobyra    I&M               3,188(b)(d)          520         3,708
L. J. Kujawa   AEP                 300                697           997
W. J. Lhota    APCo,I&M,OPCo    15,056(b)(c)(d)    14,827        29,883
G. P. Maloney  AEP,APCo,I&M,OPCo 5,803(b)(c)(d)    12,715        18,518
J. J. MarkowskyAPCo,I&M,OPCo     5,126(b)(e)       12,417        17,543
A. E. Peyton   AEP               4,819(f)           3,549         8,368
D. G. Smith    AEP               2,000              1,258         3,258
L. G. Stuntz   AEP               1,500(d)           1,774         3,274
K.D. Sullivan  AEP                   -                304           304
M. Tanenbaum   AEP               1,433              2,839         4,272
D. B. Synowiec I&M                 993(b)             124         1,117
J. H. Vipperman APCo, I&M, OPCo  5,837(b)(d)        7,676        13,513
W. E. Walters  I&M               5,655(b)             317         5,972
E. H. Wittkamper I&M             2,983(b)             315         3,298

All directors & executive
officers of AEP
as a group (15 persons)        146,369(c)(g)      136,756       283,125

All directors & executive
officers of APCo as a
group (7 persons)              136,498(d)(g)      135,169       271,667

All directors & executive
officers of I&M as a
group (13 persons)             151,301(d)(g)      128,632       279,933

All directors & executive
officers of OPCo as a
group (7 persons)              136,498(d)(g)      135,169       271,667

Notes on Stock Ownership

 (a) This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors, Deferred
 Compensation and Stock Plan for Non-Employee Directors, Management
 Incentive Compensation Plan, Senior Officer Annual Incentive Compensation
 Plan and Performance Share Incentive Plan. Certain of these stock units are subject to forfeiture based on service as a director or length of employment.
 (b) Includes the following numbers of share equivalents held in the AEP Employees Savings Plan over which such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings
 Plan:

                           AEP EMPLOYEES
                           SAVINGS PLAN
          NAME                 (Share Equivalents)
          Mr. Boyd                        1,524
          Mr. Boyle                       3,702
          Mr. Clark                       1,066
          Mr. DeMaria            3,187
          Dr. Draper                      2,716
          Mr. Fayne                       3,838
          Mr. Kobyra                      2,380
          Mr. Lhota                     12,876
          Mr. Maloney            3,436
          Dr. Markowsky          5,074
          Mr. Synowiec             993
          Mr. Vipperman          5,142
          Mr. Walters                     5,655
          Mr. Wittkamper         1,653

          All directors and executive
          officers of AEP as a group    27,289

          All directors and executive
          officers of APCo as a group   36,269

          All directors and executive
          officers of I&M as a group    49,404

          All directors and executive
          officers of OPCo as a group   36,269

  (c) Does not include, for Messrs.. DeMaria, Lhota and Maloney, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. DeMaria, Lhota and Maloney share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

  (d) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DeMaria, 462; Mr. DesBarres, 5,000; Dr. Draper, 2,200; Mr. Fayne, 480; Mr. Kobyra, 808; Mr. Lhota, 2,180; Mr. Maloney, 2,367;
  Ms. Stuntz, 300; and Mr. Vipperman, 64 shares.

  (e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. DeMaria, 3,192; Mr. Hudson, 750; and Dr. Markowsky, 19.

  (f) Includes 1,500 shares over which Mr. Peyton shares voting and investment power which are held by trusts of which he is a trustee, but he disclaims beneficial ownership of 1,000 of such shares.


  (g) Represents less than 1% of the total number of shares outstanding.

     ___________

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and Section 17(a) of the 1935 Act require AEP's officers and directors to file initial reports of ownership and reports of changes in ownership of AEP Shares and other securities of AEP and its subsidiaries with the SEC and NYSE. Officers and directors are required by SEC regulations to furnish AEP copies of all reports they file. Based solely on AEP's review of the copies of such reports received and written representations from certain reporting persons, AEP notes that during 1997 Angus E. Peyton, a director, did not timely report the acquisition of 354 AEP Shares occurring in April 1997. He reported it in Feb ruary 1998.



(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

     None


(d) INDEBTEDNESS TO SYSTEM COMPANIES

     None

(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND
OTHER BENEFITS


            Long-Term Incentive Plans   Awards In 1997

Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of AEP Common Stock, pursuant to AEP's Performance Share Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Shares, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's TSR ranking, no performance share unit targets are earned unless AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or AEP Common Stock.

                                                          Estimated Future Payouts of
                                       Performance        Performance Share Units Under
                          Number of    Period Until       Non-Stock Price-Based Plan
                        Performance    Maturation         Threshold   Target    Maximum
         Name           Share Units    or Payout             (#)       (#)        (#)
E. L. Draper, Jr.             7,111    1997-1999            1,778      7,111    14,222
P. J. DeMaria                 3,327    1997-1999              832      3,327     6,654
G. P. Maloney                 3,327    1997-1999              832      3,327     6,654
W. J. Lhota                   3,068    1997-1999              767      3,068     6,136
J. J. Markowsky               2,809    1997-1999              702      2,809     5,618

                       Retirement Benefits

The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of AEP. The Retirement Plan is a noncontributory defined benefit plan.

The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.

                        Pension Plan Table
Highest Average                       Years of Accredited Service
Annual Earnings     15       20        25        30        35          40             45

  $  400,000  $ 93,660 $124,880  $156,100  $187,320  $218,500    $245,140       $271,740
     500,000   117,660  156,880   196,100   235,320   274,540     307,790        341,040
     600,000   141,660  188,880   236,100   283,320   330,540     370,440        410,340
     700,000   165,660  220,880   276,100   331,320   386,540     433,090        479,640
     900,000   213,660  284,880   356,100   427,320   498,540     558,390        618,240
   1,100,000   261,660  348,880   436,100   523,320   610,540     683,390        756,840
   1,300,000   309,660  412,880   516,100   619,320   722,540     808,990        895,440

The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 60 and 62 and further reduced 6% per year in the case of retirement between ages 55 and 60. If an employee retires after age 62, there is no reduction in the retirement annuity.

AEP maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan) awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1997, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows:
Dr. Draper, five years; Mr. DeMaria, 38 years; Mr. Maloney,
42 years; Mr. Lhota, 33 years; and Dr. Markowsky, 26 years.

Dr. Draper has a contract with AEP and AEP Service Corporation which provides him with a supplemental retirement annuity that credits him with 24 years of service in addition to his years of service credited under the Retirement Plan less his actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed Retirement Plan, a plan sponsored by his prior employer.

Fourteen AEP System employees (including Messrs. DeMaria, Maloney and Lhota and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 1998 of the executive officers named in the Summary Compensation Table, only Messrs. DeMaria and Maloney would be affected and their annual supplemental benefit would be $491 and $3,847, respectively.

AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming payments commencing at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                     1982 Program                         1986 Program
                             Annual Amount of                   Annual Amount of
              Annual         Supplemental        Annual         Supplemental
              Amount         Retirement          Amount         Retirement
              Deferred       Payment             Deferred       Payment
Name   (4-Year Period)   (15-Year Period)  (4-Year Period)   (15-Year Period)

P. J. DeMaria  $10,000       $52,000            $13,000         $53,300
G. P. Maloney   15,000        67,500             16,000          56,400

(f) RIGHTS TO INDEMNITY

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, CNA, Energy Insurance Mutual, The Federal Insurance Company and Great American Insurance Company, effective January 1, 1998 through December 31, 1998, and pays up to an aggregate amount of $150,000,000 on any one claim and in any one policy year. The total annual premium for the five policies is $1,274,413.

Fiduciary liability insurance provides coverage for American Electric Power System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974, as amended. This coverage, provided by The Federal Insurance Company Zurich Insurance Company and Executive Risk Indemnity, Inc., was renewed, effective July 1, 1997 through June 30, 2000, for a premium of $402,658. It provides $100,000,000 of aggregate coverage with a $500,000 deductible for each loss.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

      Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

          (1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.
                  - NONE

          (2)  Any citizens group or public relations counsel.

                        Calendar Year 1997

                                           Accounts Charged,
Name of Company and Name                         if any,
or Number of Recipients                       Per Books of
    or Beneficiaries          Purpose      Disbursing Company       Amounts
                                                                (in thousands)

APCo
  Coalition for Energy
    and Economic Revitalization  A         426 Other Income
                                                Deductions           $70


I&M
  Climate Council                A           "    "      "             7


A = Defray Expenses

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                       Calendar Year 1997

                          Company               Company                                                In Effect
     Nature of           Performing            Receiving                                Date of       On Dec. 31st
    Transactions          Service               Service             Compensation        Contract      (Yes or No)
        (1)                   (2)                  (3)                    (4)               (5)            (6)
                                                        (in thousands)
Machine Shop Services       APCo       System Operating Companies     $ 11,061          12/08/78          Yes
Racine Hydro Service        APCo                 OPCo                      124          12/08/78          Yes
Simulator Training Services APCo       System Operating Companies        1,018          12/12/87          Yes
Coal Mine Shutdown Costs    BHCCo                I&M                      (564)          1/01/82          Yes
Coal Mine Shutdown Costs    CeCCo                APCo                    4,519          12/01/76          Yes
Coal Mine Shutdown Costs    CACCo                APCo                      737           9/14/48          Yes
Coal Washing                CCPC                 CSPCo                   9,831          11/05/84          Yes
Coal                        COCCo                OPCo                   55,232           4/01/83          Yes
Barging Transportation      I&M        System Operating Companies       24,427           5/01/86          Yes
Coal Mine Shutdown Costs    SACCo                APCo                      663           3/01/78          Yes
Coal                        SOCCo                OPCo                  215,302           2/01/74          Yes
Coal Mine Shutdown Costs    SOCCo                OPCo                    3,190          10/01/72          Yes
Coal                        WCCo                 OPCo                   49,338           1/01/83          Yes
Coal Transportation         Simco                CCPC                      318           5/01/91          Yes

Transactions between AEP System companies pursuant to the Affiliated Transactions Agreement dated December 31, 1996 are reported in Exhibit F of this U5S.
________________________

Part II.  Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities. - NONE.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services. - NONE.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

    Part I.

(a) Nanyang General Light Electric Co., Ltd. (NGLE) was formed as a 70% owned subsidiary by AEP Resources, Inc. through its AEP Resources International, Ltd. and AEP Resources Project Management Company, Ltd. subsidiaries who own AEP Pushan Power, LDC, (Pushan) NGLE's 70% parent on November 14, 1996. NGLE is domiciled in the People's Republic of China and its business address is Dayuan Zhaun Village, Pushan Town, Nanyang City, People's Republic of China. At December 31, 1997, the Company had invested $60.8 million in the construction of a two unit generating facility. The total cost of the facility is estimated to be $190 million.

     In April 1997 AEP Resources, Inc. and New Century Energies, Inc. through an equally owned joint venture, Yorkshire Power Group Limited, acquired all of the outstanding shares of Yorkshire Electricity Group plc, (Yorkshire) an electric distribution company in the United Kingdom. The business address of Yorkshire is Wetherby Road, Scarcroft, Leeds LS14 3HS, Great Britain. Yorkshire is one of twelve regional electricity companies in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. Yorkshire's two principal businesses are the "distribution business" and the "supply business". Yorkshire's distribution business consists of the distribution of electricity to approximately two million residential, commercial and industrial customers in its franchise area. Yorkshire's supply business consists of the purchase and supply of electricity primarily to customers within the franchise area. Yorkshire owns, manages and operates the electricity distribution network within the franchise area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users connected to Yorkshire's distribution network. Since the distribution business is substantially a regulated monopoly, virtually all electricity supplied (whether by Yorkshire's supply business or by any other suppliers) to consumers within the franchise area is transported through Yorkshire's distribution network. Yorkshire also conducts ancillary business activities apart from the distribution and supply businesses that are not subject to price regulation, such as owning an interest in an off-shore gas field, supplying gas in the competitive market and holding interests in power generation. AEP Resources, Inc.'s 50% interest is recorded using the equity method of accounting.

(b) NGLE has registered capital. Pushan owns 70% of the registered capital and 30% is owned by two unaffiliated companies. Pushan contributed $13,753,000 for its 70% interest through the end of 1997. AEP
     Resources Delaware, Inc., another AEP Resources, Inc.
     subsidiary, had loaned $27,764,000 to NGLE at December 31, 1997.
     AEP Resources, Inc. had contributed $362,983,000 to Yorkshire Power
     Group Limited for its 50% interest in Yorkshire through December 31, 1997.

(c)  NGLE's debt to common equity ratio was 2.1 to 1 at December 31, 1997.
     A net loss of $16,000 was recorded by NGLE for the year ended December
     31, 1997.  Yorkshire Power Group Limited's debt to common equity ratio was
     1.3 to 1 at December 31, 1997. It reported a net loss of $151,237,000 including an extraordinary loss of $218,838,000 for the nine months ended December 31, 1997.

(d) NGLE has a consulting services contract with AEP Resources Service Company where they will advise NGLE on construction, engineering, start up and personnel issues related to its generating facility which is under construction. NGLE will pay $1,000,000 under the contract.

    Part II.

         See Exhibit's H and I

    Part III.

    American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $404,744,000 which is 8.8% of its investment in domestic public utility subsidiary companies. American Electric Power Company, Inc. had no investment in EWG's at December 31, 1997.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                     Section and
  FINANCIAL STATEMENTS                                 Page No.

    Consent of Independent Public Accountants            A-1

    Consolidating Statements of Income               B-1 to B-6

    Consolidating Balance Sheets
      Assets                                         B-7 to B-13
      Capitalization and Liabilities                 B-14 to B-20

    Consolidating Statements of Cash Flows           B-21 to B-27

    Consolidating Statements of Retained Earnings    B-28 to B-34

    Note to Consolidating Financial Statements            C-1

    Financial Statements of Subsidiaries
      Not Consolidated:

      CdOCo                                          D-1 to D-3
      IKEC                                           D-4 to D-6
      OVEC                                           D-7 to D-10
      Yorkshire Power Group                          D-11 to D-13

   EXHIBITS

    Exhibit A                                             E

    Exhibit B & C                                         **

    Exhibit D                                             **

    Exhibit E                                             **

    Exhibit F                                             **

    Exhibit G                                             **

    Exhibit H                                             **

    Exhibit I                                             ***

    Exhibit 27                                            **




 * Omitted pursuant to Securities and Exchange Commission Release No. 35-24295. ** These Exhibits are included only the in copy filed with the Securities and
    Exchange Commission.
*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

                    INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 1997, of our reports dated February 24, 1998 on the consolidated financial statements of American Electric Power Company, Inc. and subsidiaries and of certain of its subsidiaries (AEP Generating Company, Appalachian Power Company and subsidiaries, Columbus Southern Power Company and subsidiaries, Indiana Michigan Power Company and subsidiaries, Kentucky Power Company, and Ohio Power Company and subsidiaries), incorporated by reference in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of American Electric Power Company, Inc. and its subsidiaries and of certain of its subsidiaries for the year ended December 31, 1997.



/s/ Deloitte & Touche llp

Deloitte & Touche llp


Columbus, Ohio
April 30, 1998
                                      A-1

    AMERICAN ELECTRIC POWER COMPANY, INC.
          AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
        Year Ended December 31, 1997
   (in thousands, except per share amount)
                                                         JOURNAL      ELIMINATIONS
                                               AEP        ENTRY          AND        COMBINED                 APCo
                                           CONSOLIDATED  NUMBERS      ADJUSTMENTS    TOTAL       AEP     CONSOLIDATED
                                           ------------  -------     -------------  --------   -------  -------------
Operating Revenues                          $6,161,368   1,2,4,8    ($1,280,504)   $7,441,872              $1,720,010
Equity of American Electric Power Company,
  Inc. in Earnings of Subsidiaries                          3          (518,252)      518,252  $518,252
      Total                                  6,161,368               (1,798,756)    7,960,124   518,252     1,720,010

Operating Expenses:
  Fuel                                       1,627,066     1,9             (576)    1,627,642                 403,777
  Purchased Power                              416,266      1          (801,741)    1,218,007                 403,009
  Other Operation                            1,227,368  1,2,4,8,9      (443,086)    1,670,454     5,506       246,785
  Maintenance                                  483,268     4,8           (8,058)      491,326                 112,873
  Depreciation and Amortization                591,071     8,9           (4,008)      595,079                 137,670
  Taxes Other Than Federal Income Taxes        490,595    4,8,9         (20,166)      510,761       117       116,590
  Federal Income Taxes                         341,280    4,7,9           1,242       340,038                  59,312
      Total Operating Expenses               5,176,914               (1,276,393)    6,453,307     5,623     1,480,016

Operating Income (Loss)                        984,454                 (522,363)    1,506,817   512,629       239,994

Nonoperating Income (Loss):
  Other Nonoperating Income (Loss)              59,572   2-6,8,9          3,087        56,485       947          (222)
      Total Nonoperating Income (Loss)          59,572                    3,087        56,485       947          (222)

Income (Loss) Before Interest Charges and
  Preferred Dividends                        1,044,026                 (519,276)    1,563,302   513,576       239,772

Interest Charges (net)                         405,815      9                 1       405,814     2,615       119,258

Preferred Stock Dividend Requirements
  of Subsidiaries                               17,831                                 17,831                   7,006

Income Before Extraordinary Item               620,380                 (519,277)    1,139,657   510,961       113,508

Extraordinary Loss - UK Windfall Tax           109,419                                109,419

Net Income (Loss)                             $510,961                ($519,277)   $1,030,238  $510,961      $113,508

Average Number of Shares Outstanding           189,039

Earnings Per Share                               $2.70

See Note to Consolidating Financial
  Statements on Page C-1.

    AMERICAN ELECTRIC POWER COMPANY, INC.
          AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
        Year Ended December 31, 1997
   (in thousands, except per share amount)

                                               CSPCo         I&M                                 OPCo
                                           CONSOLIDATED CONSOLIDATED     KEPCo      KGPCo    CONSOLIDATED   WPCo
                                           ------------ ------------- ----------   --------  ------------ --------
Operating Revenues                           $1,139,604   $1,391,917    $359,543     $79,922  $1,965,818   $85,297
Equity of American Electric Power Company,
  Inc. in Earnings of Subsidiaries
      Total                                   1,139,604    1,391,917     359,543      79,922   1,965,818    85,297

Operating Expenses:
  Fuel                                          180,086      226,402      77,051                 642,135
  Purchased Power                               221,064      217,460     113,938      57,931     145,861    58,744
  Other Operation                               180,663      334,115      51,544       8,533     322,088     9,369
  Maintenance                                    66,956      117,780      24,417       1,982     143,831     3,021
  Depreciation and Amortization                 106,469      152,683      26,474       2,582     140,807     2,774
  Taxes Other Than Federal Income Taxes         117,519       64,945       9,397       3,937     168,480     5,599
  Federal Income Taxes                           71,720       70,744       9,866         825     126,223     1,362
      Total Operating Expenses                  944,477    1,184,129     312,687      75,790   1,689,425    80,869

Operating Income (Loss)                         195,127      207,788      46,856       4,132     276,393     4,428

Nonoperating Income (Loss):
  Other Nonoperating Income (Loss)                3,137        4,415        (464)        594      14,822      (255)
      Total Nonoperating Income (Loss)            3,137        4,415        (464)        594      14,822      (255)

Income (Loss) Before Interest Charges and
  Preferred Dividends                           198,264      212,203      46,392       4,726     291,215     4,173

Interest Charges (net)                           78,885       65,463      25,646       2,711      82,526     1,982

Preferred Stock Dividend Requirements
  of Subsidiaries                                 2,442        5,736                               2,647

Income Before Extraordinary Item                116,937      141,004      20,746       2,015     206,042     2,191

Extraordinary Loss - UK Windfall Tax

Net Income (Loss)                              $116,937     $141,004     $20,746      $2,015    $206,042    $2,191

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
  Statements on Page C-1.

    AMERICAN ELECTRIC POWER COMPANY, INC.
          AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
        Year Ended December 31, 1997
   (in thousands, except per share amount)

                                                                         AEPR                         AEPC
                                           AEPRESCo    AEGCo   AEPINV  CONSOL.    AEPES    AEPSC    CONSOL.   CCCo    COpCo
                                           --------  --------   ------------------------  -------- ----------------- -------
Operating Revenues                               $0   $227,868     $0        $0       $0  $456,470        $0         $15,423
Equity of American Electric Power Company,
  Inc. in Earnings of Subsidiaries
      Total                                       0    227,868      0         0        0   456,470         0     $0   15,423

Operating Expenses:
  Fuel                                                  98,191
  Purchased Power                                            0
  Other Operation                                       79,789                             421,969                    10,093
  Maintenance                                           12,408                               3,356                     4,702
  Depreciation and Amortization                         21,614                               4,006
  Taxes Other Than Federal Income Taxes                  3,542                              19,744                       891
  Federal Income Taxes                                   3,284                              (3,082)                     (216)
      Total Operating Expenses                    0    218,828      0         0        0   445,993         0      0   15,470

Operating Income (Loss)                           0      9,040      0         0        0    10,477         0      0      (47)

Nonoperating Income (Loss):
  Other Nonoperating Income (Loss)              694      3,603    (34)   44,016   (8,646)   (3,100)   (3,069)             47
      Total Nonoperating Income (Loss)          694      3,603    (34)   44,016   (8,646)   (3,100)   (3,069)     0       47

Income (Loss) Before Interest Charges and
  Preferred Dividends                           694     12,643    (34)   44,016   (8,646)    7,377    (3,069)     0        0

Interest Charges (net)                           19      3,857           14,891      347     7,377       237

Preferred Stock Dividend Requirements
  of Subsidiaries

Income Before Extraordinary Item                675      8,786    (34)   29,125   (8,993)        0    (3,306)     0        0

Extraordinary Loss - UK Windfall Tax                                    109,419

Net Income (Loss)                              $675     $8,786   ($34) ($80,294) ($8,993)       $0   ($3,306)    $0       $0

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
  Statements on Page C-1.

    AMERICAN ELECTRIC POWER COMPANY, INC.
          AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
        Year Ended December 31, 1997
   (in thousands, except per share amount)


                                           FRECo  IFRI AEPPM
                                            ---------- -----
Operating Revenues
Equity of American Electric Power Company,
  Inc. in Earnings of Subsidiaries
      Total                                   $0    $0    $0

Operating Expenses:
  Fuel
  Purchased Power
  Other Operation
  Maintenance
  Depreciation and Amortization
  Taxes Other Than Federal Income Taxes
  Federal Income Taxes
      Total Operating Expenses                 0     0     0

Operating Income (Loss)                        0     0     0

Nonoperating Income (Loss):
  Other Nonoperating Income (Loss)
      Total Nonoperating Income (Loss)         0     0     0

Income (Loss) Before Interest Charges and
  Preferred Dividends                          0     0     0

Interest Charges (net)

Preferred Stock Dividend Requirements
  of Subsidiaries

Income Before Extraordinary Item               0     0     0

Extraordinary Loss - UK Windfall Tax

Net Income (Loss)                             $0    $0    $0

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
  Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)

                                                         JOURNAL    ELIMINATIONS
                                                APCo      ENTRY         AND        COMBINED
                                            CONSOLIDATED NUMBERS     ADJUSTMENTS    TOTAL        APCo

Operating Revenues                           $1,720,010                     $0    $1,720,010  $1,720,010

Operating Expenses:
  Fuel                                          403,777                              403,777     403,777
  Purchased Power                               403,009                              403,009     403,009
  Other Operation                               246,785                              246,785     246,785
  Maintenance                                   112,873                              112,873     112,873
  Depreciation and Amortization                 137,670                              137,670     137,670
  Taxes Other Than Federal Income Taxes         116,590                              116,590     116,590
  Federal Income Taxes                           59,312                               59,312      59,312
      Total Operating Expenses                1,480,016                      0     1,480,016   1,480,016

Operating Income                                239,994                      0       239,994     239,994

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies          0     10          (1,140)        1,140       1,140
  Other Nonoperating Income (Loss)                 (222)                                (222)     (1,362)
      Total Nonoperating Income (Loss)             (222)                (1,140)          918        (222)

Income (Loss) Before Interest Charges and
  Preferred Dividends                           239,772                 (1,140)      240,912     239,772

Interest Charges (net)                          119,258                              119,258     119,258

Preferred Stock Dividend Requirements             7,006                                7,006       7,006

Earnings (Loss) Applicable to Common Stock     $113,508                ($1,140)     $114,648    $113,508

See Note to Consolidating Financial
  Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
      CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)



                                              CeCCo   CACCo   SACCo   WVPCo

Operating Revenues

Operating Expenses:
  Fuel
  Purchased Power
  Other Operation
  Maintenance
  Depreciation and Amortization
  Taxes Other Than Federal Income Taxes
  Federal Income Taxes
      Total Operating Expenses                    $0      $0      $0     $0

Operating Income                                   0       0       0      0

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income (Loss)               450      81     603      6
      Total Nonoperating Income (Loss)           450      81     603      6

Income (Loss) Before Interest Charges and
  Preferred Dividends                            450      81     603      6

Interest Charges (net)

Preferred Stock Dividend Requirements

Earnings (Loss) Applicable to Common Stock      $450     $81    $603     $6

See Note to Consolidating Financial
  Statements on Page C-1.

  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)

                                                           JOURNAL  ELIMINATIONS
                                                CSPCo       ENTRY       AND       COMBINED
                                             CONSOLIDATED  NUMBERS   ADJUSTMENTS    TOTAL      CSPCo
Operating Revenues                            $1,139,604     11       ($10,149)  $1,149,753 $1,139,604

Operating Expenses:
  Fuel                                           180,086     11           (291)     180,377    180,377
  Purchased Power                                221,064                            221,064    221,064
  Other Operation                                180,663     11         (7,974)     188,637    180,663
  Maintenance                                     66,956     11         (1,463)      68,419     66,956
  Depreciation and Amortization                  106,469     11           (129)     106,598    106,469
  Taxes Other Than Federal Income Taxes          117,519     11           (292)     117,811    117,518
  Federal Income Taxes                            71,720                     0       71,720     71,611
      Total Operating Expenses                   944,477               (10,149)     954,626    944,658

Operating Income                                 195,127                     0      195,127    194,946

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies           0     12           (260)         260        260
  Other Nonoperating Income (Loss)                 3,137                              3,137      3,058
      Total Nonoperating Income (Loss)             3,137                  (260)       3,397      3,318

Income Before Interest Charges and
  Preferred Dividends                            198,264                  (260)     198,524    198,264

Interest Charges (net)                            78,885                             78,885     78,885

Preferred Stock Dividend Requirements              2,442                              2,442      2,442

Earnings Applicable to Common Stock             $116,937                 ($260)    $117,197   $116,937

See Note to Consolidating Financial
  Statements on Page C-1.

  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)



                                               COLM    CCPC     Simco
Operating Revenues                                    $9,831     $318

Operating Expenses:
  Fuel
  Purchased Power
  Other Operation                                      7,970        4
  Maintenance                                          1,463
  Depreciation and Amortization                           27      102
  Taxes Other Than Federal Income Taxes                  257       36
  Federal Income Taxes                                    53       56
      Total Operating Expenses                    $0   9,770      198

Operating Income                                   0      61      120

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income (Loss)                70       9        0
      Total Nonoperating Income (Loss)            70       9        0

Income Before Interest Charges and
  Preferred Dividends                             70      70      120

Interest Charges (net)

Preferred Stock Dividend Requirements

Earnings Applicable to Common Stock              $70     $70     $120

See Note to Consolidating Financial
  Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)

                                                          JOURNAL  ELIMINATIONS
                                                 I&M       ENTRY        AND       COMBINED
                                             CONSOLIDATED  NUMBER  ADJUSTMENTS     TOTAL        I&M
Operating Revenues                            $1,391,917                         $1,391,917  $1,391,917

Operating Expenses:
  Fuel                                           226,402                            226,402     226,402
  Purchased Power                                217,460                            217,460     217,460
  Other Operation                                334,115                            334,115     334,115
  Maintenance                                    117,780                            117,780     117,780
  Depreciation and Amortization                  152,683                            152,683     152,683
  Taxes Other Than Federal Income Taxes           64,945                             64,945      64,945
  Federal Income Taxes                            70,744                             70,744      70,744
      Total Operating Expenses                 1,184,129                          1,184,129   1,184,129

Operating Income                                 207,788                            207,788     207,788

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies           0     13          ($726)         726         726
  Other Nonoperating Income                        4,415                              4,415       3,689
    Total Nonoperating Income                      4,415                  (726)       5,141       4,415

Income Before Interest Charges and
  Preferred Dividends                            212,203                  (726)     212,929     212,203

Interest Charges (net)                            65,463                             65,463      65,463

Preferred Stock Dividend Requirements              5,736                              5,736       5,736

Earnings Applicable to Common Stock             $141,004                 ($726)    $141,730    $141,004

See Note to Consolidating Financial
  Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)



                                               BHCCo     PRCCo
Operating Revenues

Operating Expenses:
  Fuel
  Purchased Power
  Other Operation
  Maintenance
  Depreciation and Amortization
  Taxes Other Than Federal Income Taxes
  Federal Income Taxes
      Total Operating Expenses                      $0       $0

Operating Income                                     0        0

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income                        726
    Total Nonoperating Income                      726        0

Income Before Interest Charges and
  Preferred Dividends                              726        0

Interest Charges (net)

Preferred Stock Dividend Requirements

Earnings Applicable to Common Stock               $726       $0

See Note to Consolidating Financial
  Statements on Page C-1.

  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)
                                                           JOURNAL      ELIMINATIONS
                                                 OPCo       ENTRY            AND       COMBINED
                                             CONSOLIDATED  NUMBERS       ADJUSTMENTS    TOTAL        OPCo

Operating Revenues                            $1,965,818 14,15,16,20       ($362,117) $2,327,935  $1,975,291

Operating Expenses:
  Fuel                                           642,135 14,15,16,19         (24,746)    666,881     666,881
  Purchased Power                                145,861                                 145,861     145,861
  Other Operation                                322,088      14            (215,240)    537,328     322,089
  Maintenance                                    143,831      14             (69,806)    213,637     143,831
  Depreciation and Amortization                  140,807      14             (31,379)    172,186     140,807
  Taxes Other Than Federal Income Taxes          168,480      14             (23,406)    191,886     168,480
  Federal Income Taxes                           126,223    18,20                 15     126,208     119,186
      Total Operating Expenses                 1,689,425                    (364,562)  2,053,987   1,707,135

Operating Income                                 276,393                       2,445     273,948     268,156

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies           0      17              (5,455)      5,455       5,455
  Other Nonoperating Income (Loss)                14,822   18,19,20           (2,480)     17,302      13,352
      Total Nonoperating Income                   14,822                      (7,935)     22,757      18,807

Income Before Interest Charges and
  Preferred Dividends                            291,215                      (5,490)    296,705     286,963

Interest Charges (net)                            82,526      18                 (35)     82,561      78,274

Preferred Stock Dividend Requirements              2,647                                   2,647       2,647

Earnings Applicable to Common Stock             $206,042                     ($5,455)   $211,497    $206,042

See Note to Consolidating Financial
  Statements on Page C-1.

  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1997
                (in thousands)


                                                COCCo     SOCCo      WCCo

Operating Revenues                              $66,279  $217,810   $68,555

Operating Expenses:
  Fuel
  Purchased Power
  Other Operation                                53,598   121,304    40,337
  Maintenance                                    10,097    43,705    16,004
  Depreciation and Amortization                   3,771    23,167     4,441
  Taxes Other Than Federal Income Taxes           3,080    14,135     6,191
  Federal Income Taxes                             (388)    6,779       631
      Total Operating Expenses                   70,158   209,090    67,604

Operating Income                                 (3,879)    8,720       951

Nonoperating Income:
  Equity in Earnings of Subsidiary Companies
  Other Nonoperating Income (Loss)                3,879      (152)      223
      Total Nonoperating Income                   3,879      (152)      223

Income Before Interest Charges and
  Preferred Dividends                                 0     8,568     1,174

Interest Charges (net)                                      4,273        14

Preferred Stock Dividend Requirements

Earnings Applicable to Common Stock                  $0    $4,295    $1,160

See Note to Consolidating Financial
  Statements on Page C-1.

         AMERICAN ELECTRIC POWER COMPANY, INC.
                AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   DECEMBER 31, 1997
                    (in thousands)                                   JOURNAL  ELIMINATIONS
                                                           AEP        ENTRY        AND       COMBINED
                                                      CONSOLIDATED   NUMBERS   ADJUSTMENTS     TOTAL        AEP

ASSETS
Electric Utility Plant:
  Production                                             $9,493,158                          $9,493,158
  Transmission                                            3,501,580                          $3,501,580
  Distribution                                            4,654,234                          $4,654,234
  General(including mining assets and nuclear fuel)       1,604,671                          $1,604,671
  Construction Work In Progress                             342,842                            $342,842
          Total Electric Utility Plant                   19,596,485                      0  $19,596,485          $0

  Accumulated  Depreciation and Amortization             (7,963,636)    5               (1) ($7,963,635)

          Net Electric Utility Plant                     11,632,849                     (1) $11,632,850           0

Other Property and Investments                            1,358,810    1,6      (4,674,256)  $6,033,066   4,714,324

Current Assets:
  Cash and Cash Equivalents                                  91,481    2,5             442      $91,039         644
  Accounts Receivable:
    Customers                                               559,203     5                1     $559,202
    Affiliated Companies                                          0     2         (230,150)    $230,150         446
    Miscellaneous                                           115,075    2,5          12,777     $102,298           7
    Allowance for Uncollectible Accounts                     (6,760)    5               (1)     ($6,759)
  Fuel -  at average cost                                   224,967                            $224,967
  Materials and Supplies - at average cost                  263,613     5                1     $263,612
  Accrued Utility Revenues                                  189,191     5               (1)    $189,192
  Prepayments and Other                                      81,366     5               (1)     $81,367          68
          Total Current Assets                            1,518,136               (216,932)   1,735,068       1,165

Regulatory Assets                                         1,817,540     3            7,178   $1,810,362         (50)

Deferred Charges                                            288,011   2,4,5         (3,209)    $291,220      23,785

            Total                                       $16,615,346            ($4,887,220) $21,502,566  $4,739,224

See Note to Consolidating Financial
  Statements on Page C-1.

         AMERICAN ELECTRIC POWER COMPANY, INC.
                AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   DECEMBER 31, 1997
                    (in thousands)
                                                          APCo          CSPCo           I&M
                                                      CONSOLIDATED   CONSOLIDATED  CONSOLIDATED      KEPCo          KGPCo

ASSETS

Electric Utility Plant:
  Production                                             $1,942,325    $1,521,381     $2,545,484     $249,184
  Transmission                                            1,079,919       336,446        908,736      303,456      $12,996
  Distribution                                            1,583,161       926,178        737,902      350,793       65,255
  General(including mining assets and nuclear fuel)         207,380       138,041        233,888       71,462        4,684
  Construction Work In Progress                              88,261        54,064         88,487       32,060        1,456

          Total Electric Utility Plant                    4,901,046     2,976,110      4,514,497    1,006,955       84,391

  Accumulated  Depreciation and Amortization             (1,869,057)   (1,074,588)    (1,973,937)    (296,318)     (27,824)

          Net Electric Utility Plant                      3,031,989     1,901,522      2,540,560      710,637       56,567

Other Property and Investments                               35,467        33,653        722,618        6,591          288

Current Assets:
  Cash and Cash Equivalents                                   6,947        12,626          5,860        1,381          763
  Accounts Receivable:
    Customers                                               129,924        87,357        107,087       24,127        5,803
    Affiliated Companies                                     24,502        12,317         15,662        1,722       10,274
    Miscellaneous                                            10,231        12,353         14,561        3,276        1,267
    Allowance for Uncollectible Accounts                     (1,333)       (1,058)        (1,188)        (525)         (72)
  Fuel -  at average cost                                    47,901        19,549         17,182       10,685
  Materials and Supplies - at average cost                   57,359        27,628         78,701       14,054          547
  Accrued Utility Revenues                                   51,208        51,765         30,521       12,981        3,793
  Prepayments and Other                                       6,037        29,979          4,685        1,538        1,058
          Total Current Assets                              332,776       252,516        273,071       69,239       23,433

Regulatory Assets                                           441,223       359,481        400,489       90,045        5,598

Deferred Charges                                             41,975        66,688         31,060       10,159            3

            Total                                        $3,883,430    $2,613,860     $3,967,798     $886,671      $85,889

See Note to Consolidating Financial
   Statements on Page C-1.

         AMERICAN ELECTRIC POWER COMPANY, INC.
                AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   DECEMBER 31, 1997
                    (in thousands)
                                                          OPCo                                                          AEPR
                                                      CONSOLIDATED       WPCo     AEPRESC        AEGCo     AEPINV   CONSOLIDATED

ASSETS
Electric Utility Plant:
  Production                                            $2,606,981                              $627,803
  Transmission                                             837,953      $22,074
  Distribution                                             927,239       63,706
  General (including mining assets and nuclear fuel)       709,475        7,450                    3,137
  Construction Work In Progress                             74,149        1,855                    2,510
          Total Electric Utility Plant                   5,155,797       95,085          $0      633,450        $0            $0

  Accumulated  Depreciation and Amortization            (2,349,995)     (37,355)                (257,191)

          Net Electric Utility Plant                     2,805,802       57,730           0      376,259         0             0

Other Property and Investments                             113,925        2,951          25            6     1,904       350,364

Current Assets:
  Cash and Cash Equivalents                                 44,203          197       8,757          237        90         6,753
  Accounts Receivable:
    Customers                                              196,982        7,922
    Affiliated Companies                                    55,597          792         178       20,370
    Miscellaneous                                           43,594          644         650          340                      52
    Allowance for Uncollectible Accounts                    (2,501)         (82)
  Fuel -  at average cost                                  119,543                                10,107
  Materials and Supplies - at average cost                  80,853          148                    4,246
  Accrued Utility Revenues                                  37,586        1,338
  Prepayments and Other                                     36,611          213          12          368                     264
          Total Current Assets                             612,468       11,172       9,597       35,668        90         7,069

Regulatory Assets                                          523,891       13,955                  (25,736)

Deferred Charges                                           107,116        1,568          46        1,486                      37

            Total                                       $4,163,202      $87,376      $9,668     $387,683    $1,994      $357,470

See Note to Consolidating Financial
   Statements on Page C-1.

         AMERICAN ELECTRIC POWER COMPANY, INC.
                AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   DECEMBER 31, 1997
                    (in thousands)
                                                                            AEPC
                                                       AEPES       AEPSC   CONSOL.     CCCo     COpCo     FRECo     IFRI    AEPPM

ASSETS
Electric Utility Plant:
  Production
  Transmission
  Distribution
  General (including mining assets and nuclear fuel)             $229,154
  Construction Work In Progress
          Total Electric Utility Plant                      $0    229,154       $0        $0        $0        $0        $0    $0

  Accumulated  Depreciation and Amortization                      (77,370)

          Net Electric Utility Plant                         0    151,784        0         0         0         0         0     0

Other Property and Investments                                     40,741    9,507       701                   1

Current Assets:
  Cash and Cash Equivalents                                830        725      109       122       769        25         1
  Accounts Receivable:
    Customers
    Affiliated Companies                                           85,841                212     2,233         4
    Miscellaneous                                       10,820      3,471    1,016        16
    Allowance for Uncollectible Accounts
  Fuel -  at average cost
  Materials and Supplies - at average cost                                      76
  Accrued Utility Revenues
  Prepayments and Other                                               514        2         2        16
          Total Current Assets                          11,650     90,551    1,203       352     3,018        29         1     0

Regulatory Assets                                                   1,366                (77)      177

Deferred Charges                                           112      7,180                                                5     0

            Total                                      $11,762   $291,622  $10,710      $976    $3,195       $30        $6    $0

See Note to Consolidating Financial
   Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1997
                  (in thousands)
                                                                JOURNAL    ELIMINATIONS
                                                     APCo        ENTRY         AND        COMBINED
                                                 CONSOLIDATED   NUMBERS    ADJUSTMENTS      TOTAL        APCo

ASSETS
Electric Utility Plant:
  Production                                       $1,942,325                             $1,942,325   $1,942,325
  Transmission                                      1,079,919                              1,079,919    1,079,919
  Distribution                                      1,583,161                              1,583,161    1,583,161
  General                                             207,380                                207,380      207,380
  Construction Work In Progress                        88,261                                 88,261       88,261
          Total Electric Utility Plant              4,901,046                        $0    4,901,046    4,901,046

    Accumulated Depreciation and Amortization      (1,869,057)                            (1,869,057)  (1,869,057)

          Net Electric Utility Plant                3,031,989                         0    3,031,989    3,031,989

Other Property and Investments                         35,467      7            (10,260)      45,727       39,455

Current Assets:
  Cash and Cash Equivalents                             6,947                                  6,947        5,703
  Accounts Receivable:
    Customers                                         129,924                                129,924      129,924
    Affiliated Companies                               24,502      8            (10,794)      35,296       24,461
    Miscellaneous                                      10,231                                 10,231        9,148
    Allowance for Uncollectible Accounts               (1,333)                                (1,333)      (1,333)
  Fuel - at average cost                               47,901                                 47,901       47,901
  Materials and Supplies - at average cost             57,359                                 57,359       57,359
  Accrued Utility Revenues                             51,208                                 51,208       51,208
  Prepayments and Other                                 6,037      9                  1        6,036        5,433
          Total Current Assets                        332,776                   (10,793)     343,569      329,804

Regulatory Assets                                     441,223                                441,223      442,260

Deferred Charges                                       41,975      8               (306)      42,281       42,279

            Total                                  $3,883,430                  ($21,359)  $3,904,789   $3,885,787

See Note to Consolidating Financial
  Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1997
                  (in thousands)


                                                  CeCCo     CACCo    SACCo   WVPCo

ASSETS
Electric Utility Plant:
  Production
  Transmission
  Distribution
  General
  Construction Work In Progress
          Total Electric Utility Plant                 $0       $0       $0      $0

    Accumulated Depreciation and Amortization

          Net Electric Utility Plant                    0        0        0       0

Other Property and Investments                        516        0    5,746      10

Current Assets:
  Cash and Cash Equivalents                           377       51      589     227
  Accounts Receivable:
    Customers
    Affiliated Companies                            7,627    2,473      735
    Miscellaneous                                     318      141      623       1
    Allowance for Uncollectible Accounts
  Fuel - at average cost
  Materials and Supplies - at average cost
  Accrued Utility Revenues
  Prepayments and Other                               603
          Total Current Assets                      8,925    2,665    1,947     228

Regulatory Assets                                    (637)    (291)    (109)

Deferred Charges                                        1        1        0       0

            Total                                  $8,805   $2,375   $7,584    $238

See Note to Consolidating Financial
  Statements on Page C-1.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING BALANCE SHEET
             December 31, 1997
               (in thousands)
                                                           JOURNAL    ELIMINATIONS
                                               CSPCo        ENTRY         AND            COMBINED
                                            CONSOLIDATED   NUMBERS    ADJUSTMENTS         TOTAL

ASSETS
Electric Utility Plant:
  Production                                   $1,521,381                                $1,521,381
  Transmission                                    336,446                                   336,446
  Distribution                                    926,178                                   926,178
  General                                         138,041                                   138,041
  Construction Work In Progress                    54,064                                    54,064
          Total Electric Utility Plant          2,976,110                        $0       2,976,110

  Accumulated Depreciation                     (1,074,588)                               (1,074,588)

          Net Electric Utility Plant            1,901,522                         0       1,901,522

Other Property and Investments                     33,653   10,12            (4,567)         38,220

Current Assets:
  Cash and Cash Equivalents                        12,626                                    12,626
  Accounts Receivable:
    Customers                                      87,357                                    87,357
    Affiliated Companies                           12,317     11             (2,833)         15,150
    Miscellaneous                                  12,353                                    12,353
    Allowance for Uncollectible Accounts           (1,058)                                   (1,058)
  Fuel - at average cost                           19,549                                    19,549
  Materials and Supplies - at average cost         27,628                                    27,628
  Accrued Utility Revenues                         51,765                                    51,765
  Prepayments and Other                            29,979                                    29,979
          Total Current Assets                    252,516                    (2,833)        255,349

Regulatory Assets                                 359,481                                   359,481

Deferred Charges                                   66,688   11,12               (11)         66,699

            Total                              $2,613,860                   ($7,411)     $2,621,271

See Note to Consolidating Financial
  Statements on Page C-1.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING BALANCE SHEET
             December 31, 1997
               (in thousands)


                                                CSPCo       COLM     CCPC     Simco

ASSETS
Electric Utility Plant:
  Production                                $1,521,381
  Transmission                                 336,446
  Distribution                                 926,178
  General                                      135,538               $785    $1,718
  Construction Work In Progress                 54,064
          Total Electric Utility Plant       2,973,607       $0       785     1,718

  Accumulated Depreciation                  (1,072,951)              (475)   (1,162)

          Net Electric Utility Plant         1,900,656        0       310       556

Other Property and Investments                  35,598    2,546        76

Current Assets:
  Cash and Cash Equivalents                     12,091      270        42       223
  Accounts Receivable:
    Customers                                   87,357
    Affiliated Companies                        12,300              2,823        27
    Miscellaneous                               12,293       23        29         8
    Allowance for Uncollectible Accounts        (1,058)
  Fuel - at average cost                        19,549
  Materials and Supplies - at average cost      26,818                810
  Accrued Utility Revenues                      51,765
  Prepayments and Other                         29,968       (5)       17        (1)
          Total Current Assets                 251,083      288     3,721       257

Regulatory Assets                              359,183                298

Deferred Charges                                66,665      (23)       59        (2)

            Total                           $2,613,185   $2,811    $4,464      $811

See Note to Consolidating Financial
  Statements on Page C-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1997
                 (in thousands)
                                                                 JOURNAL     ELIMINATIONS
                                                    I&M           ENTRY          AND          COMBINED
                                                CONSOLIDATED     NUMBERS    ADJUSTMENTS        TOTAL

ASSETS
Electric Utility Plant:
  Production                                       $2,545,484                                  $2,545,484
  Transmission                                        908,736                                     908,736
  Distribution                                        737,902                                     737,902
  General (including nuclear fuel)                    233,888                                     233,888
  Construction Work In Progress                        88,487                                      88,487
          Total Electric Utility Plant              4,514,497                          $0       4,514,497

    Accumulated Depreciation and Amortization      (1,973,937)                                 (1,973,937)

          Net Electric Utility Plant                2,540,560                           0       2,540,560

Other Property and Investments                        722,618       13            (76,533)        799,151

Current Assets:
  Cash and Cash Equivalents                             5,860                                       5,860
  Accounts Receivable:
    Customers                                         107,087                                     107,087
    Affiliated Companies                               15,662       14                577          15,085
    Miscellaneous                                      14,561                                      14,561
    Allowance for Uncollectible Accounts               (1,188)                                     (1,188)
  Fuel - at average cost                               17,182                                      17,182
  Materials and Supplies - at average cost             78,701                                      78,701
  Accrued Utility Revenues                             30,521                                      30,521
  Prepayments and Other                                 4,685                                       4,685
          Total Current Assets                        273,071                         577         272,494

Regulatory Assets                                     400,489                                     400,489

Deferred Charges                                       31,060       14             (1,966)         33,026

            Total                                  $3,967,798                    ($77,922)     $4,045,720

See Note to Consolidating Financial
  Statements on Page C-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1997
                 (in thousands)


                                                   I&M        BHCCo    PRCCo

ASSETS
Electric Utility Plant:
  Production                                     $2,545,484
  Transmission                                      908,736
  Distribution                                      737,902
  General (including nuclear fuel)                  233,888
  Construction Work In Progress                      88,487
          Total Electric Utility Plant            4,514,497        $0     $0

    Accumulated Depreciation and Amortization    (1,973,937)

          Net Electric Utility Plant              2,540,560         0      0

Other Property and Investments                      727,652    71,499

Current Assets:
  Cash and Cash Equivalents                           5,242       618
  Accounts Receivable:
    Customers                                       107,087
    Affiliated Companies                             14,938       120     27
    Miscellaneous                                     5,393     9,168
    Allowance for Uncollectible Accounts             (1,188)
  Fuel - at average cost                             17,182
  Materials and Supplies - at average cost           78,701
  Accrued Utility Revenues                           30,521
  Prepayments and Other                               4,614        71
          Total Current Assets                      262,490     9,977     27

Regulatory Assets                                   395,642     4,847

Deferred Charges                                     33,025         1

            Total                                $3,959,369   $86,324    $27

See Note to Consolidating Financial
  Statements on Page C-1.

  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1997
                 (in thousands)
                                                             JOURNAL   ELIMINATIONS
                                                  OPCo        ENTRY         AND       COMBINED
                                              CONSOLIDATED   NUMBERS   ADJUSTMENTS      TOTAL

ASSETS
Electric Utility Plant:
  Production                                    $2,606,981                            $2,606,981
  Transmission                                     837,953                               837,953
  Distribution                                     927,239                               927,239
  General (including mining assets)                709,475      18               $1      709,474
  Construction Work In Progress                     74,149      18                1       74,148
          Total Electric Utility Plant           5,155,797                        2    5,155,795

    Accumulated Depreciation and Amortization   (2,349,995)     18               (1)  (2,349,994)

          Net Electric Utility Plant             2,805,802                        1    2,805,801

Other Property and Investments                     113,925    15,18         (77,216)     191,141

Current Assets:
  Cash and Cash Equivalents                         44,203      18               (1)      44,204
  Accounts Receivable:
    Customers                                      196,982                               196,982
    Affiliated Companies                            55,597      16          (18,969)      74,566
    Miscellaneous                                   43,594      18                1       43,593
    Allowance for Uncollectible Accounts            (2,501)                               (2,501)
  Fuel - at average cost                           119,543                               119,543
  Materials and Supplies - at average cost          80,853      18               (1)      80,854
  Accrued Utility Revenues                          37,586      18                1       37,585
  Prepayments and Other                             36,611                                36,611
          Total Current Assets                     612,468                  (18,969)     631,437

Regulatory Assets                                  523,891                               523,891

Deferred Charges                                   107,116   16,17,18        (1,892)     109,008


            Total                               $4,163,202                 ($98,076)  $4,261,278

See Note to Consolidating Financial
  Statements on Page C-1.

  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1997
                 (in thousands)


                                                  OPCo          COCCo       SOCCo        WCCo

ASSETS
Electric Utility Plant:
  Production                                    $2,606,981
  Transmission                                     837,953
  Distribution                                     927,239
  General (including mining assets)                199,420      $64,304     $384,417      $61,333
  Construction Work In Progress                     72,145                     1,978           25
          Total Electric Utility Plant           4,643,738       64,304      386,395       61,358

    Accumulated Depreciation and Amortization   (2,044,489)     (50,673)    (219,510)     (35,322)

          Net Electric Utility Plant             2,599,249       13,631      166,885       26,036

Other Property and Investments                     129,283        1,059       60,781           18

Current Assets:
  Cash and Cash Equivalents                          4,752       14,335       16,657        8,460
  Accounts Receivable:
    Customers                                      196,982
    Affiliated Companies                            49,735        8,013        9,919        6,899
    Miscellaneous                                   18,111        1,724       22,805          953
    Allowance for Uncollectible Accounts            (2,501)
  Fuel - at average cost                           117,848           28        1,523          144
  Materials and Supplies - at average cost          57,683        7,004       11,664        4,503
  Accrued Utility Revenues                          37,585
  Prepayments and Other                             35,487          448          432          244
          Total Current Assets                     515,682       31,552       63,000       21,203

Regulatory Assets                                  478,138          474       48,630       (3,351)

Deferred Charges                                   102,880          299        5,476          353


            Total                               $3,825,232      $47,015     $344,772      $44,259

See Note to Consolidating Financial
  Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1997
                    (in thousands)
                                                                    JOURNAL    ELIMINATIONS
                                                         AEP         ENTRY          AND         COMBINED
                                                     CONSOLIDATED   NUMBERS     ADJUSTMENTS      TOTAL          AEP

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                         $1,293,435      1           ($738,724)   $2,032,159   $1,293,435
  Paid-in Capital                                       1,778,782      1          (2,732,787)    4,511,569    1,778,782
  Retained Earnings                                     1,605,017     1,3         (1,194,202)    2,799,219    1,605,017
          Total Common Shareholders' Equity             4,677,234                 (4,665,713)    9,342,947    4,677,234
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption                    46,724                                   46,724
    Subject to Mandatory Redemption                       127,605                                  127,605
  Long-term Debt                                        5,129,463     1,5             (1,101)    5,130,564
          Total Capitalization                          9,981,026                 (4,666,814)   14,647,840    4,677,234

Other Noncurrent Liabilities                            1,246,537      4              (9,857)    1,256,394

Current Liabilities:
  Long-term Debt Due Within One Year                      294,454                                  294,454
  Short-term Debt                                         555,075                                  555,075       53,700
  Accounts Payable:
    General                                               353,256      2               9,094       344,162        7,400
    Affiliated Companies                                        0      2            (218,439)      218,439          562
  Taxes Accrued                                           380,771                                  380,771
  Interest Accrued                                         76,361      5                   1        76,360           56
  Obligations Under Capital Leases                        101,089      5                  (1)      101,090
  Other                                                   322,687     2,5               (937)      323,624          312
          Total Current Liabilities                     2,083,693                   (210,282)    2,293,975       62,030

Deferred Income Taxes                                   2,560,921     3,5              7,177     2,553,744          (50)

Deferred Investment Tax Credits                           376,250      3             (13,333)      389,583

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                   231,320                                  231,320

Deferred Credits                                          135,599     5,6              5,889       129,710           10

            Total                                     $16,615,346                ($4,887,220)  $21,502,566   $4,739,224

See Note to Consolidating Financial
  Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1997
                    (in thousands)

                                                        APCo          CSPCo            I&M
                                                    CONSOLIDATED  CONSOLIDATED    CONSOLIDATED      KEPCo       KGPCo

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                          $260,458        $41,026         56,584     $50,450      $4,100
  Paid-in Capital                                        613,048        572,112        732,472     128,750      10,800
  Retained Earnings                                      207,544        138,172        278,814      78,076       7,367
          Total Common Shareholders' Equity            1,081,050        751,310      1,067,870     257,276      22,267
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption                   19,747                         9,435
    Subject to Mandatory Redemption                       22,310         25,000         68,445
  Long-term Debt                                       1,415,026        887,850      1,014,237     341,051      25,000
          Total Capitalization                         2,538,133      1,664,160      2,159,987     598,327      47,267

Other Noncurrent Liabilities                             137,371         42,271        613,683      26,693      12,186

Current Liabilities:
  Long-term Debt Due Within One Year                      79,509         81,750         35,000
  Short-term Debt                                        130,300         66,600        119,600      36,500       5,600
  Accounts Payable:
    General                                               52,683         43,199         36,729      13,842         494
    Affiliated Companies                                  44,133         28,088         48,802      10,732       6,328
  Taxes Accrued                                           41,549        131,107         29,713       6,130       1,215
  Interest Accrued                                        20,949         14,198         15,741       6,015         734
  Obligations Under Capital Leases                        11,559          5,939         34,033       3,719         265
  Other                                                   73,548         22,680         63,250      14,876       2,090
          Total Current Liabilities                      454,230        393,561        382,868      91,814      16,726

Deferred Income Taxes                                    658,655        433,593        559,708     153,945       8,506

Deferred Investment Tax Credits                           67,496         52,934        138,045      15,615       1,027

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                                                 92,419

Deferred Credits                                          27,545         27,341         21,088         277         177

            Total                                     $3,883,430     $2,613,860     $3,967,798    $886,671     $85,889

See Note to Consolidating Financial
  Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1997
                    (in thousands)

                                                          OPCo                                                    AEPR
                                                      CONSOLIDATED      WPCo    AEPRESC     AEGCo    AEPINV   CONSOLIDATED

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                            $321,201     $2,428       $110    $1,000
  Paid-in Capital                                          462,296     13,596      3,890    39,235   $15,459      $127,086
  Retained Earnings                                        590,151      5,924     (2,436)    2,528    (8,868)      (87,759)
          Total Common Shareholders' Equity              1,373,648     21,948      1,564    42,763     6,591        39,327
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption                     17,542
    Subject to Mandatory Redemption                         11,850
  Long-term Debt                                         1,012,031     26,000               69,570                 283,699
          Total Capitalization                           2,415,071     47,948      1,564   112,333     6,591       323,026

Other Noncurrent Liabilities                               295,375      6,353         15     1,259                   4,129

Current Liabilities:
  Long-term Debt Due Within One Year                        83,195
  Short-term Debt                                           78,700      5,975               11,750                  33,100
  Accounts Payable:
    General                                                146,824        340        947     6,232                      15
    Affiliated Companies                                    37,923      5,804        426     3,472         2         1,725
  Taxes Accrued                                            160,055      2,070        800     3,420         1         2,999
  Interest Accrued                                          16,255        599                  461                     980
  Obligations Under Capital Leases                          30,307        597                  560
  Other                                                     94,338      1,236        154     8,150                     263
          Total Current Liabilities                        647,597     16,621      2,327    34,045         3        39,082

Deferred Income Taxes                                      723,172     15,668       (134)   31,129    (4,600)      (14,002)

Deferred Investment Tax Credits                             42,821        575               70,016

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                                                    138,901

Deferred Credits                                            39,166        211      5,896                             5,235

            Total                                       $4,163,202    $87,376     $9,668  $387,683    $1,994      $357,470

See Note to Consolidating Financial
  Statements on Page C-1.

        AMERICAN ELECTRIC POWER COMPANY, INC.
               AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  DECEMBER 31, 1997
                    (in thousands)

                                                                            AEPC
                                                        AEPES     AEPSC   CONSOL.     CCCo    COpCo   FRECo    IFRI   AEPPM

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                                    $1,350                $3        $3     $10      $1
  Paid-in Capital                                      $2,225             $10,610    1,205         3
  Retained Earnings                                   (11,974)             (3,530)               173      20
          Total Common Shareholders' Equity            (9,749)     1,350    7,080    1,208       179      30       1       0
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption
    Subject to Mandatory Redemption
  Long-term Debt                                                  56,100
          Total Capitalization                         (9,749)    57,450    7,080    1,208       179      30       1       0

Other Noncurrent Liabilities                                     114,134               179     2,746

Current Liabilities:
  Long-term Debt Due Within One Year                              15,000
  Short-term Debt                                      10,500               2,750
  Accounts Payable:
    General                                             9,946     24,559      609                343
    Affiliated Companies                                1,394     28,316      478       68       181               5
  Taxes Accrued                                          (169)     1,802      323       (7)     (237)
  Interest Accrued                                          2        370
  Obligations Under Capital Leases                                14,111
  Other                                                           40,630                26     2,071
          Total Current Liabilities                    21,673    124,788    4,160       87     2,358       0       5       0

Deferred Income Taxes                                    (162)    (8,536)    (530)    (530)   (2,088)

Deferred Investment Tax Credits                                    1,054

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2

Deferred Credits                                                   2,732                32

            Total                                     $11,762   $291,622  $10,710     $976    $3,195     $30      $6      $0

See Note to Consolidating Financial
  Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1997
                  (in thousands)
                                                                JOURNAL    ELIMINATIONS
                                                     APCo        ENTRY         AND        COMBINED
                                                 CONSOLIDATED   NUMBERS    ADJUSTMENTS      TOTAL        APCo

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                       $260,458      7              ($210)    $260,668     $260,458
  Paid-in Capital                                     613,048      7            (16,713)     629,761      613,048
  Retained Earnings                                   207,544      7              6,663      200,881      207,544
          Total Common Shareholder's Equity         1,081,050                   (10,260)   1,091,310    1,081,050
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                19,747                                 19,747       19,747
    Subject to Mandatory Redemption                    22,310                                 22,310       22,310
  Long-term Debt                                    1,415,026                              1,415,026    1,415,026
          Total Capitalization                      2,538,133                   (10,260)   2,548,393    2,538,133

Other Noncurrent Liabilities                          137,371                                137,371      126,880

Current Liabilities:
  Long-term Debt Due Within One Year                   79,509                                 79,509       79,509
  Short-term Debt                                     130,300                                130,300      130,300
  Accounts Payable:
    General                                            52,683                                 52,683       52,465
    Affiliated Companies                               44,133      8            (11,100)      55,233       53,608
  Taxes Accrued                                        41,549                                 41,549       41,470
  Interest Accrued                                     20,949                                 20,949       20,949
  Obligations Under Capital Leases                     11,559                                 11,559       11,559
  Other                                                73,548      9                  1       73,547       72,796
          Total Current Liabilities                   454,230                   (11,099)     465,329      462,656

Deferred Income Taxes                                 658,655                                658,655      666,520

Deferred Investment Tax Credits                        67,496                                 67,496       67,496

Deferred Credits                                       27,545                                 27,545       24,102

            Total                                  $3,883,430                  ($21,359)  $3,904,789   $3,885,787

See Note to Consolidating Financial
  Statements on Page C-1.

  APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1997
                  (in thousands)


                                                  CeCCo     CACCo    SACCo   WVPCo

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                       $200       $3       $7
  Paid-in Capital                                   5,168      450   10,900    $195
  Retained Earnings                                (3,573)    (204)  (2,931)     45
          Total Common Shareholder's Equity         1,795      249    7,976     240
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption
    Subject to Mandatory Redemption
  Long-term Debt
          Total Capitalization                      1,795      249    7,976     240

Other Noncurrent Liabilities                        6,956    2,847      688

Current Liabilities:
  Long-term Debt Due Within One Year
  Short-term Debt
  Accounts Payable:
    General                                           218
    Affiliated Companies                            1,180      187      258
  Taxes Accrued                                        56       17        8      (2)
  Interest Accrued
  Obligations Under Capital Leases
  Other                                               415      273       63
          Total Current Liabilities                 1,869      477      329      (2)

Deferred Income Taxes                              (3,693)  (1,221)  (2,951)

Deferred Investment Tax Credits

Deferred Credits                                    1,878       23    1,542

            Total                                  $8,805   $2,375   $7,584    $238

See Note to Consolidating Financial
  Statements on Page C-1.

  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
            CONSOLIDATING BALANCE SHEET
                 December 31, 1997
                   (in thousands)
                                                                 JOURNAL  ELIMINATIONS
                                                      CSPCo       ENTRY        AND        COMBINED
                                                   CONSOLIDATED  NUMBERS   ADJUSTMENTS     TOTAL

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                          $41,026     10         ($1,609)      $42,635
  Paid-in Capital                                       572,112     10            (770)      572,882
  Retained Earnings                                     138,172     10          (2,187)      140,359
          Total Common Shareholder's Equity             751,310                 (4,566)      755,876
  Cumulative Preferred Stock -
    Subject to Mandatory Redemption                      25,000                               25,000
  Long-term Debt                                        887,850                              887,850
          Total Capitalization                        1,664,160                 (4,566)    1,668,726

Other Noncurrent Liabilities                             42,271                               42,271

Current Liabilities:
  Long-term Debt Due Within One Year                     81,750                               81,750
  Short-term Debt                                        66,600                               66,600
  Accounts Payable:
    General                                              43,199                               43,199
    Affiliated Companies                                 28,088   11,12         (2,817)       30,905
  Taxes Accrued                                         131,107     12               1       131,106
  Interest Accrued                                       14,198                               14,198
  Obligations Under Capital Leases                        5,939                                5,939
  Other                                                  22,680     11             (27)       22,707
          Total Current Liabilities                     393,561                 (2,843)      396,404

Deferred Income Taxes                                   433,593     12              (1)      433,594

Deferred Investment Tax Credits                          52,934                               52,934

Deferred Credits                                         27,341     12              (1)       27,342

            Total                                    $2,613,860                ($7,411)   $2,621,271

See Note to Consolidating Financial
  Statements on Page C-1.

  COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
            CONSOLIDATING BALANCE SHEET
                 December 31, 1997
                   (in thousands)


                                                       CSPCo        COLM         CCPC       Simco

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                         $41,026      $1,500         $100         $9
  Paid-in Capital                                      572,112          30          400        340
  Retained Earnings                                    138,172       1,225          820        142
          Total Common Shareholder's Equity            751,310       2,755        1,320        491
  Cumulative Preferred Stock -
    Subject to Mandatory Redemption                     25,000
  Long-term Debt                                       887,850
          Total Capitalization                       1,664,160       2,755        1,320        491

Other Noncurrent Liabilities                            41,115                    1,156

Current Liabilities:
  Long-term Debt Due Within One Year                    81,750
  Short-term Debt                                       66,600
  Accounts Payable:
    General                                             42,966                      233
    Affiliated Companies                                30,699          26          154         26
  Taxes Accrued                                        131,055           4           49         (2)
  Interest Accrued                                      14,198
  Obligations Under Capital Leases                       5,878                       61
  Other                                                 21,459                    1,248
          Total Current Liabilities                    394,605          30        1,745         24

Deferred Income Taxes                                  434,191                     (704)       107

Deferred Investment Tax Credits                         52,895                                  39

Deferred Credits                                        26,219          26          947        150

            Total                                   $2,613,185      $2,811       $4,464       $811

See Note to Consolidating Financial
  Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  December 31, 1997

                                                                         JOURNAL   ELIMINATIONS
                                                              I&M         ENTRY         AND          COMBINED
                                                         CONSOLIDATED    NUMBERS    ADJUSTMENTS       TOTAL

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                               $56,584     13          ($39,548)        $96,132
  Paid-in Capital                                            732,472     13            (1,303)        733,775
  Retained Earnings                                          278,814     13           (14,982)        293,796
          Total Common Shareholder's Equity                1,067,870                  (55,833)      1,123,703
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                        9,435                                    9,435
    Subject to Mandatory Redemption                           68,445                                   68,445
  Long-term Debt                                           1,014,237     13           (20,700)      1,034,937
          Total Capitalization                             2,159,987                  (76,533)      2,236,520

Other Noncurrent Liabilities                                 613,683                                  613,683

Current Liabilities:
  Long-term Debt Due Within One Year                          35,000                                   35,000
  Short-term Debt                                            119,600                                  119,600
  Accounts Payable:
     General                                                  36,729                                   36,729
     Affiliated Companies                                     48,802     14            (1,362)         50,164
  Taxes Accrued                                               29,713                                   29,713
  Interest Accrued                                            15,741                                   15,741
  Obligations Under Capital Leases                            34,033                                   34,033
  Other                                                       63,250                                   63,250
          Total Current Liabilities                          382,868                   (1,362)        384,230

Deferred Income Taxes                                        559,708                                  559,708

Deferred Investment Tax Credits                              138,045                                  138,045

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                       92,419                                   92,419

Deferred Credits                                              21,088     14               (27)         21,115

            Total                                         $3,967,798                 ($77,922)     $4,045,720

See Note to Consolidating Financial
  Statements on Page C-1.

  INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
             CONSOLIDATING BALANCE SHEET
                  December 31, 1997



                                                          I&M           BHCCo         PRCCo

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                              $56,584      $39,521          $27
  Paid-in Capital                                           732,472        1,303
  Retained Earnings                                         278,814       14,982
          Total Common Shareholder's Equity               1,067,870       55,806           27
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                       9,435
    Subject to Mandatory Redemption                          68,445
  Long-term Debt                                          1,014,237       20,700
          Total Capitalization                            2,159,987       76,506           27

Other Noncurrent Liabilities                                613,082          601

Current Liabilities:
  Long-term Debt Due Within One Year                         35,000
  Short-term Debt                                           119,600
  Accounts Payable:
     General                                                 36,726            3
     Affiliated Companies                                    50,126           38
  Taxes Accrued                                              29,778          (65)
  Interest Accrued                                           15,741
  Obligations Under Capital Leases                           34,033
  Other                                                      63,246            4
          Total Current Liabilities                         384,250          (20)           0

Deferred Income Taxes                                       557,961        1,747

Deferred Investment Tax Credits                             138,045

Deferred Gain on Sale and Leaseback -
  Rockport Plant Unit 2                                      92,419

Deferred Credits                                             13,625        7,490

            Total                                        $3,959,369      $86,324          $27

See Note to Consolidating Financial
  Statements on Page C-1.

    OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
            CONSOLIDATING BALANCE SHEET
                 December 31, 1997
                   (in thousands)
                                                                JOURNAL  ELIMINATIONS
                                                      OPCo       ENTRY        AND       COMBINED
                                                  CONSOLIDATED  NUMBERS   ADJUSTMENTS     TOTAL

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                        $321,201     15            ($12)    $321,213
  Paid-in Capital                                      462,296     15         (53,565)     515,861
  Retained Earnings                                    590,151     15         (23,413)     613,564
          Total Common Shareholder's Equity          1,373,648                (76,990)   1,450,638
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                 17,542                              17,542
    Subject to Mandatory Redemption                     11,850                              11,850
  Long-term Debt                                     1,012,031     15            (225)   1,012,256
          Total Capitalization                       2,415,071                (77,215)   2,492,286

Other Noncurrent Liabilities                           295,375     18               1      295,374

Current Liabilities:
  Long-term Debt Due Within One Year                    83,195     18              (1)      83,196
  Short-term Debt                                       78,700                              78,700
  Accounts Payable:
    General                                            146,824                             146,824
    Affiliated Companies                                37,923     16         (20,859)      58,782
  Taxes Accrued                                        160,055                             160,055
  Interest Accrued                                      16,255     17              (2)      16,257
  Obligations Under Capital Leases                      30,307     18               1       30,306
  Other                                                 94,338     16              (1)      94,339
          Total Current Liabilities                    647,597                (20,862)     668,459

Deferred Income Taxes                                  723,172                             723,172

Deferred Investment Tax Credits                         42,821                              42,821

Deferred Credits                                        39,166                              39,166

            Total                                   $4,163,202               ($98,076)  $4,261,278

See Note to Consolidating Financial
  Statements on Page C-1.

    OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
            CONSOLIDATING BALANCE SHEET
                 December 31, 1997
                   (in thousands)


                                                      OPCo         COCCo        SOCCo        WCCo

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock                                        $321,201           $7           $5
  Paid-in Capital                                      462,296                    44,689       $8,876
  Retained Earnings                                    590,151                    23,335           78
          Total Common Shareholder's Equity          1,373,648            7       68,029        8,954
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                 17,542
    Subject to Mandatory Redemption                     11,850
  Long-term Debt                                       924,622          182       80,086        7,366
          Total Capitalization                       2,327,662          189      148,115       16,320

Other Noncurrent Liabilities                           117,950       52,156      102,668       22,600

Current Liabilities:
  Long-term Debt Due Within One Year                    55,661          104       26,861          570
  Short-term Debt                                       78,700
  Accounts Payable:
    General                                            136,725        1,842        5,020        3,237
    Affiliated Companies                                54,795        1,017        2,113          857
  Taxes Accrued                                        159,643         (282)         735          (41)
  Interest Accrued                                      15,005                     1,250            2
  Obligations Under Capital Leases                      12,002        2,780       14,129        1,395
  Other                                                 64,204       10,498       15,655        3,982
          Total Current Liabilities                    576,735       15,959       65,763       10,002

Deferred Income Taxes                                  724,695      (24,185)      27,695       (5,033)

Deferred Investment Tax Credits                         42,821

Deferred Credits                                        35,369        2,896          531          370

            Total                                   $3,825,232      $47,015     $344,772      $44,259

See Note to Consolidating Financial
  Statements on Page C-1.

    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1997
                            (in thousands)

                                                                                 JOURNAL  ELIMINATIONS
                                                                       AEP        ENTRY       AND       COMBINED
                                                                   CONSOLIDATED  NUMBERS  ADJUSTMENTS    TOTAL
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                 $510,961   1,2,7      ($537,108) $1,048,069
    Adjustments for Noncash Items:
      Depreciation and Amortization                                    608,217      7               1     608,216
      Deferred Federal Income Taxes                                     (6,549)    3,7            182      (6,731)
      Deferred Investment Tax Credits                                  (25,241)    1,7          1,027     (26,268)
      Equity in Undistributed Earnings of Affiliated Companies         (33,327)     1        (154,355)    121,028
      Extraordinary Item - UK Windfall Tax                             109,419      1         109,419           0
      Amortization of Operating Expenses
        and Carrying Charges (net)                                      12,001                             12,001
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                     (136,186)    5,7          5,014    (141,200)
        Fuel, Materials and Supplies                                    (1,427)     7              (1)     (1,426)
        Accrued Utility Revenues                                       (14,225)     7               2     (14,227)
        Accounts Payable                                               147,029     5,7        (12,803)    159,832
        Taxes Accrued                                                  (33,402)                           (33,402)
    Other (net)                                                         60,652     2-5          7,296      53,356
          Net Cash Flows From (Used For) Operating Activities        1,197,922               (581,326)  1,779,248

  INVESTING ACTIVITIES:
    Construction Expenditures                                         (760,394)    4,7          7,808    (768,202)
    Proceeds from Sales of Property and Other                            2,142     4,7         (9,171)     11,313
    Investment in Subsidiaries                                        (363,436)     6         190,650    (554,086)
          Net Cash Flows Used For Investing Activities              (1,121,688)               189,287  (1,310,975)

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company                  0      6        (190,650)    190,650
    Issuance of Common Stock                                            76,745                             76,745
    Issuance of Long-term Debt                                         880,522                            880,522
    Change in Short-term Debt (net)                                    235,380                            235,380
    Retirement of Cumulative Preferred Stock                          (433,329)                          (433,329)
    Retirement of Long-term Debt                                      (348,157)     7              (1)   (348,156)
    Dividends Paid on Common Stock                                    (453,453)    1,7        563,187  (1,016,640)
    Dividends Paid on Cumulative Preferred Stock                             0      2          17,754     (17,754)
          Net Cash Flows From (Used For) Financing Activities          (42,292)               390,290    (432,582)

  Net Increase (Decrease) in Cash and Cash Equivalents                  33,942      5          (1,749)     35,691
  Cash and Cash Equivalents January 1                                   57,539     5,7          2,191      55,348
  Cash and Cash Equivalents December 31                                $91,481                   $442     $91,039

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                      $390,491                           $390,491

      Income Taxes Paid (Received)                                    $398,833      7             ($2)   $398,835

      Noncash Acquisitions Under Capital Leases                       $234,846                           $234,846

See Note to Consolidating Financial Statements on Page C-1

    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1997
                            (in thousands)


                                                                                    APCo         CSPCo          I&M
                                                                       AEP      CONSOLIDATED  CONSOLIDATED  CONSOLIDATED
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                 $510,961      $120,514      $119,379      $146,740
    Adjustments for Noncash Items:
      Depreciation and Amortization                                                  138,975        90,959       148,630
      Deferred Federal Income Taxes                                                   (5,117)        5,250         3,922
      Deferred Investment Tax Credits                                                 (5,181)       (4,168)       (8,428)
      Equity in Undistributed Earnings of Affiliated Companies          44,936
      Extraordinary Item - UK Windfall Tax
      Amortization of Operating Expenses
        and Carrying Charges (net)                                                                  16,097        (4,096)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                         (125)       (3,990)      (47,966)      (10,456)
        Fuel, Materials and Supplies                                                   3,950        (4,900)        5,168
        Accrued Utility Revenues                                                         635       (19,939)        7,774
        Accounts Payable                                                 7,360        10,924        16,459        23,639
        Taxes Accrued                                                                    614         1,678       (35,687)
    Other (net)                                                         (7,343)       19,189       (14,109)      (16,995)
          Net Cash Flows From (Used For) Operating Activities          555,789       280,513       158,740       260,211

  INVESTING ACTIVITIES:
    Construction Expenditures                                                       (218,074)     (108,931)     (122,360)
    Proceeds from Sales of Property and Other                                          4,971         1,722         2,016
    Investment in Subsidiaries                                        (190,650)
          Net Cash Flows Used For Investing Activities                (190,650)     (213,103)     (107,209)     (120,344)

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company                           40,000
    Issuance of Common Stock                                            76,745
    Issuance of Long-term Debt                                                       183,257        86,172        47,728
    Change in Short-term Debt (net)                                     11,975        69,600        14,800        76,100
    Retirement of Cumulative Preferred Stock                                        (183,875)      (52,953)      (78,877)
    Retirement of Long-term Debt                                                     (56,379)      (14,640)      (50,000)
    Dividends Paid on Common Stock                                    (453,453)     (114,436)      (78,684)     (131,260)
    Dividends Paid on Cumulative Preferred Stock                                      (5,890)       (2,734)       (5,931)
          Net Cash Flows From (Used For) Financing Activities         (364,733)      (67,723)      (48,039)     (142,240)

  Net Increase (Decrease) in Cash and Cash Equivalents                     406          (313)        3,492        (2,373)
  Cash and Cash Equivalents January 1                                      238         7,260         9,134         8,233
  Cash and Cash Equivalents December 31                                   $644        $6,947       $12,626        $5,860

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                        $2,570      $115,508       $74,248       $62,274

      Income Taxes Paid (Received)                                        $117       $71,749       $70,870      $120,212

      Noncash Acquisitions Under Capital Leases                                      $15,266        $8,568      $111,395

See Note to Consolidating Financial Statements on Page C-1

    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1997
                            (in thousands)


                                                                                               OPCo
                                                                        KEPCo       KGPCo    CONSOLIDATED    WPCo     AEPRESCo
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                  $20,746      $2,015    $208,689       $2,191     $675
    Adjustments for Noncash Items:
      Depreciation and Amortization                                     26,486       2,582     172,186        2,774
      Deferred Federal Income Taxes                                        741         249       7,627         (286)     321
      Deferred Investment Tax Credits                                   (1,392)        (73)     (3,487)         (44)
      Equity in Undistributed Earnings of Affiliated Companies
      Extraordinary Item - UK Windfall Tax
      Amortization of Operating Expenses
        and Carrying Charges (net)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                         (283)     (3,166)    (62,371)        (722)   1,536
        Fuel, Materials and Supplies                                    (2,320)         68     (11,127)         106
        Accrued Utility Revenues                                        (4,806)        402       1,266          441
        Accounts Payable                                                (6,483)       (140)     95,348       (1,098)     480
        Taxes Accrued                                                    1,066          39      (2,743)          88      596
    Other (net)                                                          7,510       2,921      36,630        2,405    5,697
          Net Cash Flows From (Used For) Operating Activities           41,265       4,897     442,018        5,855    9,305

  INVESTING ACTIVITIES:
    Construction Expenditures                                          (66,642)     (5,419)   (172,477)      (4,254)
    Proceeds from Sales of Property and Other                                           46       8,954          136
    Investment in Subsidiaries
          Net Cash Flows Used For Investing Activities                 (66,642)     (5,373)   (163,523)      (4,118)       0

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company             20,000       2,000                    1,000
    Issuance of Common Stock
    Issuance of Long-term Debt                                          47,587                 146,590
    Change in Short-term Debt (net)                                    (15,175)        375      37,398         (700)    (700)
    Retirement of Cumulative Preferred Stock                                                  (117,624)
    Retirement of Long-term Debt                                                              (122,127)
    Dividends Paid on Common Stock                                     (26,760)     (2,255)   (199,333)      (2,315)
    Dividends Paid on Cumulative Preferred Stock                                                (3,199)
          Net Cash Flows From (Used For) Financing Activities           25,652         120    (258,295)      (2,015)    (700)

  Net Increase (Decrease) in Cash and Cash Equivalents                     275        (356)     20,200         (278)   8,605
  Cash and Cash Equivalents January 1                                    1,106       1,119      24,003          475      152
  Cash and Cash Equivalents December 31                                 $1,381        $763     $44,203         $197   $8,757

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                       $24,490      $2,684     $81,594       $1,982      $19

      Income Taxes Paid (Received)                                     $11,359        $911    $127,719       $2,300    ($311)

      Noncash Acquisitions Under Capital Leases                         $8,653        $675     $53,389         $713

See Note to Consolidating Financial Statements on Page C-1

    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1997
                            (in thousands)


                                                                                          AEPR                        AEPC
                                                                     AEGCo    AEPINV    CONSOL.     AEPES    AEPSC   CONSOL.
  OPERATING ACTIVITIES:
    Net Income (Loss)                                                 $8,786     ($34)   ($80,294) ($8,993)          ($3,306)
    Adjustments for Noncash Items:
      Depreciation and Amortization                                   21,614                                  4,010
      Deferred Federal Income Taxes                                    4,762       13     (14,002)    (162)  (9,327)    (530)
      Deferred Investment Tax Credits                                 (3,444)                                   (51)
      Equity in Undistributed Earnings of Affiliated Companies                             76,092
      Extraordinary Item - UK Windfall Tax
      Amortization of Operating Expenses
        and Carrying Charges (net)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                     (1,831)   1,072         163  (10,820)     570   (1,016)
        Fuel, Materials and Supplies                                   7,705                                             (76)
        Accrued Utility Revenues
        Accounts Payable                                               3,221       (1)        148    7,154    1,927      745
        Taxes Accrued                                                    517      (24)      3,472    1,436   (5,063)     443
    Other (net)                                                       (5,319)  (1,039)     10,434     (110)  13,117       (2)
          Net Cash Flows From (Used For) Operating Activities         36,011      (13)     (3,987) (11,495)   5,183   (3,742)

  INVESTING ACTIVITIES:
    Construction Expenditures                                         (3,907)             (62,419)             (116)  (3,603)
    Proceeds from Sales of Property and Other                                    (374)       (254)                    (5,904)
    Investment in Subsidiaries                                                           (363,436)
          Net Cash Flows Used For Investing Activities                (3,907)    (374)   (426,109)       0     (116)  (9,507)

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company           (5,000)     250     120,000    1,800            10,600
    Issuance of Common Stock
    Issuance of Long-term Debt                                                            369,188
    Change in Short-term Debt (net)                                    2,175               26,282   10,500             2,750
    Retirement of Cumulative Preferred Stock
    Retirement of Long-term Debt                                     (20,010)             (80,000)           (5,000)
    Dividends Paid on Common Stock                                    (8,144)
    Dividends Paid on Cumulative Preferred Stock
          Net Cash Flows From (Used For) Financing Activities        (30,979)     250     435,470   12,300   (5,000)  13,350

  Net Increase (Decrease) in Cash and Cash Equivalents                 1,125     (137)      5,374      805       67      101
  Cash and Cash Equivalents January 1                                   (888)     227       1,379       25      658        8
  Cash and Cash Equivalents December 31                                 $237      $90      $6,753     $830     $725     $109

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                      $3,220              $13,912     $345   $7,408     $237

      Income Taxes Paid (Received)                                   ($1,698)     $12    ($14,838) ($6,114) $15,025   $1,690

      Noncash Acquisitions Under Capital Leases                         $306                                $35,881

See Note to Consolidating Financial Statements on Page C-1

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     Year Ended December 31, 1997
                            (in thousands)



                                                                     CCCo    COpCo   FRECo  IFRI     AEPPM
  OPERATING ACTIVITIES:
    Net Income (Loss)
    Adjustments for Noncash Items:
      Depreciation and Amortization
      Deferred Federal Income Taxes                                   (9)    (183)
      Deferred Investment Tax Credits
      Equity in Undistributed Earnings of Affiliated Companies
      Extraordinary Item - UK Windfall Tax
      Amortization of Operating Expenses
        and Carrying Charges (net)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                     32    (1,832)     4      1
        Fuel, Materials and Supplies
        Accrued Utility Revenues
        Accounts Payable                                              25       119             5
        Taxes Accrued                                                  1       165
    Other (net)                                                       28       348     (1)    (5)
          Net Cash Flows From (Used For) Operating Activities         77    (1,383)     3      1        0

  INVESTING ACTIVITIES:
    Construction Expenditures
    Proceeds from Sales of Property and Other
    Investment in Subsidiaries
          Net Cash Flows Used For Investing Activities                 0         0      0      0        0

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent Company
    Issuance of Common Stock
    Issuance of Long-term Debt
    Change in Short-term Debt (net)
    Retirement of Cumulative Preferred Stock
    Retirement of Long-term Debt
    Dividends Paid on Common Stock
    Dividends Paid on Cumulative Preferred Stock
          Net Cash Flows From (Used For) Financing Activities          0         0      0      0        0

  Net Increase (Decrease) in Cash and Cash Equivalents                77    (1,383)     3      1        0
  Cash and Cash Equivalents January 1                                 45     2,152     22
  Cash and Cash Equivalents December 31                             $122      $769    $25     $1       $0

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)

      Income Taxes Paid (Received)                                           ($162)

      Noncash Acquisitions Under Capital Leases

See Note to Consolidating Financial Statements on Page C-1

    APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1997
                          (in thousands)

                                                                              JOURNAL  ELIMINATIONS
                                                                   APCo        ENTRY       AND       COMBINED
                                                               CONSOLIDATED   NUMBERS  ADJUSTMENTS    TOTAL
  OPERATING ACTIVITIES:
    Net Income (Loss)                                              $120,514      8         ($1,140)   $121,654
    Adjustments for Noncash Items:
      Depreciation and Amortization                                 138,975                            138,975
      Deferred Federal Income Taxes                                  (5,117)                            (5,117)
      Deferred Investment Tax Credits                                (5,181)                            (5,181)
      Equity in Undistributed Earnings of Affiliated Companies            0    8,11          1,140      (1,140)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                    (3,990)     9           3,065      (7,055)
        Fuel, Materials and Supplies                                  3,950                              3,950
        Accrued Utility Revenues                                        635                                635
        Accounts Payable                                             10,924    9,11         (3,373)     14,297
        Taxes Accrued                                                   614                                614
    Other (net)                                                      19,189    9,11            308      18,881
          Net Cash Flows From (Used For) Operating Activities       280,513                      0     280,513

  INVESTING ACTIVITIES:
    Construction Expenditures                                      (218,074)                          (218,074)
    Proceeds from Sales of Property and Other                         4,971                              4,971
    Investment in Subsidiaries                                            0     10            (605)        605
          Net Cash Flows From (Used For) Investing Activities      (213,103)                  (605)   (212,498)

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent                  40,000     10             605      39,395
    Issuance of Long-term Debt                                      183,257                            183,257
    Change in Short-term Debt (net)                                  69,600                             69,600
    Retirement of Cumulative Preferred Stock                       (183,875)                          (183,875)
    Retirement of Long-term Debt                                    (56,379)                           (56,379)
    Dividends Paid on Common Stock                                 (114,436)                          (114,436)
    Dividends Paid on Cumulative Preferred Stock                     (5,890)                            (5,890)
          Net Cash Flows From (Used For) Financing Activities       (67,723)                   605     (68,328)

  Net Increase (Decrease) in Cash and Cash Equivalents                 (313)                     0        (313)
  Cash and Cash Equivalents January 1                                 7,260                              7,260
  Cash and Cash Equivalents December 31                              $6,947                     $0      $6,947

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                   $115,508                           $115,508

      Income Taxes Paid                                             $71,749                            $71,749

      Noncash Acquisitions Under Capital Leases                     $15,266                            $15,266

See Note to Consolidating Financial Statements on Page C-1

    APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1997
                          (in thousands)



                                                                   APCo     CeCCo  CACCo   SACCo   WVPCo
  OPERATING ACTIVITIES:
    Net Income (Loss)                                             $120,514   $450    $81     $603     $6
    Adjustments for Noncash Items:
      Depreciation and Amortization                                138,035     76             864
      Deferred Federal Income Taxes                                 (4,742)  (262)   108     (221)
      Deferred Investment Tax Credits                               (5,181)
      Equity in Undistributed Earnings of Affiliated Companies      (1,140)
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                   (3,451)(2,429)  (994)    (181)     0
        Fuel, Materials and Supplies                                 3,950
        Accrued Utility Revenues                                       635
        Accounts Payable                                            13,008  1,066     59      164
        Taxes Accrued                                                  584     22     (6)      17     (3)
    Other (net)                                                     17,424  1,063    552     (158)
          Net Cash Flows From (Used For) Operating Activities      279,636    (14)  (200)   1,088      3

  INVESTING ACTIVITIES:
    Construction Expenditures                                     (218,074)
    Proceeds from Sales of Property and Other                        4,960                     11
    Investment in Subsidiaries                                         605
          Net Cash Flows From (Used For) Investing Activities     (212,509)     0      0       11      0

  FINANCING ACTIVITIES:
    Capital Contributions From (Returned to) Parent                 40,000                   (605)
    Issuance of Long-term Debt                                     183,257
    Change in Short-term Debt (net)                                 69,600
    Retirement of Cumulative Preferred Stock                      (183,875)
    Retirement of Long-term Debt                                   (56,379)
    Dividends Paid on Common Stock                                (114,436)
    Dividends Paid on Cumulative Preferred Stock                    (5,890)
          Net Cash Flows From (Used For) Financing Activities      (67,723)     0      0     (605)     0

  Net Increase (Decrease) in Cash and Cash Equivalents                (596)   (14)  (200)     494      3
  Cash and Cash Equivalents January 1                                6,299    391    251       95    224
  Cash and Cash Equivalents December 31                             $5,703   $377    $51     $589   $227

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                  $115,508

      Income Taxes Paid                                            $70,308   $724   ($92)    $801     $8

      Noncash Acquisitions Under Capital Leases                    $15,266

See Note to Consolidating Financial Statements on Page C-1

    COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        Year Ended December 31, 1997
                               (in thousands)

                                                                                       JOURNAL  ELIMINATIONS
                                                                            CSPCo       ENTRY       AND       COMBINED
                                                                        CONSOLIDATED   NUMBERS  ADJUSTMENTS    TOTAL
  OPERATING ACTIVITIES:
    Net Income                                                              $119,379     12           ($260)   $119,639
    Adjustments for Noncash Items:
      Depreciation and Amortization                                           90,959                             90,959
      Deferred Federal Income Taxes                                            5,250     14               2       5,248
      Deferred Investment Tax Credits                                         (4,168)    14              (1)     (4,167)
      Equity in Undistributed Earnings of Affiliated Companies                     0     12             160        (160)
      Amortization of Operating Expenses
        and Carrying Charges (net)                                            16,097                             16,097
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                            (47,966)   13,14          (209)    (47,757)
        Fuel, Materials and Supplies                                          (4,900)                            (4,900)
        Accrued Utility Revenues                                             (19,939)                           (19,939)
        Accounts Payable                                                      16,459    13,14            93      16,366
        Taxes Accrued                                                          1,678     14               1       1,677
    Other (net)                                                              (14,109)   13,14           114     (14,223)
          Net Cash Flows From (Used For) Operating Activities                158,740                   (100)    158,840

  INVESTING ACTIVITIES:
    Construction Expenditures                                               (108,931)                          (108,931)
    Proceeds from Sale of Property and Other                                   1,722                              1,722
    Investment in Subsidiaries                                                     0                                  0
          Net Cash Flows Used For Investing Activities                      (107,209)                     0    (107,209)

  FINANCING ACTIVITIES:
    Issuance of Long-term Debt                                                86,172                             86,172
    Change in Short-term Debt (net)                                           14,800                             14,800
    Retirement of Cumulative Preferred Stock                                 (52,953)                           (52,953)
    Retirement of Long-term Debt                                             (14,640)                           (14,640)
    Dividends Paid on Common Stock                                           (78,684)    12             100     (78,784)
    Dividends Paid on Cumulative Preferred Stock                              (2,734)                            (2,734)
          Net Cash Flows Used For Financing Activities                       (48,039)                   100     (48,139)

  Net Increase (Decrease) in Cash and Cash Equivalents                         3,492                      0       3,492
  Cash and Cash Equivalents January 1                                          9,134                              9,134
  Cash and Cash Equivalents December 31                                      $12,626                     $0     $12,626

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                             $74,248                            $74,248

      Income Taxes Paid                                                      $70,870                            $70,870

      Noncash Acquisitions Under Capital Leases                               $8,568                             $8,568

  See Note to Consolidating Financial Statements on Page C-1

    COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        Year Ended December 31, 1997
                               (in thousands)


                                                                           CSPCo       COLM      CCPC     Simco
  OPERATING ACTIVITIES:
    Net Income                                                             $119,379       $70       $70      $120
    Adjustments for Noncash Items:
      Depreciation and Amortization                                          90,830                  27       102
      Deferred Federal Income Taxes                                           5,259                  21       (32)
      Deferred Investment Tax Credits                                        (4,162)                           (5)
      Equity in Undistributed Earnings of Affiliated Companies                 (160)
      Amortization of Operating Expenses
        and Carrying Charges (net)                                           16,097
    Changes in Certain Current Assets and Liabilities:
        Accounts Receivable (net)                                           (47,926)       11       158
        Fuel, Materials and Supplies                                         (4,998)                 98
        Accrued Utility Revenues                                            (19,939)
        Accounts Payable                                                     16,558        15      (232)       25
        Taxes Accrued                                                         1,657       (11)       30         1
    Other (net)                                                             (14,189)      102      (149)       13
          Net Cash Flows From (Used For) Operating Activities               158,406       187        23       224

  INVESTING ACTIVITIES:
    Construction Expenditures                                              (108,881)                          (50)
    Proceeds from Sale of Property and Other                                  1,722
    Investment in Subsidiaries
          Net Cash Flows Used For Investing Activities                     (107,159)        0         0       (50)

  FINANCING ACTIVITIES:
    Issuance of Long-term Debt                                               86,172
    Change in Short-term Debt (net)                                          14,800
    Retirement of Cumulative Preferred Stock                                (52,953)
    Retirement of Long-term Debt                                            (14,640)
    Dividends Paid on Common Stock                                          (78,684)                         (100)
    Dividends Paid on Cumulative Preferred Stock                             (2,734)
          Net Cash Flows Used For Financing Activities                      (48,039)        0         0      (100)

  Net Increase (Decrease) in Cash and Cash Equivalents                        3,208       187        23        74
  Cash and Cash Equivalents January 1                                         8,883        83        19       149
  Cash and Cash Equivalents December 31                                     $12,091      $270       $42      $223

  Supplemental Disclosure:

      Interest Paid (net of capitalized amounts)                            $74,248

      Income Taxes Paid                                                     $70,669       $28       $54      $119

      Noncash Acquisitions Under Capital Leases                              $8,524                 $44

  See Note to Consolidating Financial Statements on Page C-1

  INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
              CONSOLIDATING STATEMENT OF CASH FLOWS
                  Year Ended December 31, 1997
                         (in thousands)

                                                                              JOURNAL  ELIMINATIONS
                                                                    I&M        ENTRY       AND       COMBINED
                                                               CONSOLIDATED   NUMBERS  ADJUSTMENTS    TOTAL
OPERATING ACTIVITIES:
  Net Income (Loss)                                                $146,740     15           ($726)   $147,466
  Adjustments for Noncash Items:
    Depreciation and Amortization                                   148,630                            148,630
    Deferred Federal Income Taxes                                     3,922                              3,922
    Deferred Investment Tax Credits                                  (8,428)                            (8,428)
    Equity in Undistributed Earnings of Affiliated Companies              0     15             726        (726)
    Amortization of Operating Expenses
      and Carrying Charges (net)                                     (4,096)                            (4,096)
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                     (10,456)    16            (719)     (9,737)
      Fuel, Materials and Supplies                                    5,168                              5,168
      Accrued Utility Revenues                                        7,774                              7,774
      Accounts Payable                                               23,639     16          (1,191)     24,830
      Taxes Accrued                                                 (35,687)                           (35,687)
  Other (net)                                                       (16,995)    16           1,910     (18,905)
        Net Cash Flows From Operating Activities                    260,211                      0     260,211

INVESTING ACTIVITIES:
  Construction Expenditures                                        (122,360)                          (122,360)
  Proceeds from Sales of Property and Other                           2,016                              2,016
  Investment in Subsidiaries                                              0     17          (7,550)      7,550
        Net Cash Flows From (Used For) Investing Activities        (120,344)                (7,550)   (112,794)

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                         47,728                             47,728
  Change in Short-term Debt (net)                                    76,100                             76,100
  Retirement of Cumulative Preferred Stock                          (78,877)                           (78,877)
  Retirement of Long-term Debt                                      (50,000)    17           7,550     (57,550)
  Dividends Paid on Common Stock                                   (131,260)                          (131,260)
  Dividends Paid on Cumulative Preferred Stock                       (5,931)                            (5,931)
        Net Cash Flows Used For Financing Activities               (142,240)                 7,550    (149,790)

Net Increase (Decrease) in Cash and Cash Equivalents                 (2,373)                            (2,373)
Cash and Cash Equivalents January 1                                   8,233                              8,233
Cash and Cash Equivalents December 31                                $5,860                     $0      $5,860

Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                      $62,274                            $62,274

    Income Taxes Paid (Received)                                   $120,212                           $120,212

    Noncash Acquisitions Under Capital Leases                      $111,395                           $111,395

See Note to Consolidating Financial Statements on Page C-1

  INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
              CONSOLIDATING STATEMENT OF CASH FLOWS
                  Year Ended December 31, 1997
                         (in thousands)

                                                                   I&M       BHCCo    PRCCo
OPERATING ACTIVITIES:
  Net Income (Loss)                                               $146,740      $726
  Adjustments for Noncash Items:
    Depreciation and Amortization                                  141,441     7,189
    Deferred Federal Income Taxes                                    2,464     1,457      1
    Deferred Investment Tax Credits                                 (8,428)
    Equity in Undistributed Earnings of Affiliated Companies          (726)
    Amortization of Operating Expenses
      and Carrying Charges (net)                                    (4,096)
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                     (8,886)     (845)    (6)
      Fuel, Materials and Supplies                                   5,168
      Accrued Utility Revenues                                       7,774
      Accounts Payable                                              24,876       (47)     1
      Taxes Accrued                                                (35,697)        5      5
  Other (net)                                                      (17,972)     (932)    (1)
        Net Cash Flows From Operating Activities                   252,658     7,553      0

INVESTING ACTIVITIES:
  Construction Expenditures                                       (122,360)
  Proceeds from Sales of Property and Other                          2,016
  Investment in Subsidiaries                                         7,550
        Net Cash Flows From (Used For) Investing Activities       (112,794)        0      0

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                        47,728
  Change in Short-term Debt (net)                                   76,100
  Retirement of Cumulative Preferred Stock                         (78,877)
  Retirement of Long-term Debt                                     (50,000)   (7,550)
  Dividends Paid on Common Stock                                  (131,260)
  Dividends Paid on Cumulative Preferred Stock                      (5,931)
        Net Cash Flows Used For Financing Activities              (142,240)   (7,550)     0

Net Increase (Decrease) in Cash and Cash Equivalents                (2,376)        3
Cash and Cash Equivalents January 1                                  7,618       615
Cash and Cash Equivalents December 31                               $5,242      $618     $0

Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                     $62,274

    Income Taxes Paid (Received)                                  $116,231    $3,981

    Noncash Acquisitions Under Capital Leases                     $111,395

See Note to Consolidating Financial Statements on Page C-1

       OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATING STATEMENT OF CASH FLOWS
                 Year Ended December 31, 1997
                        (in thousands)

                                                                            JOURNAL  ELIMINATIONS
                                                                 OPCo        ENTRY       AND       COMBINED
                                                             CONSOLIDATED   NUMBERS  ADJUSTMENTS    TOTAL
OPERATING ACTIVITIES:
  Net Income                                                     $208,689     18         ($5,455)   $214,144
  Adjustments for Noncash Items:
    Depreciation and Amortization                                 172,186                            172,186
    Deferred Federal Income Taxes                                   7,627     21               2       7,625
    Deferred Investment Tax Credits                                (3,487)                            (3,487)
    Equity in Undistributed Earnings of Affiliated Companies            0     18          (2,119)      2,119
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                   (62,371)   19,21        (7,409)    (54,962)
      Fuel, Materials and Supplies                                (11,127)    21               2     (11,129)
      Accrued Utility Revenues                                      1,266     21              (1)      1,267
      Accounts Payable                                             95,348    19,21         4,053      91,295
      Taxes Accrued                                                (2,743)                            (2,743)
  Other (net)                                                      36,630  19,20,21        1,854      34,776
        Net Cash Flows From (Used for) Operating Activities       442,018                 (9,073)    451,091

INVESTING ACTIVITIES:
  Construction Expenditures                                      (172,477)    21              (2)   (172,475)
  Proceeds from Sales of Property and Other                         8,954     21               1       8,953
  Investment in Subsidiaries                                            0    20,21       (49,142)     49,142
        Net Cash Flows From (Used for) Investing Activities      (163,523)               (49,143)   (114,380)

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                      146,590                            146,590
  Change in Short-term Debt (net)                                  37,398     20           1,500      35,898
  Retirement of Cumulative Preferred Stock                       (117,624)                          (117,624)
  Retirement of Long-term Debt                                   (122,127)                          (122,127)
  Return of Capital Contributions to Parent Company                     0     20          49,141     (49,141)
  Dividends Paid on Common Stock                                 (199,333)    18           7,574    (206,907)
  Dividends Paid on Cumulative Preferred Stock                     (3,199)                            (3,199)
        Net Cash Flows From (Used For) Financing Activities      (258,295)                58,215    (316,510)

Net Increase (Decrease) in Cash and Cash Equivalents               20,200                     (1)     20,201
Cash and Cash Equivalents January 1                                24,003                             24,003
Cash and Cash Equivalents December 31                             $44,203     21             ($1)    $44,204

Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                    $81,594     22            ($35)    $81,629

    Income Taxes Paid                                            $127,719                           $127,719

    Noncash Acquisitions Under Capital Leases                     $53,389                            $53,389

See Note to Consolidating Financial Statements on Page C-1

       OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATING STATEMENT OF CASH FLOWS
                 Year Ended December 31, 1997
                        (in thousands)



                                                                 OPCo      COCCo    SOCCo    WCCo
OPERATING ACTIVITIES:
  Net Income                                                    $208,689       $0   $4,295   $1,160
  Adjustments for Noncash Items:
    Depreciation and Amortization                                140,807    3,771   23,167    4,441
    Deferred Federal Income Taxes                                 22,462   (2,952)  (8,359)  (3,526)
    Deferred Investment Tax Credits                               (3,487)
    Equity in Undistributed Earnings of Affiliated Companies       2,119
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                  (56,382)  (5,780)   6,740      460
      Fuel, Materials and Supplies                               (11,792)   1,559     (214)    (682)
      Accrued Utility Revenues                                     1,267
      Accounts Payable                                            88,703      612      163    1,817
      Taxes Accrued                                               (2,139)    (878)     480     (206)
  Other (net)                                                     (7,403)  19,748   15,500    6,931
        Net Cash Flows From (Used for) Operating Activities      382,844   16,080   41,772   10,395

INVESTING ACTIVITIES:
  Construction Expenditures                                     (159,338)  (9,940)  (2,241)    (956)
  Proceeds from Sales of Property and Other                        8,989        1      (40)       3
  Investment in Subsidiaries                                      49,142
        Net Cash Flows From (Used for) Investing Activities     (101,207)  (9,939)  (2,281)    (953)

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                      96,490            50,100
  Change in Short-term Debt (net)                                 37,398      -     (1,500)     -
  Retirement of Cumulative Preferred Stock                      (117,624)     -        -        -
  Retirement of Long-term Debt                                   (96,620)    (104) (24,834)    (569)
  Return of Capital Contributions to Parent Company                                (47,141)  (2,000)
  Dividends Paid on Common Stock                                (199,333)    (200)  (5,024)  (2,350)
  Dividends Paid on Cumulative Preferred Stock                    (3,199)
        Net Cash Flows From (Used For) Financing Activities     (282,888)    (304) (28,399)  (4,919)

Net Increase (Decrease) in Cash and Cash Equivalents              (1,251)   5,837   11,092    4,523
Cash and Cash Equivalents January 1                                6,003    8,498    5,565    3,937
Cash and Cash Equivalents December 31                             $4,752  $14,335  $16,657   $8,460

Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                   $76,581       $0   $5,034      $14

    Income Taxes Paid                                           $103,528   $3,818  $14,704   $5,669

    Noncash Acquisitions Under Capital Leases                    $19,447     $256  $32,001   $1,685

See Note to Consolidating Financial Statements on Page C-1

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1997
                   (in thousands)
                                                                  JOURNAL ELIMINATIONS
                                                         AEP       ENTRY       AND       COMBINED                  APCO
                                                    CONSOLIDATED  NUMBERS  ADJUSTMENTS    TOTAL        AEP     CONSOLIDATED
Retained Earnings January 1                           $1,547,746           ($1,238,349) $2,786,095  $1,547,746     $208,472
Net Income                                               510,961     A        (537,108)  1,048,069     510,961      120,514
                                                       2,058,707            (1,775,457)  3,834,164   2,058,707      328,986

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)                                  453,453                           453,453     453,453
      Subsidiary Companies                                     0     B        (563,187)    563,187                  114,436
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                          0     B         (12,927)     12,927                    3,221
    Other                                                    237     C          (5,141)      5,378         237        3,785

Retained Earnings December 31                         $1,605,017     C     ($1,194,202) $2,799,219  $1,605,017     $207,544

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1997
                   (in thousands)

                                                        CSPCo         I&M                                OPCo
                                                    CONSOLIDATED CONSOLIDATED     KEPCo       KGPCo  CONSOLIDATED   WPCo
Retained Earnings January 1                              $99,582     $269,071    $84,090      $7,607     $584,015   $6,048
Net Income                                               119,379      146,740     20,746       2,015      208,689    2,191
                                                         218,961      415,811    104,836       9,622      792,704    8,239

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)
      Subsidiary Companies                                78,684      131,260     26,760       2,255      199,333    2,315
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                      1,750        4,757                               3,199
    Other                                                    355          980                                  21

Retained Earnings December 31                           $138,172     $278,814    $78,076      $7,367     $590,151   $5,924

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1997
                   (in thousands)

                                                                                         AEPR                        AEPC
                                                       AEPRESCo     AEGCo     AEPINV  CONSOLIDATED   AEPES   AEPSC  CONSOL.   CCCo
Retained Earnings January 1                           ($3,111)     $1,886    ($8,834)     ($7,465) ($2,981)           ($224)
Net Income                                                675       8,786        (34)     (80,294) ($8,993)          (3,306)
                                                       (2,436)     10,672     (8,868)     (87,759) (11,974)     0    (3,530)    0

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)
      Subsidiary Companies                                          8,144
    Cash Dividends Declared on Cumulative
     Preferred Stocks
    Other

Retained Earnings December 31                         ($2,436)     $2,528    ($8,868)    ($87,759)($11,974)    $0   ($3,530)   $0

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

       AMERICAN ELECTRIC POWER COMPANY, INC.
              AND SUBSIDIARY COMPANIES
    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 DECEMBER 31, 1997
                   (in thousands)


                                                     COpCo   FRECo  IFRI   AEPPM
Retained Earnings January 1                            $173    $20
Net Income
                                                        173     20      0       0

Deductions:
    Cash Dividends Declared on Common Stock:
      American Electric Power Company, Inc.
      ($2.40 per Share)
      Subsidiary Companies
    Cash Dividends Declared on Cumulative
     Preferred Stocks
    Other

Retained Earnings December 31                          $173    $20     $0      $0

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
              YEAR ENDED DECEMBER 31, 1997
                     (in thousands)

                                                            JOURNAL ELIMINATIONS
                                                  APCo       ENTRY       AND      COMBINED
                                              CONSOLIDATED  NUMBERS  ADJUSTMENTS   TOTAL
Retained Earnings January 1                       $208,472                $7,803  $200,669
Net Income                                         120,514     A          (1,140)  121,654
                                                   328,986                 6,663   322,323

Deductions:
    Cash Dividends Declared on Common Stock        114,436     B                   114,436
    Cash Dividends Declared on Cumulative
        Preferred Stocks                             3,221                           3,221
    Other                                            3,785                           3,785

Retained Earnings December 31                     $207,544     C          $6,663  $200,881

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED
              YEAR ENDED DECEMBER 31, 1997
                     (in thousands)

                                               APCo     CeCCo   CACCo    SACCo  WVPCo
Retained Earnings January 1                  $208,472  ($4,023)  ($285) ($3,534)  $39
Net Income                                    120,514      450      81      603     6
                                              328,986   (3,573)   (204)  (2,931)   45

Deductions:
    Cash Dividends Declared on Common Stock   114,436
    Cash Dividends Declared on Cumulative
        Preferred Stocks                        3,221
    Other                                       3,785

Retained Earnings December 31                $207,544  ($3,573)  ($204) ($2,931)  $45

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

    COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 1997
                              (in thousands)

                                                                              JOURNAL ELIMINATIONS
                                                                    CSPCo      ENTRY       AND      COMBINED
                                                                CONSOLIDATED  NUMBERS  ADJUSTMENTS    TOTAL
Retained Earnings January 1                                          $99,582               ($2,027)  $101,609
Net Income                                                           119,379     A            (260)   119,639
                                                                     218,961                (2,287)   221,248

Deductions:
    Cash Dividends Declared on Common Stock                           78,684     B            (100)    78,784
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                                  1,750                            1,750
    Other                                                                355                              355

Retained Earnings December 31                                       $138,172     C         ($2,187)  $140,359

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

     COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 1997
                              (in thousands)



                                                                   CSPCo      COLM    CCPC   Simco
Retained Earnings January 1                                        $99,582    $1,155   $750    $122
Net Income                                                         119,379        70     70     120
                                                                   218,961     1,225    820     242

Deductions:
    Cash Dividends Declared on Common Stock                         78,684                      100
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                                1,750
    Other                                                              355

Retained Earnings December 31                                     $138,172    $1,225   $820    $142

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

 INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 YEAR ENDED DECEMBER 31, 1997
                        (in thousands)

                                                                            JOURNAL ELIMINATIONS
                                                                   I&M       ENTRY       AND     COMBINED
                                                               CONSOLIDATED NUMBERS  ADJUSTMENTS   TOTAL
Retained Earnings January 1                                       $269,071              ($14,256)$283,327
Net Income                                                         146,740     A            (726) 147,466
                                                                   415,811               (14,982) 430,793

Deductions:
    Cash Dividends Declared on Common Stock                        131,260     B               0  131,260
    Cash Dividends Declared on Cumulative
      Preferred Stocks                                               4,757                          4,757
    Other                                                              980                            980

Retained Earnings December 31                                     $278,814     C        ($14,982)$293,796

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

 INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 YEAR ENDED DECEMBER 31, 1997
                        (in thousands)



                                                                  I&M     BHCCo    PRCCo
Retained Earnings January 1                                    $269,071  $14,256       $0
Net Income                                                      146,740      726
                                                                415,811   14,982        0

Deductions:
    Cash Dividends Declared on Common Stock                     131,260        0
    Cash Dividends Declared on Cumulative
      Preferred Stocks                                            4,757
    Other                                                           980

Retained Earnings December 31                                  $278,814  $14,982       $0

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

        OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
            CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                     YEAR ENDED DECEMBER 31, 1997
                            (in thousands)

                                                                         JOURNAL ELIMINATIONS
                                                                OPCo      ENTRY       AND     COMBINED
                                                            CONSOLIDATED NUMBERS  ADJUSTMENTS   TOTAL
Retained Earnings January 1                                    $584,015              ($25,532) $609,547
Net Income                                                      208,689     A          (5,455)  214,144
                                                                792,704               (30,987)  823,691

Deductions:
    Cash Dividends Declared on Common Stock                     199,333     B          (7,574)  206,907
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                             3,199                           3,199
    Other                                                            21                              21

Retained Earnings December 31                                  $590,151     C        ($23,413) $613,564

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

        OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
            CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                     YEAR ENDED DECEMBER 31, 1997
                            (in thousands)



                                                              OPCo     COCCo    SOCCo    WCCo
Retained Earnings January 1                                 $584,015     $200  $24,064   $1,268
Net Income                                                   208,689             4,295    1,160
                                                             792,704      200   28,359    2,428

Deductions:
    Cash Dividends Declared on Common Stock                  199,333      200    5,024    2,350
    Cash Dividends Declared on Cumulative
     Preferred Stocks                                          3,199
    Other                                                         21

Retained Earnings December 31                               $590,151       $0  $23,335      $78

See Note to Consolidating Financial Statements on Page C-1.

    A  See Consolidating Statement of Income.

    B  See Consolidating Statement of Cash Flows.

    C  See Consolidating Balance Sheet.

Note to Consolidating Financial Statements.

Notes to financial statements are incorporated herein by reference to the 1997 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

                    CARDINAL OPERATING COMPANY
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1997
                          (in thousands)


OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . . $177,919
  Other Operation . . . . . . . . . . . . . . . . . . .   13,306
  Maintenance . . . . . . . . . . . . . . . . . . . . .   20,617
  Taxes Other Than Federal Income Taxes . . . . . . . .    1,043

          TOTAL OPERATING EXPENSES. . . . . . . . . . . $212,885

REIMBURSED BY:
  Ohio Power Company. . . . . . . . . . . . . . . . . . $101,962
  Buckeye Power, Inc. . . . . . . . . . . . . . . . . .  110,923

          TOTAL . . . . . . . . . . . . . . . . . . . . $212,885

RETAINED EARNINGS . . . . . . . . . . . . . . . . . . .   None

                   CARDINAL OPERATING COMPANY
                          BALANCE SHEET
                        DECEMBER 31, 1997
                          (in thousands)
ASSETS

INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . $     3

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .      21
  Accounts Receivable:
    Affiliated Companies. . . . . . . . . . . . . . . .  22,054
    Miscellaneous . . . . . . . . . . . . . . . . . . .     110
  Other . . . . . . . . . . . . . . . . . . . . . . . .      61

          TOTAL CURRENT ASSETS. . . . . . . . . . . . .  22,246

DEFERRED CHARGES:
  Other Work in Progress. . . . . . . . . . . . . . . .   1,602
  Other . . . . . . . . . . . . . . . . . . . . . . . .     278

          TOTAL DEFERRED CHARGES. . . . . . . . . . . .   1,880

            TOTAL . . . . . . . . . . . . . . . . . . . $24,129

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock  - Par Value $1:
    Authorized  - 500 Shares
    Outstanding - 500 Shares. . . . . . . . . . . . . . $     1
  Advances from Affiliated Companies. . . . . . . . . .     400

          TOTAL CAPITALIZATION. . . . . . . . . . . . .     401

OTHER NONCURRENT LIABILITIES. . . . . . . . . . . . . .   2,844

CURRENT LIABILITIES:
  Accounts Payable:
    General . . . . . . . . . . . . . . . . . . . . . .  11,930
    Affiliated Companies. . . . . . . . . . . . . . . .   8,322
  Other . . . . . . . . . . . . . . . . . . . . . . . .     631

          TOTAL CURRENT LIABILITIES . . . . . . . . . .  20,883

DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .       1

            TOTAL . . . . . . . . . . . . . . . . . . . $24,129




                   CARDINAL OPERATING COMPANY
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1997
                          (in thousands)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . .  $  -
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable . . . . . . . . . . . . . . . .    3,180
    Accounts Payable. . . . . . . . . . . . . . . . . .   (5,362)
  Decrease in Other Work in Progress. . . . . . . . . .    2,274
  Other (net) . . . . . . . . . . . . . . . . . . . . .      (92)
     Net Cash Flows From Operating Activities . . . . .     -

  Net Increase in Cash and Cash Equivalents . . . . . .     -
  Cash and Cash Equivalents January 1 . . . . . . . . .       21
  Cash and Cash Equivalents December 31 . . . . . . . .  $    21



             INDIANA-KENTUCKY ELECTRIC CORPORATION
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1997
                          (in thousands)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $148,265

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .  106,121
  Other Operation . . . . . . . . . . . . . . . . . . .   16,904
  Maintenance . . . . . . . . . . . . . . . . . . . . .   16,099
  Depreciation. . . . . . . . . . . . . . . . . . . . .    6,061
  Taxes Other Than Federal Income Taxes . . . . . . . .    3,094

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  148,279

OPERATING LOSS. . . . . . . . . . . . . . . . . . . . .      (14)

NONOPERATING INCOME . . . . . . . . . . . . . . . . . .       14

NET INCOME AND RETAINED EARNINGS. . . . . . . . . . . .   None





              INDIANA-KENTUCKY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1997
                          (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $396,357
  Construction Work in Progress . . . . . . . . . . . .    2,937
          Total Electric Utility Plant. . . . . . . . .  399,294
  Accumulated Depreciation and Amortization . . . . . .  336,299
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .   62,995

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .       58
  Accounts Receivable . . . . . . . . . . . . . . . . .       29
  Coal in Storage - at average cost . . . . . . . . . .   10,948
  Coal Sold Under Agreement to Repurchase . . . . . . .    8,000
  Materials and Supplies - at average cost. . . . . . .    9,146
  Prepayments and Other . . . . . . . . . . . . . . . .    1,086
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   29,267

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   51,019
REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   24,247
DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .    6,710
            TOTAL . . . . . . . . . . . . . . . . . . . $174,238

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock, No Par Value
    Authorized - 100,000 Shares
    Outstanding - 17,000 Shares . . . . . . . . . . . . $  3,400

CURRENT LIABILITIES:
  Accounts Payable. . . . . . . . . . . . . . . . . . .   15,481
  Coal Repurchase Obligation. . . . . . . . . . . . . .    8,000
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .    1,978
  Interest Accrued and Other. . . . . . . . . . . . . .    2,104
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   27,563
AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   51,019
POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   18,500
ADVANCES FROM PARENT COMPANY FOR CONSTRUCTION . . . . .   64,488
DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .    9,268
            TOTAL . . . . . . . . . . . . . . . . . . . $174,238




               INDIANA-KENTUCKY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1997
                          (in thousands)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $   -
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . . .    6,061
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .       34
      Coal, Materials and Supplies. . . . . . . . . . .    2,828
      Accounts Payable. . . . . . . . . . . . . . . . .    3,170
    Other (net) . . . . . . . . . . . . . . . . . . . .   (2,223)
       Net Cash Flows From Operating Activities . . . .    9,870

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .   (8,637)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    7,313
  Advances Returned to Parent . . . . . . . . . . . . .   (6,061)
       Net Cash Flows Used For Investing Activities . .   (7,385)

FINANCING ACTIVITIES - Coal Purchase Obligation . . . .   (3,000)

  Net Decrease in Cash and Cash Equivalents . . . . . .     (515)
  Cash and Cash Equivalents January 1 . . . . . . . . .      573
  Cash and Cash Equivalents December 31 . . . . . . . . $     58

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .     $719





                OHIO VALLEY ELECTRIC CORPORATION
                       STATEMENT OF INCOME
                   YEAR ENDED DECEMBER 31, 1997
                          (in thousands)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $301,460

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .   98,556
  Purchased Power . . . . . . . . . . . . . . . . . . .  148,963
  Other Operation . . . . . . . . . . . . . . . . . . .   21,072
  Maintenance . . . . . . . . . . . . . . . . . . . . .   15,472
  Taxes Other Than Federal Income Taxes . . . . . . . .    5,040
  Federal Income Taxes. . . . . . . . . . . . . . . . .    4,641

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  293,744

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .    7,716
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .      453
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .    8,169

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .    6,061

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . $  2,108




                 OHIO VALLEY ELECTRIC CORPORATION
                  STATEMENT OF RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1997
                          (in thousands)

RETAINED EARNINGS JANUARY 1 . . . . . . . . . . . . . .   $2,431
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    2,108
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . . . .    2,475
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . . . .   $2,064




             OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1997
                          (in thousands)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $289,591
  Construction Work in Progress . . . . . . . . . . . .    2,067
          Total Electric Utility Plant. . . . . . . . .  291,658
  Accumulated Depreciation and Amortization . . . . . .  286,058
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .    5,600

INVESTMENTS AND OTHER . . . . . . . . . . . . . . . . .   67,888

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .    5,325
  Accounts Receivable . . . . . . . . . . . . . . . . .   26,186
  Coal in Storage - at average cost . . . . . . . . . .    3,869
  Coal Sold Under Agreement to Repurchase . . . . . . .    8,000
  Materials and Supplies - at average cost. . . . . . .   10,315
  Prepayments and Other . . . . . . . . . . . . . . . .   10,508
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   64,203

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   19,174

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   29,551

DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .    4,001

            TOTAL . . . . . . . . . . . . . . . . . . . $190,417



                OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1997
                          (in thousands)

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock  - Par Value $100:
    Authorized  - 300,000 Shares
    Outstanding - 100,000 Shares. . . . . . . . . . . . $ 10,000
  Retained Earnings . . . . . . . . . . . . . . . . . .    2,064
          Total Shareowners' Equity . . . . . . . . . .   12,064
  Long-term Debt - Notes Payable. . . . . . . . . . . .   58,201
          TOTAL CAPITALIZATION. . . . . . . . . . . . .   70,265

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year. . . . . . . . . .   14,065
  Short-term Debt . . . . . . . . . . . . . . . . . . .   20,000
  Coal Purchase Obligation. . . . . . . . . . . . . . .    8,000
  Accounts Payable. . . . . . . . . . . . . . . . . . .    8,549
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .   14,794
  Interest Accrued and Other. . . . . . . . . . . . . .    2,356
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   67,764

INVESTMENT TAX CREDITS. . . . . . . . . . . . . . . . .   10,610

POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   18,338

AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   14,752

OTHER REGULATORY LIABILITIES AND DEFERRED CREDITS . . .    8,688

            TOTAL . . . . . . . . . . . . . . . . . . . $190,417



                OHIO VALLEY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1997
                          (in thousands)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $  2,108
  Adjustments for Noncash Items:
    Future Federal Income Tax Benefits. . . . . . . . .   (5,755)
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .   (4,726)
      Coal, Materials and Supplies. . . . . . . . . . .    3,114
      Accounts Payable. . . . . . . . . . . . . . . . .   (2,095)
    Other (net) . . . . . . . . . . . . . . . . . . . .   (6,794)
       Net Cash Flows Used For Operating Activities . .  (14,148)

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .  (20,317)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .   20,729
  Advances Returned from Subsidiary . . . . . . . . . .    6,061
       Net Cash Flows From Investing Activities . . . .    6,473

FINANCING ACTIVITIES:
  Change in Short-term Debt (net) . . . . . . . . . . .   20,000
  Retirement of Long-term Debt. . . . . . . . . . . . .   (6,961)
  Dividends Paid. . . . . . . . . . . . . . . . . . . .   (2,475)
       Net Cash Flows From Financing Activities . . . .   10,564

  Net Increase in Cash and Cash Equivalents . . . . . .    2,889
  Cash and Cash Equivalents January 1 . . . . . . . . .    2,436
  Cash and Cash Equivalents December 31 . . . . . . . . $  5,325

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .   $6,420

  Income Taxes Paid . . . . . . . . . . . . . . . . . .   $1,580


               YORKSHIRE POWER GROUP CONSOLIDATED
                       STATEMENT OF INCOME
               NINE MONTHS ENDED DECEMBER 31, 1997
                          (in millions)

OPERATING REVENUES. . . . . . . . . . . . . . . . .   $1,492.9

COST OF SALES . . . . . . . . . . . . . . . . . . .    1,014.2

GROSS PROFIT. . . . . . . . . . . . . . . . . . . .      478.7

OPERATING COSTS . . . . . . . . . . . . . . . . . .      276.4

OPERATING INCOME. . . . . . . . . . . . . . . . . .      202.3

NONOPERATING INCOME (NET) . . . . . . . . . . . . .        3.7

INCOME BEFORE INTEREST CHARGES. . . . . . . . . . .      206.0

INTEREST CHARGES. . . . . . . . . . . . . . . . . .      128.7

INCOME BEFORE TAXES . . . . . . . . . . . . . . . .       77.3

TAXES . . . . . . . . . . . . . . . . . . . . . . .        9.8

INCOME BEFORE EXTRAORDINARY ITEM. . . . . . . . . .       67.5

EXTRAORDINARY LOSS - WINDFALL TAX . . . . . . . . .      218.8

NET LOSS. . . . . . . . . . . . . . . . . . . . . .   $ (151.3)




                YORKSHIRE POWER GROUP CONSOLIDATED
                  STATEMENT OF RETAINED EARNINGS
               NINE MONTHS ENDED DECEMBER 31, 1997
                          (in millions)

RETAINED EARNINGS APRIL 1 . . . . . . . . . . . . .   $    -
NET LOSS. . . . . . . . . . . . . . . . . . . . . .    (151.3)
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . .        -
RETAINED EARNINGS DECEMBER 31 (DEFICIT) . . . . . .   $(151.3)





                YORKSHIRE POWER GROUP CONSOLIDATED
                          BALANCE SHEET
                        DECEMBER 31, 1997
                          (in millions)

ASSETS

ELECTRIC UTILITY PLANT:
  Property, Plant and Equipment . . . . . . . . . . . $1,644.6

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . .    193.7
  Accounts Receivable . . . . . . . . . . . . . . . .    334.4
  Other Current Assets. . . . . . . . . . . . . . . .     74.1
          TOTAL CURRENT ASSETS. . . . . . . . . . . .    602.2

DEFERRED DEBITS . . . . . . . . . . . . . . . . . . .  1,895.4

            TOTAL . . . . . . . . . . . . . . . . . . $4,142.2

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock. . . . . . . . . . . . . . . . . . . . $  714.2
  Other Paid-in Capital . . . . . . . . . . . . . . .    (20.8)
  Retained Earnings (Deficit) . . . . . . . . . . . .   (151.3)
          Total Shareowners' Equity . . . . . . . . .    542.1
  Long-term Debt. . . . . . . . . . . . . . . . . . .    704.3
          TOTAL CAPITALIZATION. . . . . . . . . . . .  1,246.4

OTHER NONCURRENT LIABILITIES. . . . . . . . . . . . .    488.7

CURRENT LIABILITIES . . . . . . . . . . . . . . . . .  2,407.1

            TOTAL . . . . . . . . . . . . . . . . . . $4,142.2



              YORKSHIRE POWER GROUP CONSOLIDATED
                     STATEMENT OF CASH FLOWS
               NINE MONTHS ENDED DECEMBER 31, 1997
                          (in millions)

NET CASH FLOWS FROM OPERATING ACTIVITIES. . . . . .  $   102.7

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . .     (211.8)
  Loans Repaid By Associates. . . . . . . . . . . .        1.6
  Proceeds From Property, Plant & Equipment Sales .       33.2
  Purchases of Long-term Investments. . . . . . . .      (13.1)
  Proceeds From Sale of Long-term Investments . . .       41.1
  Purchase of Yorkshire Electricity Group plc . . .   (2,421.2)
  Purchase of Short-term Investments. . . . . . . .      (16.4)
       Net Cash Flows Used For Investing Activities   (2,586.6)

FINANCING ACTIVITIES:
  Issuance of Common Stock. . . . . . . . . . . . .      722.8
  Change in Short-term Debt (net) . . . . . . . . .    1,598.3
  Retirement of Long-term Debt. . . . . . . . . . .       (6.6)
       Net Cash Flows From Financing Activities . .    2,314.5

  Net Decrease in Cash and Cash Equivalents . . . .     (169.4)
  Cash and Cash Equivalents April 1 . . . . . . . .      363.1
  Cash and Cash Equivalents December 31 . . . . . .  $   193.7

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . .     $108.3

  Income Taxes Paid . . . . . . . . . . . . . . . .     $116.6

 EXHIBIT A




                        Incorporation By Reference
                                 Form 10K
                              Annual Report

                       Year             File Number

    AEP                1997                1-3525
    AEGCo              1997               0-18135
    APCo               1997                1-3457
    CSPCo              1997                1-2680
    I&M                1997                1-3570
    KEPCo              1997                1-6858
    OPCo               1997                1-6543

                                    E

                                 EXHIBIT INDEX
EXHIBIT B & C
     The following exhibits have been filed with the Commission and, pursuant to 17 C.F.R. Section 229.10(d) and Section 240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits. Certain of the following exhibits, designated with an asterisk (*), were filed with the Form 10-K Annual Report for 1997 and are also incorporated by reference. Exhibits designated with a dagger (!), are management contracts or compensatory plans or arrangements required to be filed as an exhibit to this form pursuant to
Item 14(c) of the Form 10-K.

Exhibit Number          Description

AEGCo
   3(a)           Copy of Articles of Incorporation of AEGCo [Registration
                  Statement on Form 10 for the Common Shares of AEGCo, File
                  No. 0-18135, Exhibit 3(a)].
   3(b)           Copy of the Code of Regulations of AEGCo [Registration
                  Statement on Form 10 for the Common Shares of AEGCo, File
                  No. 0-18135, Exhibit 3(b)].
  10(a)           Copy of Capital Funds Agreement dated as of December 30,
                  1988 between AEGCo and AEP [Registration Statement No. 33-
                  32752, Exhibit 28(a)].
  10(b)(1)        Copy of Unit Power Agreement dated as of March 31, 1982
                  between AEGCo and I&M, as amended [Registration Statement
                  No. 33-32752, Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
  10(b)(2)        Copy of Unit Power Agreement, dated as of August 1, 1984,
                  among AEGCo, I&M and KEPCo [Registration Statement No. 33-
                  32752, Exhibit 28(b)(2)].
  10(b)(3)        Copy of Agreement, dated as of October 1, 1984, among AEGCo,
                  I&M, APCo and Virginia Electric and Power Company
                  [Registration Statement No. 33-32752, Exhibit 28(b)(3)].
  10(c)           Copy of Lease Agreements, dated as of December 1, 1989,
                  between AEGCo and Wilmington Trust Company, as amended
                  [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C),
                  28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and
                  28(c)(6)(C); Annual Report on Form 10-K of AEGCo for the
                  fiscal year ended December 31, 1993, File No. 0-18135,
                  Exhibits 10(c)(1)(B), 10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B),
                  10(c)(5)(B) and 10(c)(6)(B)].
* 13              Copy of those portions of the AEGCo 1997 Annual Report (for the fiscal year ended December 31, 1997) which are
                  incorporated by reference in this filing.
* 24              Power of Attorney.
* 27              Financial Data Schedules.

AEP!!
   3(a)           Copy of Restated Certificate of Incorporation of AEP, dated
                  October 29, 1997 [Quarterly Report on Form 10-Q of AEP for
                  the quarter ended September 30, 1997, Exhibit 3(a)].
*  3(b)           Copy of By-Laws of AEP, as amended through January 28, 1998.
  10(a)           Interconnection Agreement, dated July 6, 1951, among APCo,
                  CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit
                  5(a); Registration Statement No. 2-61009, Exhibit 5(b); and
                  Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(b)           Copy of Transmission Agreement, dated April 1, 1984, among
                  APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                  Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                  1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                  for the fiscal year ended December 31, 1988, File No. 1-
                  3525, Exhibit 10(b)(2)].
  10(c)           Copy of Lease Agreements, dated as of December 1, 1989,
                  between AEGCo or I&M and Wilmington Trust Company, as
                  amended [Registration Statement No. 33-32752, Exhibits
                  28(c)(1)(C), 28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C),
                  28(c)(5)(C) and 28(c)(6)(C); Registration Statement No. 33-
                  32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C),
                  28(a)(4)(C), 28(a)(5)(C) and 28(a)(6)(C); and Annual Report
                  on Form 10-K of AEGCo for the fiscal year ended December 31,
                  1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B),
                  10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B);
                  Annual Report on Form 10-K of I&M for the fiscal year ended
                  December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B),
                  10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and
                  10(e)(6)(B)].
  10(d)           Lease Agreement dated January 20, 1995 between OPCo and JMG
                  Funding, Limited Partnership, and amendment thereto
                  (confidential treatment requested) [Annual Report on Form
                  10-K of OPCo for the fiscal year ended December 31, 1994,
                  File No. 1-6543, Exhibit 10(l)(2)].
  10(e)           Modification No. 1 to the AEP System Interim Allowance
                  Agreement, dated July 28, 1994, among APCo, CSPCo, I&M,
                  KEPCo, OPCo and the Service Corporation [Annual Report on
                  Form 10-K of AEP for the fiscal year ended December 31,
                  1996, File No. 1-3525, Exhibit 10(l)].
* 10(f)           Agreement and Plan of Merger, dated as of December 21, 1997,
                  By and Among American Electric Power Company, Inc., Augusta
                  Acquisition Corporation and Central and South West
                  Corporation.
 !10(g)(1)        AEP Deferred Compensation Agreement for certain executive
                  officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit
                  10(e)].
 !10(g)(2)        Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for
                  the fiscal year ended December 31, 1986, File No. 1-3525,
                  Exhibit 10(d)(2)].
 !10(h)           AEP Accident Coverage Insurance Plan for directors [Annual
                  Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1985, File No. 1-3525, Exhibit 10(g)].
 !10(i)(1)        AEP Deferred Compensation and Stock Plan for Non-Employee
                  Directors [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit
                  10(f)(1)].
 !10(i)(2)        AEP Stock Unit Accumulation Plan for Non-Employee Directors
                  [Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(f)(2)].
 !10(j)(1)(A)     AEP Excess Benefit Plan, as amended through August 25, 1997
                  [Quarterly Report on Form 10-Q of AEP for the quarter ended
                  September 30, 1997, File No. 1-3525, Exhibit 10].
 !10(j)(1)(B)     Guaranty by AEP of the Service Corporation Excess Benefits
                  Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit
                  10(h)(1)(B)].
 !10(j)(2)        AEP System Supplemental Savings Plan, as amended through
                  November 15, 1995 (Non-Qualified) [Annual Report on Form 10-
                  K of AEP for the fiscal year ended December 31, 1996, File
                  No. 1-3525, Exhibit 10(g)(2)].
 !10(j)(3)        Service Corporation Umbrella Trust  for Executives [Annual
                  Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 !10(k)           Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo
                  for the fiscal year ended December 31, 1991, File No. 0-
                  18135, Exhibit 10(g)(3)].
 !10(l)(1)        AEP System Senior Officer Annual Incentive Compensation Plan
                  [Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
 !10(l)(2)        American Electric Power System Performance Share Incentive
                  Plan, as Amended and Restated through February 26, 1997
                  [Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
* 13              Copy of those portions of the AEP 1997 Annual Report (for
                  the fiscal year ended December 31, 1997) which are
                  incorporated by reference in this filing.
* 21              List of subsidiaries of AEP.
* 23              Consent of Deloitte & Touche LLP.
* 24              Power of Attorney.
* 27              Financial Data Schedules.

APCo!!
   3(a)           Copy of Restated Articles of Incorporation of APCo, and
                  amendments thereto to November 4, 1993 [Registration
                  Statement No. 33-50163, Exhibit 4(a); Registration Statement
                  No. 33-53805, Exhibits 4(b) and 4(c)].
   3(b)           Copy of Articles of Amendment to the Restated Articles of
                  Incorporation of APCo, dated June 6, 1994 [Annual Report on
                  Form 10-K of APCo for the fiscal year ended December 31,
                  1994, File No. 1-3457, Exhibit 3(b)].
   3(c)           Copy of Articles of Amendment to the Restated Articles of
                  Incorporation of APCo, dated March 6, 1997 [Annual Report on
                  Form 10-K of APCo for the fiscal year ended December 31,
                  1996, File No. 1-3457, Exhibit 3(c)].
   3(d)           Composite copy of the Restated Articles of Incorporation of
                  APCo (amended as of March 7, 1997) [Annual Report on Form
                  10-K of APCo for the fiscal year ended December 31, 1996,
                  File No. 1-3457, Exhibit 3(d)].
   3(e)           Copy of By-Laws of APCo (amended as of January 1, 1996)
                  [Annual Report on Form 10-K of APCo for the fiscal year
                  ended December 31, 1995, File No. 1-3457, Exhibit 3(d)].
   4(a)           Copy of Mortgage and Deed of Trust, dated as of December 1,
                  1940, between APCo and Bankers Trust Company and R. Gregory
                  Page, as Trustees, as amended and supplemented [Registration
                  Statement No. 2-7289, Exhibit 7(b); Registration Statement
                  No. 2-19884, Exhibit 2(1); Registration Statement No. 2-
                  24453, Exhibit 2(n); Registration Statement No. 2-60015,
                  Exhibits 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), 2(b)(6),
                  2(b)(7), 2(b)(8), 2(b)(9), 2(b)(10), 2(b)(12), 2(b)(14),
                  2(b)(15), 2(b)(16), 2(b)(17), 2(b)(18), 2(b)(19), 2(b)(20),
                  2(b)(21), 2(b)(22), 2(b)(23), 2(b)(24), 2(b)(25), 2(b)(26),
                  2(b)(27) and 2(b)(28); Registration Statement No. 2-64102,
                  Exhibit 2(b)(29); Registration Statement No. 2-66457,
                  Exhibits (2)(b)(30) and 2(b)(31); Registration Statement No.
                  2-69217, Exhibit 2(b)(32); Registration Statement No. 2-
                  86237, Exhibit 4(b); Registration Statement No. 33-11723,
                  Exhibit 4(b); Registration Statement No. 33-17003, Exhibit
                  4(a)(ii), Registration Statement No. 33-30964, Exhibit 4(b);
                  Registration Statement No. 33-40720, Exhibit 4(b);
                  Registration Statement No. 33-45219, Exhibit 4(b);
                  Registration Statement No. 33-46128, Exhibits 4(b) and 4(c);
                  Registration Statement No. 33-53410, Exhibit 4(b);
                  Registration Statement No. 33-59834, Exhibit 4(b);
                  Registration Statement No. 33-50229, Exhibits 4(b) and 4(c);
                  Registration Statement No. 33-58431, Exhibits 4(b), 4(c),
                  4(d) and 4(e); Registration Statement No. 333-01049,
                  Exhibits 4(b) and 4(c); Registration Statement No. 333-
                  20305, Exhibits 4(b) and 4(c); Annual Report on Form 10-K of
                  APCo for the fiscal year ended December 31, 1996, File No.
                  1-3457, Exhibit 4(b)].
*  4(b)           Copy of Indenture Supplemental, dated as of May 1, 1997, to
                  Mortgage and Deed of Trust.
   4(c)           Indenture (for unsecured debt securities), dated as of
                  January 1, 1998, between APCo and The Bank of New York, As
                  Trustee [Registration Statement No. 333-45927, Exhibits 4(a)
                  and 4(b)].
*  4(d)           Company Order and Officers' Certificate, dated March 3,
                  1998, establishing certain terms of the 7.20% Senior Notes,
                  Series A, due 2038.
  10(a)(1)        Copy of Power Agreement, dated October 15, 1952, between
                  OVEC and United States of America, acting by and through the
                  United States Atomic Energy Commission, and, subsequent to
                  January 18, 1975, the Administrator of the Energy Research
                  and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement
                  No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No.
                  2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-
                  67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                  APCo for the fiscal year ended December 31, 1989, File No.
                  1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form 10-K
                  of APCo for the fiscal year ended December 31, 1992, File
                  No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)        Copy of Inter-Company Power Agreement, dated as of July 10,
                  1953, among OVEC and the Sponsoring Companies, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(c);
                  Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and
                  Annual Report on Form 10-K of APCo for the fiscal year ended
                  December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)        Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)           Copy of Interconnection Agreement, dated July 6, 1951, among
                  APCo, CSPCo, KEPCo, OPCo and I&M and with the Service
                  Corporation, as amended [Registration Statement No. 2-52910,
                  Exhibit 5(a); Registration Statement No. 2-61009, Exhibit
                  5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)           Copy of Transmission Agreement, dated April 1, 1984, among
                  APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                  Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                  1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for
                  the fiscal year ended December 31, 1988, File No. 1-3525,
                  Exhibit 10(b)(2)].
  10(d)           Copy of Modification No. 1 to the AEP System Interim
                  Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                  I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                  on Form 10-K of AEP for the fiscal year ended December 31,
                  1996, File No. 1-3525, Exhibit 10(l)].
  10(e)           Agreement and Plan of Merger, dated as of December 21, 1997,
                  By and Among American Electric Power Company, Inc., Augusta
                  Acquisition Corporation and Central and South West
                  Corporation [Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1997, File No. 1-3525,
                  Exhibit 10(f)].
 !10(f)(1)        AEP Deferred Compensation Agreement for certain executive
                  officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit
                  10(e)].
 !10(f)(2)        Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for
                  the fiscal year ended December 31, 1986, File No. 1-3525,
                  Exhibit 10(d)(2)].
 !10(g)(1)        AEP System Senior Officer Annual Incentive Compensation Plan
                  [Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
 !10(g)(2)        American Electric Power System Performance Share Incentive
                  Plan as Amended and Restated through February 26, 1997
                  [Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
 !10(h)(1)        Excess Benefits Plan [Quarterly Report on Form 10-Q of AEP
                  for the quarter ended September 30, 1997, File No. 1-3525,
                  Exhibit 10].
 !10(h)(2)        AEP System Supplemental Savings Plan (Non-Qualified) [Annual
                  Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(g)(2)].
 !10(h)(3)        Umbrella Trust  for Executives [Annual Report on Form 10-K
                  of AEP for the fiscal year ended December 31, 1993, File No.
                  1-3525, Exhibit 10(g)(3)].
 !10(i)           Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo
                  for the fiscal year ended December 31, 1991, File No. 0-
                  18135, Exhibit 10(g)(3)].
* 12              Statement re: Computation of Ratios.
* 13              Copy of those portions of the APCo 1997 Annual Report (for the fiscal year ended December 31, 1997) which are
                  incorporated by reference in this filing.
  21              List of subsidiaries of APCo [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 1997, File No. 1-
                  3525, Exhibit 21].
* 23              Consent of Deloitte & Touche LLP.
* 24              Power of Attorney.
* 27              Financial Data Schedules.

CSPCo!!
   3(a)           Copy of Amended Articles of Incorporation of CSPCo, as
                  amended to March 6, 1992 [Registration Statement No. 33-
                  53377, Exhibit 4(a)].
   3(b)           Copy of Certificate of Amendment to Amended Articles of
                  Incorporation of CSPCo, dated May 19, 1994 [Annual Report on
                  Form 10-K of CSPCo for the fiscal year ended December 31,
                  1994, File No. 1-2680, Exhibit 3(b)].
   3(c)           Composite copy of Amended Articles of Incorporation of
                  CSPCo, as amended [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680,
                  Exhibit 3(c)].
   3(d)           Copy of Code of Regulations and By-Laws of CSPCo [Annual
                  Report on Form 10-K of CSPCo for the fiscal year ended
                  December 31, 1987, File No. 1-2680, Exhibit 3(d)].
   4(a)           Copy of Indenture of Mortgage and Deed of Trust, dated
                  September 1, 1940, between CSPCo and City Bank Farmers Trust
                  Company (now Citibank, N.A.), as trustee, as supplemented
                  and amended [Registration Statement No. 2-59411, Exhibits
                  2(B) and 2(C); Registration Statement No. 2-80535, Exhibit
                  4(b); Registration Statement No. 2-87091, Exhibit 4(b);
                  Registration Statement No. 2-93208, Exhibit 4(b);
                  Registration Statement No. 2-97652, Exhibit 4(b);
                  Registration Statement No. 33-7081, Exhibit 4(b);
                  Registration Statement No. 33-12389, Exhibit 4(b);
                  Registration Statement No. 33-19227, Exhibits 4(b), 4(e),
                  4(f), 4(g) and 4(h); Registration Statement No. 33-35651,
                  Exhibit 4(b); Registration Statement No. 33-46859, Exhibits
                  4(b) and 4(c); Registration Statement No. 33-50316, Exhibits
                  4(b) and 4(c); Registration Statement No. 33-60336, Exhibits
                  4(b), 4(c) and 4(d); Registration Statement No. 33-50447,
                  Exhibits 4(b) and 4(c); Annual Report on Form 10-K of CSPCo
                  for the fiscal year ended December 31, 1993, File No. 1-
                  2680, Exhibit 4(b)].
*  4(b)           Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between CSPCo and Bankers Trust
                  Company, as Trustee.
*  4(c)           Copy of Company Order and Officers' Certificate, dated
                  September 29, 1997, establishing certain terms of the
                  Unsecured Medium Term Notes, Series A.
*  4(d)           Copy of Instructions, dated September 30, 1997, from CSPCo to Bankers Trust Company, establishing certain terms of the
                  6.85% Unsecured Medium Term Notes, Series A, due 2005.
*  4(e)           Copy of Instructions, dated February 5, 1998, from CSPCo to
                  Bankers Trust Company, establishing certain terms of the
                  6.51% Unsecured Medium Term Notes, Series A, due 2008.
  10(a)(1)        Copy of Power Agreement, dated October 15, 1952, between
                  OVEC and United States of America, acting by and through the
                  United States Atomic Energy Commission, and, subsequent to
                  January 18, 1975, the Administrator of the Energy Research
                  and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement
                  No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No.
                  2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-
                  67728, Exhibit 5(a)(1)(B); Annual Report on Form 10-K of
                  APCo for the fiscal year ended December 31, 1989, File No.
                  1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form 10-K
                  of APCo for the fiscal year ended December 31, 1992, File
                  No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)        Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(c);
                  Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and
                  Annual Report on Form 10-K of APCo for the fiscal year ended
                  December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)        Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)           Copy of Interconnection Agreement, dated July 6, 1951, among
                  APCo, CSPCo, KEPCo, OPCo and I&M and the Service
                  Corporation, as amended [Registration Statement No. 2-52910,
                  Exhibit 5(a); Registration Statement No. 2-61009, Exhibit
                  5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit
                  10(a)(3)].
  10(c)           Copy of Transmission Agreement, dated April 1, 1984, among
                  APCo, CSPCo, I&M, KEPCo, OPCo, and with the Service
                  Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                  1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                  for the fiscal year ended December 31, 1988, File No. 1-
                  3525, Exhibit 10(b)(2)].
  10(d)           Copy of Modification No. 1 to the AEP System Interim
                  Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                  I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                  on Form 10-K of AEP for the fiscal year ended December 31,
                  1996, File No. 1-3525, Exhibit 10(l)].
  10(e)           Agreement and Plan of Merger, dated as of December 21, 1997,
                  By and Among American Electric Power Company, Inc., Augusta
                  Acquisition Corporation and Central and South West
                  Corporation [Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1997, File No. 1-3525,
                  Exhibit 10(f)].
* 12              Statement re: Computation of Ratios.
* 13              Copy of those portions of the CSPCo 1997 Annual Report (for the fiscal year ended December 31, 1997) which are
                  incorporated by reference in this filing.
* 23              Consent of Deloitte & Touche LLP.
* 24              Power of Attorney.
* 27              Financial Data Schedules.

I&M!!
   3(a)           Copy of the Amended Articles of Acceptance of I&M and
                  amendments thereto [Annual Report on Form 10-K of I&M for
                  fiscal year ended December 31, 1993, File No. 1-3570,
                  Exhibit 3(a)].
   3(b)           Copy of Articles of Amendment to the Amended Articles of
                  Acceptance of I&M, dated March 6, 1997 [Annual Report on
                  Form 10-K of I&M for fiscal year ended December 31, 1996,
                  File No. 1-3570, Exhibit 3(b)].
   3(c)           Composite Copy of the Amended Articles of Acceptance of I&M
                  (amended as of March 7, 1997) [Annual Report on Form 10-K of
                  I&M for fiscal year ended December 31, 1996, File No. 1-
                  3570, Exhibit 3(c)].
   3(d)           Copy of the By-Laws of I&M (amended as of January 1, 1996)
                  [Annual Report on Form 10-K of I&M for fiscal year ended
                  December 31, 1995, File No. 1-3570, Exhibit 3(c)].
   4(a)           Copy of Mortgage and Deed of Trust, dated as of June 1,
                  1939, between I&M and Irving Trust Company (now The Bank of
                  New York) and various individuals, as Trustees, as amended and supplemented [Registration Statement No. 2-7597, Exhibit
                  7(a); Registration Statement No. 2-60665, Exhibits 2(c)(2),
                  2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8),
                  2(c)(9), 2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14),
                  2(c)(15), (2)(c)(16), and 2(c)(17); Registration Statement
                  No. 2-63234, Exhibit 2(b)(18); Registration Statement No. 2-
                  65389, Exhibit 2(a)(19); Registration Statement No. 2-67728,
                  Exhibit 2(b)(20); Registration Statement No. 2-85016,
                  Exhibit 4(b); Registration Statement No. 33-5728, Exhibit
                  4(c); Registration Statement No. 33-9280, Exhibit 4(b);
                  Registration Statement No. 33-11230, Exhibit 4(b);
                  Registration Statement No. 33-19620, Exhibits 4(a)(ii),
                  4(a)(iii), 4(a)(iv) and 4(a)(v); Registration Statement No.
                  33-46851, Exhibits 4(b)(i), 4(b)(ii) and 4(b)(iii);
                  Registration Statement No. 33-54480, Exhibits 4(b)(i) and
                  4(b)(ii); Registration Statement No. 33-60886, Exhibit
                  4(b)(i); Registration Statement No. 33-50521, Exhibits
                  4(b)(i), 4(b)(ii) and 4(b)(iii); Annual Report on Form 10-K
                  of I&M for fiscal year ended December 31, 1993, File No. 1-
                  3570, Exhibit 4(b); Annual Report on Form 10-K of I&M for
                  fiscal year ended December 31, 1994, File No. 1-3570,
                  Exhibit 4(b); Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No. 1-3570, Exhibit
                  4(b)].
  10(a)(1)        Copy of Power Agreement, dated October 15, 1952, between
                  OVEC and United States of America, acting by and through the
                  United States Atomic Energy Commission, and, subsequent to
                  January 18, 1975, the Administrator of the Energy Research
                  and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement
                  No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No.
                  2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-
                  67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                  APCo for the fiscal year ended December 31, 1989, File No.
                  1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form 10-K
                  of APCo for the fiscal year ended December 31, 1992, File
                  No. 1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)        Copy of Inter-Company Power Agreement, dated as of July 10,
                  1953, among OVEC and the Sponsoring Companies, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(c);
                  Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
                  Annual Report on Form 10-K of APCo for the fiscal year ended
                  December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)        Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(a)(2)        Copy of Inter-Company Power Agreement, dated as of July 10,
                  1953, among OVEC and the Sponsoring Companies, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(c);
                  Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
                  Annual Report on Form 10-K of APCo for the fiscal year ended
                  December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)        Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)           Copy of Interconnection Agreement, dated July 6, 1951,
                  between APCo, CSPCo, KEPCo, I&M, and OPCo and with the
                  Service Corporation, as amended [Registration Statement No.
                  2-52910, Exhibit 5(a); Registration Statement No. 2-61009,
                  Exhibit 5(b); and Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1990, File No. 1-3525,
                  Exhibit 10(a)(3)].
  10(c)           Copy of Transmission Agreement, dated April 1, 1984, among
                  APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                  Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                  1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                  for the fiscal year ended December 31, 1988, File No. 1-
                  3525, Exhibit 10(b)(2)].
  10(d)           Copy of Modification No. 1 to the AEP System Interim
                  Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                  I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                  on Form 10-K of AEP for the fiscal year ended December 31,
                  1996, File No. 1-3525, Exhibit 10(l)].
  10(e)           Copy of Nuclear Material Lease Agreement, dated as of
                  December 1, 1990, between I&M and DCC Fuel Corporation
                  [Annual Report on Form 10-K of I&M for the fiscal year ended
                  December 31, 1993, File No. 1-3570, Exhibit 10(d)].
  10(f)           Copy of Lease Agreements, dated as of December 1, 1989,
                  between I&M and Wilmington Trust Company, as amended
                  [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C),
                  28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and
                  28(a)(6)(C); Annual Report on Form 10-K of I&M for the
                  fiscal year ended December 31, 1993, File No. 1-3570,
                  Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B),
                  10(e)(5)(B) and 10(e)(6)(B)].
  10(g)           Agreement and Plan of Merger, dated as of December 21, 1997,
                  By and Among American Electric Power Company, Inc., Augusta
                  Acquisition Corporation and Central and South West
                  Corporation [Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1997, File No. 1-3525,
                  Exhibit 10(f)].
* 12              Statement re: Computation of Ratios
* 13              Copy of those portions of the I&M 1997 Annual Report (for
                  the fiscal year ended December 31, 1997) which are
                  incorporated by reference in this filing.
  21              List of subsidiaries of I&M [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 1997, File No. 1-
                  3525, Exhibit 21].
* 23              Consent of Deloitte & Touche LLP.
* 24              Power of Attorney.
* 27              Financial Data Schedules.

KEPCo!!
   3(a)           Copy of Restated Articles of Incorporation of KEPCo [Annual
                  Report on Form 10-K of KEPCo for the fiscal year ended
                  December 31, 1991, File No. 1-6858, Exhibit 3(a)].
   3(b)           Copy of By-Laws of KEPCo (amended as of January 1, 1996)
                  [Annual Report on Form 10-K of KEPCo for the fiscal year
                  ended December 31, 1995, File No. 1-6858, Exhibit 3(b)].
   4(a)           Copy of Mortgage and Deed of Trust, dated May 1, 1949,
                  between KEPCo and Bankers Trust Company, as supplemented and amended [Registration Statement No. 2-65820, Exhibits
                  2(b)(1), 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), and  2(b)(6);
                  Registration Statement No. 33-39394, Exhibits 4(b) and 4(c);
                  Registration Statement No. 33-53226, Exhibits 4(b) and 4(c);
                  Registration Statement No. 33-61808, Exhibits 4(b) and 4(c),
                  Registration Statement No. 33-53007, Exhibits 4(b), 4(c) and
                  4(d)].
*  4(b)           Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between KEPCo and Bankers Trust
                  Company, as Trustee.
*  4(c)           Copy of Company Order and Officers' Certificate, dated
                  September 24, 1997, establishing certain terms of the
                  Unsecured Medium Term Notes, Series A.
*  4(d)           Copy of Instructions, dated September 26, 1997, from KEPCo
                  to Bankers Trust Company, establishing          certain
                  terms of the 6.91% Unsecured Medium Term Notes, Series A,
                  due 2007.
  10(a)           Copy of Interconnection Agreement, dated July 6, 1951, among
                  APCo, CSPCo, KEPCo, I&M and OPCo and with the Service
                  Corporation, as amended [Registration Statement No. 2-52910,
                  Exhibit 5(a);Registration Statement No. 2-61009, Exhibit
                  5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit
                  10(a)(3)].
  10(b)           Copy of Transmission Agreement, dated April 1, 1984, among
                  APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                  Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                  1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                  for the fiscal year ended December 31, 1988, File No. 1-
                  3525, Exhibit 10(b)(2)].
  10(c)           Copy of Modification No. 1 to the AEP System Interim
                  Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                  I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                  on Form 10-K of AEP for the fiscal year ended December 31,
                  1996, File No. 1-3525, Exhibit 10(l)].
  10(d)           Agreement and Plan of Merger, dated as of December 21, 1997,
                  By and Among American Electric Power Company, Inc., Augusta
                  Acquisition Corporation and Central and South West
                  Corporation [Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1997, File No. 1-3525,
                  Exhibit 10(f)].
* 12              Statement re: Computation of Ratios.
* 13              Copy those portions of the KEPCo 1997 Annual Report (for the fiscal year ended December 31, 1997) which are incorporated by reference in this filing.
* 23              Consent of Deloitte & Touche LLP.
* 24              Power of Attorney.
* 27              Financial Data Schedules.

OPCo!!
   3(a)           Copy of Amended Articles of Incorporation of OPCo, and
                  amendments thereto to December 31, 1993 [Registration
                  Statement No. 33-50139, Exhibit 4(a); Annual Report on Form
                  10-K of OPCo for the fiscal year ended December 31, 1993,
                  File No. 1-6543, Exhibit 3(b)].
   3(b)           Certificate of Amendment to Amended Articles of
                  Incorporation of OPCo, dated May 3, 1994 [Annual Report on
                  Form 10-K of OPCo for the fiscal year ended December 31,
                  1994, File No. 1-6543, Exhibit 3(b)].
   3(c)           Copy of Certificate of Amendment to Amended Articles of
                  Incorporation of OPCo, dated March 6, 1997 [Annual Report on
                  Form 10-K of OPCo for the fiscal year ended December 31,
                  1996, File No. 1-6543, Exhibit 3(c)].
   3(d)           Composite copy of the Amended Articles of Incorporation of
                  OPCo (amended as of March 7, 1997) [Annual Report on Form
                  10-K of OPCo for the fiscal year ended December 31, 1996,
                  File No. 1-6543, Exhibit 3(d)].
   3(e)           Copy of Code of Regulations of OPCo [Annual Report on Form
                  10-K of OPCo for the fiscal year ended December 31, 1990,
                  File No. 1-6543, Exhibit 3(d)].
   4(a)           Copy of Mortgage and Deed of Trust, dated as of October 1,
                  1938, between OPCo and Manufacturers Hanover Trust Company
                  (now Chemical Bank), as Trustee, as amended and supplemented
                  [Registration Statement No. 2-3828, Exhibit B-4;
                  Registration Statement No. 2-60721, Exhibits 2(c)(2),
                  2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8),
                  2(c)(9), 2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14),
                  2(c)(15), 2(c)(16), 2(c)(17), 2(c)(18), 2(c)(19), 2(c)(20),
                  2(c)(21), 2(c)(22), 2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26),
                  2(c)(27), 2(c)(28), 2(c)(29), 2(c)(30), and 2(c)(31);
                  Registration Statement No. 2-83591, Exhibit 4(b);
                  Registration Statement No. 33-21208, Exhibits 4(a)(ii),
                  4(a)(iii) and 4(a)(vi); Registration Statement No. 33-31069,
                  Exhibit 4(a)(ii); Registration Statement No. 33-44995,
                  Exhibit 4(a)(ii); Registration Statement No. 33-59006,
                  Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration
                  Statement No. 33-50373, Exhibits 4(a)(ii), 4(a)(iii) and
                  4(a)(iv); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit
                  4(b)].
*  4(b)           Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between OPCo and Bankers Trust
                  Company, as Trustee.
*  4(c)           Copy of Company Order and Officers' Certificate, dated
                  September 24, 1997, establishing certain terms of the
                  Unsecured Medium Term Notes, Series A.
*  4(d)           Copy of Instructions, dated September 25, 1997, from OPCo to
                  Bankers Trust Company, establishing             certain
                  terms of the 6.73% Unsecured Medium Term Notes, Series A,
                  due 2004.
  10(a)(1)        Copy of Power Agreement, dated October 15, 1952, between
                  OVEC and United States of America, acting by and through the
                  United States Atomic Energy Commission, and, subsequent to
                  January 18, 1975, the Administrator of the Energy Research
                  and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement
                  No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No.
                  2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-
                  67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                  APCo for the fiscal year ended December 31, 1989, File No.
                  1-3457, Exhibit 10(a)(1)(F); Annual Report on Form 10-K of
                  APCo for the fiscal year ended December 31, 1992, File No.
                  1-3457, Exhibit 10(a)(1)(B)].
  10(a)(2)        Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(c);
                  Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
                  Annual Report on Form 10-K of APCo  for the fiscal year
                  ended December 31, 1992, File No. 1-3457, Exhibit
                  10(a)(2)(B)].
  10(a)(3)        Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                  [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)           Copy of Interconnection Agreement, dated July 6, 1951,
                  between APCo, CSPCo, KEPCo, I&M and OPCo and with the
                  Service Corporation, as amended [Registration Statement No.
                  2-52910, Exhibit 5(a); Registration Statement No. 2-61009,
                  Exhibit 5(b); Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1990, File 1-3525, Exhibit
                  10(a)(3)].
  10(c)           Copy of Transmission Agreement, dated April 1, 1984, among
                  APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                  Corporation as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525,
                  Exhibit 10(b); Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1988, File No. 1-3525,
                  Exhibit 10(b)(2)].
  10(d)           Copy of Modification No. 1 to the AEP System Interim
                  Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                  I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                  on Form 10-K of AEP for the fiscal year ended December 31,
                  1996, File No. 1-3525, Exhibit 10(l)].
  10(e)           Copy of Amendment No. 1, dated October 1, 1973, to Station
                  Agreement dated January 1, 1968, among OPCo, Buckeye and
                  Cardinal Operating Company, and amendments thereto [Annual
                  Report on Form 10-K of OPCo for the fiscal year ended
                  December 31, 1993, File No. 1-6543, Exhibit 10(f)].
  10(f)           Lease Agreement dated January 20, 1995 between OPCo and JMG
                  Funding, Limited Partnership, and amendment thereto
                  (confidential treatment requested) [Annual Report on Form
                  10-K of OPCo for the fiscal year ended December 31, 1994,
                  File No. 1-6543, Exhibit 10(l)(2)].
  10(g)           Agreement and Plan of Merger, dated as of December 21, 1997,
                  By and Among American Electric Power Company, Inc., Augusta
                  Acquisition Corporation and Central and South West
                  Corporation [Annual Report on Form 10-K of AEP for the
                  fiscal year ended December 31, 1997, File No. 1-3525,
                  Exhibit 10(f)].
 !10(h)(1)        AEP Deferred Compensation Agreement for certain executive
                  officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit
                  10(e)].
 !10(h)(2)        Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for
                  the fiscal year ended December 31, 1986, File No. 1-3525,
                  Exhibit 10(d)(2)].
 !10(i)(1)        AEP System Senior Officer Annual Incentive Compensation Plan
                  [Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
 !10(i)(2)        American Electric Power System Performance Share Incentive
                  Plan, as Amended and Restated through February 26, 1997
                  [Annual Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
 !10(j)(1)        Excess Benefits Plan [Quarterly Report on Form 10-Q of AEP
                  for the quarter ended September 30, 1997, File No. 1-3525,
                  Exhibit 10].
 !10(j)(2)        AEP System Supplemental Savings Plan (Non-Qualified) [Annual
                  Report on Form 10-K of AEP for the fiscal year ended
                  December 31, 1996, File No. 1-3525, Exhibit 10(g)(2)].
 !10(j)(3)        Umbrella Trust  for Executives [Annual Report on Form 10-K
                  of AEP for the fiscal year ended December 31, 1993, File No.
                  1-3525, Exhibit 10(g)(3)].
 !10(k)           Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo
                  for the fiscal year ended December 31, 1991, File No. 0-
                  18135, Exhibit 10(g)(3)].
* 12              Statement re: Computation of Ratios.
* 13              Copy of those portions of the OPCo 1997 Annual Report (for the fiscal year ended December 31, 1997) which are
                  incorporated by reference in this filing.
  21              List of subsidiaries of OPCo [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 1997, File No. 1-
                  3525, Exhibit 21].
* 23              Consent of Deloitte & Touche LLP.
* 24              Power of Attorney.
* 27              Financial Data Schedules.


!! Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants. The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D

      AMERICAN ELECTRIC POWER COMPANY, INC.
                     AND
         ITS CONSOLIDATED AFFILIATES

    TAX AGREEMENT UNDER TITLE 17, CHAPTER II
  OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
   (C) OF SECTION 250.45 REGARDING METHOD OF
     ALLOCATING CONSOLIDATED INCOME TAXES

	The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

	(1) The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of credits including investment tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering investment tax credit, which would have resulted had the loss company historically filed a separate return.

	(2) The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American
Electric Power Company, Inc.'s (the holding company) tax loss in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

	(3) To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

	(4) Consolidated investment tax credits utilized shall be apportioned to each member of the consolidated group by applying the current statutory maximum investment tax credit limitation to each member's allocated portion of the consolidated regular federal income tax plus the tax on items taxed at rates other than the statutory rate which can be offset by investment tax credits as apportioned in procedures (1) and (3) above. Members generating current corporate tax losses shall be allocated a negative investment tax credit by applying the current statutory maximum investment tax credit limitation to their net negative allocation resulting from procedures (1) and (3) above. The positive credit apportioned to each member with corporate taxable income shall be limited to that member's total available corporate investment tax credit inclusive of carryforwards generated by such member. Any difference between the total of each member's allocated investment tax credit, in accordance with the above procedures and the total consolidated investment tax credit shall be allocated to the members of the consolidated group with remaining corporate investment tax credit available, inclusive of tax loss companies, in proportion to the corporate credit available to each member, again limiting the credit allocated to each member to the remaining corporate credit available to that member. The negative investment tax credit allocated to member companies with tax losses is similar to a reversal of investment tax credits utilized in prior years which would have resulted from a net operating tax loss carryback had the loss company filed a separate return. This reversal or negative investment tax credit will reduce the credit tax allocated to the loss company in procedure (1). Any negative credit reversals allocated to a member generating a corporate tax loss will be added to that member's available corporate credit for future allocations.

	(5) Any special benefits other than investment tax credits shall be allocated directly to the members of the consolidated group giving rise to them.

	(6) Should the consolidated group generate a net operating tax loss for a calendar year, special procedures shall be adopted to allocate the resultant consolidated carryback refund or the reduction in consolidated net current federal income taxes, which will result in future years when the carryforward tax losses are applied to reduce consolidated taxable income. The tax benefits of any resultant carryback shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated. Any related loss of credits, including investment tax credit reversals, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. Investment tax credit reversals allocated to a member will be added to that member's available corporate investment tax credit for future allocations. A prior year consolidated net operating tax loss carryfoward applied to reduce current year consolidated taxable income shall be allocated proportionately to member companies that generated a corporate tax loss in the year the consolidated net operating tax loss was generated.

	(7) A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation. The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

	(8) No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

	Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes.
 Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage. If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

	This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

	The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.

           COMPANY                             OFFICER'S  SIGNATURE

American Electric Power Company, Inc.             /s/ W. L. Scott

American Electric Power Service Corporation       /s/ W. L. Scott

AEP Communications, Inc.			  /s/ W. L. Scott

AEP Energy Services, Inc.                   /s/ John F. DiLorenzo, Jr.

AEP Generating Company                            /s/ W. L. Scott

AEP Investments, Inc.                             /s/ W. L. Scott

AEP Power Marketing, Inc.	            /s/ John F. DiLorenzo, Jr.

AEP Resources, Inc.                               /s/ W. L. Scott

AEP Resources Australia Investments, Inc.	  /s/ W. L. Scott

AEP Resources Australia Ventures, Inc.		  /s/ W. L. Scott

AEP Resources Delaware, Inc.			  /s/ W. L. Scott

AEP Resources Service Company			  /s/ W. L. Scott

Appalachian Power Company                         /s/ W. L. Scott

Blackhawk Coal Company                            /s/ W. L. Scott

Cedar Coal Company                                /s/ W. L. Scott

Central Appalachian Coal Company                  /s/ W. L. Scott

Central Coal Company                              /s/ W. L. Scott

Central Ohio Coal Company                         /s/ W. L. Scott

Central Operating Company                         /s/ W. L. Scott

Colomet, Inc.                                     /s/ W. L. Scott

Columbus Southern Power Company                   /s/ W. L. Scott

Conesville Coal Preparation Company               /s/ W. L. Scott

Franklin Real Estate Company                      /s/ W. L. Scott

Indiana Franklin Realty, Inc.                     /s/ W. L. Scott

Indiana Michigan Power Company                    /s/ W. L. Scott

Kentucky Power Company                            /s/ W. L. Scott

Kingsport Power Company                           /s/ W. L. Scott

Ohio Power Company                                /s/ W. L. Scott

Price River Coal Company, Inc.                    /s/ W. L. Scott

Simco, Inc.                                       /s/ W. L. Scott

Southern Appalachian Coal Company                 /s/ W. L. Scott

Southern Ohio Coal Company                        /s/ W. L. Scott

West Virginia Power Company                       /s/ W. L. Scott

Wheeling Power Company                            /s/ W. L. Scott

Windsor Coal Company                              /s/ W. L. Scott

EXHIBIT E
                         CONTENTS

1  CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES - PER RULE 26

2  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b)

____________________________________________________________


EXHIBIT E DOCUMENT:

     CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES

Pursuant to Rule 26 the identity of the chart of accounts used by American Electric Power Company, Inc. and each subsidiary company is indicated below. The companies using the Federal Energy Regulatory Commission Uniform System of Accounts are indicated by "FERC USA" and the companies using the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies are indicated by "USA SC".

                                                          Chart of Accounts
American Electric Power Company, Inc. (AEP)                 USA SC   (a)
  AEP Communications, Inc. (AEPC)                           USA SC   (a)
    AEP Communications, LLC (AEPCLLC)                       USA SC   (a)
  AEP Energy Services, Inc. (AEPES)                         USA SC   (a)
  AEP Generating Company (AEGCo)                            FERC USA
  AEP Investments, Inc. (AEPINV)                            USA SC   (a)
  AEP Power Marketing, Inc. (AEPPM)                         USA SC   (a)
  AEP Resources Service Company (AEPRESC)                   USA SC   (a)
    AEP Energy Services International, Limited (AEPESI)     USA SC   (a)
  AEP Resources, Inc. (AEPR)                                USA SC   (a)
    AEP Resources Australia Investments, Inc. (AEPRAI)      USA SC   (a)
    AEP Resources Australia Ventures, Inc. (AEPRAV)         USA SC   (a)
    AEP Resources Australia Pty., Ltd. (AEPRA)              USA SC   (a)
    AEP Resources Delaware, Inc. (AEPRD)                    USA SC   (a)
    AEP Resources International, Ltd. (AEPRI)               USA SC   (a)
      AEP Pushan Power, LDC (Pushan)                        USA SC   (a)
        Nanyang General Light Electric Co. Ltd. (NGLE)      FERC USA
      AEP Resources Mauritius Company (Mauritius)           USA SC   (a)
    AEP Resources Project Management Company, Ltd. (AEPRPM) USA SC   (a)
    AEP Resources Limited (AEPRL)                           USA SC   (a)
    AEPR Global Investments B.V. (AEPRGI)                   USA SC   (a)
      AEPR Global Holland Holding B.V. (AEPRGHH)            USA SC   (a)
    AEPR Global Ventures B.V. (AEPRGV)                      USA SC   (a)
    Yorkshire Power Group Limited (YPG)                       (c)
      Yorkshire Holdings plc (YH)                             (c)
        Yorkshire Electricity Group plc (YEG)                 (c)
      Yorkshire Power Finance Limited (YPF)                   (c)

  American Electric Power Service Corporation (AEPSC)       USA SC   (a)

  Appalachian Power Company  (APCo)                         FERC USA
    Cedar Coal Co. (CeCCo)                                  FERC USA (b)
    Central Appalachian Coal Company (CACCo)                FERC USA (b)
    Central Coal Company (CCCo)                             FERC USA (b)
    Central Operating Company (COpCo)                       FERC USA
    Southern Appalachian Coal Company (SACCo)               FERC USA (b)
    West Virginia Power Company (WVPCo)                     FERC USA

  Columbus Southern Power Company (CSPCo)                   FERC USA
    Colomet, Inc.(COLM)                                     FERC USA
    Conesville Coal Preparation Company (CCPC)              FERC USA (b)
    Simco Inc. (Simco)                                      FERC USA
    Ohio Valley Electric Corporation (OVEC)                 FERC USA

  Franklin Real Estate Company (FRECo)                      USA SC   (a)
    Indiana Franklin Realty, Inc. (IFRI)                    USA SC   (a)

  Indiana Michigan Power Company (I&M)                      FERC USA
    Blackhawk Coal Company (BHCCo)                          FERC USA (b)
    Price River Coal Company (PRCCo)                        FERC USA (b)

  Kentucky Power Company (KEPCo)                            FERC USA
  Kingsport Power Company (KGPCo)                           FERC USA

  Ohio Power Company (OPCo)                                 FERC USA
    Cardinal Operating Company (CdOCo)                      FERC USA
    Central Coal Company (CCCo)                             FERC USA (b)
    Central Ohio Coal Company (COCCo)                       FERC USA (b)
    Central Operating Company (COpCo)                       FERC USA
    Southern Ohio Coal Company (SOCCo)                      FERC USA (b)
    Windsor Coal Company (WCCo)                             FERC USA (b)

  Ohio Valley Electric Corporation (OVEC)                   FERC USA
    Indiana-Kentucky Electric Corporation (IKEC)            FERC USA

  Wheeling Power Company (WPCo)                             FERC USA



NOTES:

(a) These companies will adopt the FERC Uniform System of Accounts effective January 1, 1999.

(b) These companies use the FERC Uniform System of Accounts except for the operation and maintenance accounts.

(c)  These companies use the chart of accounts presented below.


                YORKSHIRE POWER FINANCE LIMITED
                 YORKSHIRE POWER GROUP LIMITED
                     YORKSHIRE HOLDINGS PLC
                YORKSHIRE ELECTRICITY GROUP PLC


Invest Prop Qual IBA                   Asset
Investment Properties - Qualif         Asset
Invest Prop No Qual Cap Al             Asset
Investment Properties - Not Qua        Asset
Fixed Assets Distributions             Asset
Distribution - Transfers               Asset
Non Op Land & Bldgs                    Asset
Other - Transfers                      Asset
Other - Disposals                      Asset
Other - Additions                      Asset
Other - B/F                            Asset
Other Reclassified                     Asset
Other Leased Assets                    Asset
Other HP Assets                        Asset
Other Motor Vehicles                   Asset
Other: Computers - Asset               Asset
Other Fixtures                         Asset
Fixtures Qualifying for CA             Asset
Fixed Assets - Fixtures Qualify        Asset
FA Generation                          Asset
Gen Qual WDA                           Asset
Generation Non Qual WDA                Asset
Capital Contributions                  Asset
Generation Write Offs                  Asset
Capital contributions Quali            Asset
Capital Contributions Non Q            Asset
Cap Cont Non Qual WDA                  Asset
Consol will be Disabled                Asset
Tools                                  Asset
Tools Qualifying for CA                Asset
Tools Qualifying for Revenue           Asset
Meters                                 Asset
Investments Other than Loans           Asset
Investments - Own share                Asset
Investments - YEG Holdings             Asset
Loans                                  Asset
Stocks                                 Asset
Raw materials / stores                 Asset
WIP                                    Asset
Finished goods and goods for r         Asset
Payment on account                     Asset
Mentor Stock                           Asset
Debtors                                Asset
Trade Debtors                          Asset
Debtors Amounts owed by Group          Asset
Disco95 Loan                           Asset
Intercompany Debtor - Team tel         Asset
Debtors Amounts owed by Assoc          Asset
Debtors Credit Sale Inst not y         Asset
Debtors Investment in Finance          Asset
Debtors Prepayments & Accrued          Asset
Debtors Prepay & Accrued Incom         Asset
Debtors Dividends Receivable           Asset
Debtors Purchase of electricity        Asset
VAT                                    Asset
Debtors - Bad Debt Provision           Asset
PPS                                    Asset
Debtors Other                          Asset
Suspense Account                       Asset
Short Term Investments                 Asset
Cash at Bank and in Hand               Asset
Bank Receipts                          Asset
Midland Treasury                       Asset
Giro Receipts                          Asset
Petty Cash                             Asset
Cash in Suspense                       Asset
Bank 7 Cash Yen A/C                    Asset
YEGas Cash                             Asset
Creditors                              Asset
Creditors Amounts Owed to Group        Asset
Creditors Interdivisional - Po         Asset
Stores Control                         Asset
Inter Divisional Transfers Con         Asset
Transfer Pricing Control Income        Asset
Transfer Pricing Control Costs         Asset
PPS Adjustment Control                 Asset
Cash Control                           Asset
NED Cash Collection Control            Asset
TP Bank Control                        Asset
GAS Cash Collection Account            Asset
Balancing Control                      Asset
Payments & Stores Control              Asset
Inter Divisional Transfers             Asset
Intangible Assets                      Asset
Devlopment Costs                       Asset
Concessions, patents, licenses         Asset
Goodwill                               Asset
Payment on Account                     Asset
Fixed Assets Invest Prop               Asset

FA Cap Cont                            Liability
FA Cap Cont Qual WDA                   Liability
Accumulated Depn Generation            Liability
Accumulated Depn Inv Properti          Liability
Accumulated Depn Distribution          Liability
Accum Depn Operational Building        Liability
Accum Depn Distribution P&M Di         Liability
Accum Depn Distribution Land           Liability
Accum Depn Reval Adj                   Liability
Accumulation Depn Op Bldgs             Liability
Accum Depn Distribution                Liability
Accumulated Depn Other                 Liability
Output Tax Std 5%                      Liability
Creditors                              Liability
Payroll Deductions                     Liability
Superannuating                         Liability
Trade Creditors                        Liability
Provisions for Liabilities and         Liability

Capital & Reserves                     Owners  Equity
Called Up Share Capital                Owners  Equity
Share Premium                          Owners  Equity
Profit & Loss Reserve                  Owners  Equity

Turnover                               Revenue
Gas Sales                              Revenue
YE Gas Brigg Charges                   Revenue
Turn Other Internal                    Revenue
Turn Int Cap profit                    Revenue
Turnover Int Co Capital Prof           Revenue
Other Operating Income                 Revenue
Income from Investments                Revenue
Sale of FA Investments                 Revenue
Int Received/Receivable                Revenue

Test Only Not for Use                  Expense
VAT Memorandum Account                 Expense
Chargeable Output tax Std 5%           Expense
VAT Input Car Leasing 50% Disa         Expense
VAT Input Overseas Services            Expense
GS Failures                            Expense
GS Jobs                                Expense
Average Minutes Lost / Custom          Expense
OS Failures                            Expense
OS Jobs                                Expense
No of Complaints of Chairman           Expense
Offer Complaints                       Expense
Other Complaints                       Expense
No Not Answered within Target          Expense
Units Distributed                      Expense
Units sold                             Expense
Customers Retained No                  Expense
Customers Lost No.                     Expense
Answer Written to Customer Eng         Expense
Telephone Response Time                Expense
Quarterly Debtor Days                  Expense
Decrease Bad Debt Prov                 Expense
Electricity Generated - Ovende         Expense
Availability - Ovenden moor            Expense
Generation (MW hrs) Commonside         Expense
Staff costs/Turnover BSD               Expense
Total Costs / Turnover BSD             Expense
Mainframe Av Availability              Expense
Mainframe OP availability              Expense
Mainframe outtages                     Expense
OP Outages                             Expense
Development Projects Delivered         Expense
Service Agreement Failures OP          Expense
Network Availability                   Expense
Average Resolution Times               Expense
Non Industrial Staff Nos               Expense
Industrial Staff Nos                   Expense
Overtime % Normal                      Expense
Sickness % Normal                      Expense
Lost Time Accidents                    Expense
3 Day Absences                         Expense
project Accounting Contrl              Expense
Miscellaneous Transactions             Expense
Salaries Oncost Control                Expense
Distribution - System Charges          Expense
Car Allowances Control                 Expense
Transport SuspenseCable Oil Location   Expense
Credit Sale Agreements                 Expense
Staff Expenses suspense                Expense
Bad Debt Control                       Expense
Drums & Packages Control               Expense
Sale of Assets Control                 Expense
Control & Suspense -                   Expense
Capital Expenditure Written Of         Expense
Customer Contributions Control         Expense
Other Capital Receipts Control         Expense
Lease Installments Payment Control     Expense
Credit Sale Deposits Suspense          Expense
Capital Oncost Suspense                Expense
Homepower Cash Control                 Expense
Club 24 Control                        Expense
Payments & Stores Control              Expense
Powerlink                              Expense
Salaries Control                       Expense
Monthly Paid Industrial Staff          Expense
Batch Differences Suspense             Expense
NED Suspense for cash collection       Expense
Drawings Control                       Expense
Mentor Drawings (NED only)             Expense
CIT Control Account                    Expense
Test Only Not for Use                  Expense
064                                    Expense
Domestic Gas                           Expense
Turn Other Int Cap - Group Act         Expense
Turn Int Cap Profit - Group Ac         Expense
Turn Other Int Cap exc Profit          Expense
Turn Other Int Rev                     Expense
Turn Other Inter Co Cap                Expense
 .Turn Other Inter Co Cap Profit        Expense
Turn Other Inter Co Cap Exc Pr         Expense
Turn Other Inter Co Rev - Group        Expense
Turnover Inter Co Revenue Natu         Expense
Turn Other Non Discretionary           Expense
Cost of Sales                          Expense
Cofs Purch of Electricity              Expense
Cost of Sales - Gas Costs              Expense
Cost of Sales - Gas Transportat        Expense
Cofs Exit Charges                      Expense
Cofs - Other Directs                   Expense
Distribution Costs                     Expense
Dist Indirect                          Expense
Distribution Costs                     Expense
Dist Indirect                          Expense
Cont Accs nil co wide                  Expense
Admin Costs                            Expense
Admin Non Discretionary                Expense
Admin Indirects                        Expense
Gas YEL Recharges Retail               Expense
Gas Salaries                           Expense
Admin Costs                            Expense
Admin indirect Bad Debts               Expense
Group Non Discretionary                Expense
Energy Efficiency                      Expense
Takeover Costs                         Expense
Sale of FA investments                 Expense
Interest Paid/Payable                  Expense
Int Pay Bank Loans Ext                 Expense
Interest Payable                       Expense
Int Pay Other Loans                    Expense
Interest Payable - Bonds               Expense
Int Pay Capitalized                    Expense
P & L Taxation                         Expense
Tax Corp - Tax Payable                 Expense
Tax UK Corp Tax                        Expense
Tax Assoc Companies                    Expense
Tax FII - %                            Expense
Tax Adj re earlier years               Expense
P&L Dividends                          Expense

EXHIBIT E DOCUMENT:

  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b):

American Electric Power Exempt
Employees and Nonexempt Supervisors
Relocation Expense Policy . . . . . . .  Incorporated by Reference to
                                         1994 Form U5S Annual Report,
                                         File No. 30-150

American Electric Power Employee
Equipment Installation Program. . . . .  See Document below

EXHIBIT E DOCUMENT:
Employee Equipment Installation Program

In the belief that the actions of our employees are examples for our customers and that employees play an important role in demonstrating efficient electric concepts, AEPSC offers an Employee Equipment Installation Program. The availability of this program within an operating company is subject to legislative limitations existing within each state. All operating companies and AEP subsidiaries (Fuel Supply, United Mine Workers, Barge Division, etc.) may offer active employees an Equipment Installation Program. This is available to regular, active employees, including those who do not receive retail electric service from an AEP operating Company.

Two Equipment Installation Program options for employees are available. These are as follows:

Option #1

The company will finance approved HVAC equipment installations for heat pumps and dual fuel heat pump at 2% simple interest per annum.

Note - The 2% financing option may NOT be available in all operating companies due to regulatory restrictions.

The minimum finance rate of 2.0% is offered in lieu of any sort of company sponsored employee rebate/installation allowance program.

Employees that prefer a cash rebate and/or installation allowance may opt for Option #2.

Option #2

The company will offer a rebate and/or an equipment installation allowance. The difference between allowances for employees converting from fossil fuel or constructing a new home and allowances for employees with existing electric heat helps offset the cost of adding breakers/increasing switch gear size. The allowances are as follows:

          For Employees With Existing Electric Heat
               Heat Pump                $300 Allowance
               Dual Fuel Heat Pump      $200 Allowance

               For Employees Without Electric Heat Or
               Constructing A New Home
               Heat Pump                $600 Allowance
               Dual Fuel Heat Pump      $400 Allowance

If an employee selects this Option #2 rebate/installation allowance, a minimum loan of not less than 8% simple interest per annum (maximum term 10 years) can be offered for any HVAC system that meets company specifications.

Generally speaking, program Options #1 and #2 will be available to all active, regular, employees of any AEP System Company or subsidiary but only for their primary residence.

Employees on Long-Term Disability (LTD) cannot apply for participation in a finance program until such time as they return to an active employee status; however, such employees are eligible to receive the rebate/installation allowance under Option #2. The operating company that is the employer of the employees will be responsible for implementing this program for their employee regardless of where the employee lives.
Accounting instructions issued by AEPSC Treasury Staff and C&MS Department Policy memos have been issued for these programs.
Only those equipment installation options that can be financed or receive rebates for employees by an operating company are:

Equipment Efficiency and Control Requirements

* High Efficiency Heat Pump (minimum SEER rating of 10).
* Dual Fuel Heat Pumps (Efficiency minimum same as high efficiency heat pump criteria listed above).

Repayment of finance Options #1 and #2 should be made through payroll deductions. The period for any loan cannot exceed ten years.

Repayment of loans by persons on Long-Term Disability or employees called to active duty by the armed forces will be deferred until such time as the employee returns to active status. A loan will not exceed the installed cost of the equipment to be financed and may include the cost of wiring but exclude any physical modification to the home and/or major ductwork installation except for minor ductwork modifications required by an equipment replacement.

Retiree/Surviving Spouse Allowance Program

AEP System retirees or their surviving spouses will be eligible to receive the rebate/wiring allowance Portion of Option #2. Eligibility for this group is limited only to those retirees or their surviving spouses who are retail customers of an AEP operating company that offers the program. Also, the rebate is a one-time payment for a retiree/surviving spouse and is applicable only for their principle place of residence.

EXHIBIT F
         SCHEDULES SUPPORTING ITEMS OF THE REPORT

SCHEDULE SUPPORTING ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

The following tables show the intercompany transactions recorded pursuant to the AFFILIATED TRANSACTIONS AGREEMENT.

                                                            KINGSPORT POWER COMPANY                                          PAGE 1
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->     TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                  0          0          0          0          0          0          0          0          0
     KEY ACCOUNTS                   27,001          0     27,001          0          0          0          0          0          0
     ECONOMIC DEVELOPMENT                0          0          0          0          0          0          0          0          0
     BUSINESS SERVICES              27,178          0     27,178          0          0          0          0          0          0
     MARKETING SUPPORT SERVICES          0          0          0          0          0          0          0          0          0
 DISTRIBUTION REGIONS
     MANAGERIAL                     12,203          0     12,203          0          0          0          0          0          0
     CUSTOMER SERVICES               6,123          0      6,123          0          0          0          0          0          0
     ENG - ENGINEERING & PLANNING   18,076          0     18,076          0          0          0          0          0          0
     ENG - ENGINEERING & DRAFTING        9          0          9          0          0          0          0          0          0
     OPERATIONS - ADMINISTRATIVE         0          0          0          0          0          0          0          0          0
     OPERATIONS - METER              2,647          0      2,647          0          0          0          0          0          0
     OPERATIONS - LINE              13,204          0     13,204          0          0          0          0          0          0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS             0          0          0          0          0          0          0          0          0
     RIGHT OF WAY MAINTENANCE            0          0          0          0          0          0          0          0          0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING              0          0          0          0          0          0          0          0          0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS               0          0          0          0          0          0          0          0          0
     JOINT USE                           0          0          0          0          0          0          0          0          0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS               0          0          0          0          0          0          0          0          0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                   0          0          0          0          0          0          0          0          0
     PROTECTION & CONTROL            4,297          0      4,297          0          0          0          0          0          0
     STATION                        73,918          0     73,918          0          0          0          0          0          0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                    0          0          0          0          0          0          0          0          0
     LINE ENGINEERING/RIGHT OF WAY       0          0          0          0          0          0          0          0          0
     LINE ENGINEERING/SURVEY             0          0          0          0          0          0          0          0          0
     PROTECTION & CONTROL ENG.           0          0          0          0          0          0          0          0          0
     STATION ENGINEERING                 0          0          0          0          0          0          0          0          0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.       0          0          0          0          0          0          0          0          0
   OPERATIONS CENTER                     0          0          0          0          0          0          0          0          0

                                                            KINGSPORT POWER COMPANY                                          PAGE 2
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->     TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT         0          0          0          0          0          0          0          0          0
     METER OPERATIONS                    0          0          0          0          0          0          0          0          0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING      0          0          0          0          0          0          0          0          0
     TELECOMMUNICATIONS OPERATIONS   3,378          0      3,378          0          0          0          0          0          0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY            0          0          0          0          0          0          0          0          0
     LAND MANAGEMENT-REAL ESTATE         0          0          0          0          0          0          0          0          0
     OPERATIONS ANALYSIS                 0          0          0          0          0          0          0          0          0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
     STATE PRES/ENVIR & GOV'T AFF        0          0          0          0          0          0          0          0          0
     CORPORATE COMMUNICATIONS            0          0          0          0          0          0          0          0          0
     RATES                               0          0          0          0          0          0          0          0          0
     OTHER ADMINISTRATIVE GROUPS       165          0        165          0          0          0          0          0          0
   ACCOUNTING
     ADMINISTRATIVE                      0          0          0          0          0          0          0          0          0
     ACCOUNTS PAYABLE                    0          0          0          0          0          0          0          0          0
     CASH MANAGEMENT                     0          0          0          0          0          0          0          0          0
     CENTRALIZED CASH                    0          0          0          0          0          0          0          0          0
     CUSTOMER ACCOUNTING                 0          0          0          0          0          0          0          0          0
     DATA PROCESSING                     0          0          0          0          0          0          0          0          0
     ELECTRIC PLANT                      0          0          0          0          0          0          0          0          0
     GENERAL RECORDS                     0          0          0          0          0          0          0          0          0
     REPORTS                             0          0          0          0          0          0          0          0          0
     PC & SOFTWARE SUPPORT               0          0          0          0          0          0          0          0          0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN            0          0          0          0          0          0          0          0          0
     FLEET MANAGEMENT               19,090          0     17,395          0          0        731          0          0        964
     BUILDING SERVICES               2,374          0      2,374          0          0          0          0          0          0
     OFFICES SERVICES                    0          0          0          0          0          0          0          0          0
LABOR FRINGES ON O&M LABOR          56,066          0     56,066          0          0          0          0          0          0
TOTAL O&M COSTS                    265,729          0    264,034          0          0        731          0          0        964
CONSTRUCTION, RETIREMENT,OTHER WIP 155,732          0    155,636          0         96          0          0          0          0
MATERIAL & SUPPLY COSTS             12,752          0     11,487      1,207         58          0          0          0          0
FACILITY COSTS                       2,226          0          0          0          0          0          0          0      2,226
INVESTMENT CARRYING CHARGES          4,956          0          0          0          0          0          0          0      4,956
COMPANY TOTAL                      441,395          0    431,157      1,207        154        731          0          0      8,146

                                                            APPALACHIAN POWER COMPANY                                        PAGE 3
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->     TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING             18,294        119          0     17,898        203          0          0         74          0
     KEY ACCOUNTS                   49,178     21,267          0     27,436        103          0          0        372          0
     ECONOMIC DEVELOPMENT            7,242      7,242          0          0          0          0          0          0          0
     BUSINESS SERVICES              62,607     19,952          0     19,988        440     12,696      1,121      8,411          0
     MARKETING SUPPORT SERVICES          0          0          0          0          0          0          0          0          0
 DISTRIBUTION REGIONS
     MANAGERIAL                     33,344     30,418          0       (893)         0          0          0      3,819          0
     CUSTOMER SERVICES              75,719     73,019          0        628          0          0        220      1,852          0
     ENG - ENGINEERING & PLANNING    5,128      3,861          0      1,014        127         24          0        102          0
     ENG - ENGINEERING & DRAFTING   16,694     14,811          0        240          0          0          0      1,644          0
     OPERATIONS - ADMINISTRATIVE    15,974     15,001          0        724         93          0          0        156          0
     OPERATIONS - METER             11,977      8,519          0          0          0      3,457          0          1          0
     OPERATIONS - LINE              26,856      5,006          0     15,859        313        830        373      4,475          0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS            63          0          0         63          0          0          0          0          0
     RIGHT OF WAY MAINTENANCE       26,673     12,704          0     13,969          0          0          0          0          0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING             93          0          0         93          0          0          0          0          0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS           9,618          0          0          0      4,823      2,877          0      1,918          0
     JOINT USE                       1,045          0          0      1,045          0          0          0          0          0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS          84,216     83,494          0        722          0          0          0          0          0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE              20,102      2,160          0     17,943          0          0          0          0          0
     PROTECTION & CONTROL           36,320      1,012          0     33,793         16          0          0      1,500          0
     STATION                        97,977     35,142          0     39,031          0          0          0     23,804          0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                   13          0          0          0          0          0          0          0         13
     LINE ENGINEERING/RIGHT OF WAY     265         13          0        252          0          0          0          0          0
     LINE ENGINEERING/SURVEY             0          0          0          0          0          0          0          0          0
     PROTECTION & CONTROL ENG.           0          0          0          0          0          0          0          0          0
     STATION ENGINEERING                 0          0          0          0          0          0          0          0          0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.  97,507      4,121          0     85,975        480      1,023        213      5,695          0
   OPERATIONS CENTER               568,260    212,648          0    348,367      6,911          0          0        334          0

                                                            APPALACHIAN POWER COMPANY                                        PAGE 4
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->        TOTAL      KGPCo    APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT        3,217        268       0      2,949          0          0          0          0          0
     METER OPERATIONS                   5,481      4,522       0         75        435         48          0        401          0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING         0          0       0          0          0          0          0          0          0
     TELECOMMUNICATIONS OPERATIONS     74,334     10,598       0     (9,713)         0          1          0     73,448          0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY               0          0       0          0          0          0          0          0          0
     LAND MANAGEMENT-REAL ESTATE        1,218          0       0      1,218          0          0          0          0          0
     OPERATIONS ANALYSIS                    0          0       0          0          0          0          0          0          0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
    STATE PRES/ENVIR & GOV'T AFF       54,960     20,900       0        439          0         74     32,968        579          0
     CORPORATE COMMUNICATIONS           7,265      1,987       0          0          0          0      5,278          0          0
     RATES                             30,203         33       0          0          0          0     30,170          0          0
     OTHER ADMINISTRATIVE GROUPS       66,044      3,028       0     14,469     12,800      4,800      2,000     28,947          0
   ACCOUNTING
     ADMINISTRATIVE                    19,022     14,813       0      1,143      2,235          0        831          0          0
     ACCOUNTS PAYABLE                   5,691      4,889       0          0        203          0          0        599          0
     CASH MANAGEMENT                        0          0       0          0          0          0          0          0          0
     CENTRALIZED CASH                   9,955      9,955       0          0          0          0          0          0          0
     CUSTOMER ACCOUNTING               13,463     13,463       0          0          0          0          0          0          0
     DATA PROCESSING                   10,829     10,829       0          0          0          0          0          0          0
     ELECTRIC PLANT                     5,145      5,145       0          0          0          0          0          0          0
     GENERAL RECORDS                   47,787     45,733       0          0          0          0      2,054          0          0
     REPORTS                           12,510     12,289       0          0          0          0        221          0          0
     PC & SOFTWARE SUPPORT              4,562      4,379       0          0          0          0        183          0          0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN           3,084      2,369       0        715          0          0          0          0          0
     FLEET MANAGEMENT                 264,348     22,611       0    215,781        109        548        272     14,354     10,673
     BUILDING SERVICES                 11,111      9,351       0          6          0          0          0      1,754          0
     OFFICES SERVICES                  10,793     10,785       0          0          0          8          0          0          0
LABOR FRINGES ON O&M LABOR            385,280    176,006       0    161,976      2,396      3,763     16,581     24,557          0
TOTAL O&M COSTS                     2,311,468    934,459       0  1,013,204     31,687     30,148     92,486    198,797     10,686
CONSTRUCTION,RETIREMENT,OTHER WIP   1,582,186    304,577       0  1,032,176     32,729     13,526      3,037    196,141          0
MATERIAL & SUPPLY COSTS             1,284,424    113,147       0    773,811     77,293     87,988     12,552    219,633          0
FACILITY COSTS                        448,694          0       0      5,221     60,482        594          0     39,222    343,175
INVESTMENT CARRYING CHARGES           177,509          0       0      5,017     31,878      1,102          0     83,551     55,961
COMPANY TOTAL                       5,804,281  1,352,183       0  2,829,429    234,069    133,358    108,075    737,344    409,822

                                                            KENTUCKY POWER COMPANY                                           PAGE 5
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->     TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING              2,065        700          0          0          0          0          0      1,365          0
     KEY ACCOUNTS                  203,070          0    188,632          0          0          0     14,438          0          0
     ECONOMIC DEVELOPMENT                0          0          0          0          0          0          0          0          0
     BUSINESS SERVICES               3,011         55      2,407          0          0        165        117        267          0
     MARKETING SUPPORT SERVICES          0          0          0          0          0          0          0          0          0
 DISTRIBUTION REGIONS
     MANAGERIAL                     13,680          0      7,369          0          0          0         14      6,297          0
     CUSTOMER SERVICES             363,200       (100)   322,468          0          0          0          0     40,832          0
     ENG - ENGINEERING & PLANNING   28,313          0     11,020          0     12,715          0          0      4,578          0
     ENG - ENGINEERING & DRAFTING      228          0          0          0          0          0          0        228          0
     OPERATIONS - ADMINISTRATIVE    33,325          0     17,627          0          0      4,205          0     11,493          0
     OPERATIONS - METER                  0          0          0          0          0          0          0          0          0
     OPERATIONS - LINE             374,480        672    364,546          0         87         70          0      9,105          0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS             0          0          0          0          0          0          0          0          0
     RIGHT OF WAY MAINTENANCE            0          0          0          0          0          0          0          0          0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING              0          0          0          0          0          0          0          0          0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS               0          0          0          0          0          0          0          0          0
     JOINT USE                           0          0          0          0          0          0          0          0          0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS         248,761          0          0          0          0          0    248,761          0          0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE             169,706      3,879     70,418          0      3,225     28,439      2,884     60,861          0
     PROTECTION & CONTROL           24,450         15     24,364          0          0          0          0         71          0
     STATION                       155,306        397    125,918          0       (816)     3,654        183     25,969          0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                1,111          0        557          0        277          0          0        277          0
     LINE ENGINEERING/RIGHT OF WAY       0          0          0          0          0          0          0          0          0
     LINE ENGINEERING/SURVEY             0          0          0          0          0          0          0          0          0
     PROTECTION & CONTROL ENG.           0          0          0          0          0          0          0          0          0
     STATION ENGINEERING                 0          0          0          0          0          0          0          0          0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.       0          0          0          0          0          0          0          0          0
   OPERATIONS CENTER                     0          0          0          0          0          0          0          0          0

                                                            KENTUCKY POWER COMPANY                                          PAGE 6
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->          TOTAL      KGPCo       APCo   KEPCo     I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT          4,975          0      2,437     0         0        762          0      1,776          0
     METER OPERATIONS                    44,107          0     35,822     0         0         12          0      8,273          0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING           0          0          0     0         0          0          0          0          0
     TELECOMMUNICATIONS OPERATIONS       32,807       (410)    28,599     0       375      1,846          0      2,397          0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                 0          0          0     0         0          0          0          0          0
     LAND MANAGEMENT-REAL ESTATE              0          0          0     0         0          0          0          0          0
     OPERATIONS ANALYSIS                      0          0          0     0         0          0          0          0          0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
    STATE PRES/ENVIR & GOV'T AFF              0          0          0     0         0          0          0          0          0
     CORPORATE COMMUNICATIONS                 0          0          0     0         0          0          0          0          0
     RATES                                    0          0          0     0         0          0          0          0          0
     OTHER ADMINISTRATIVE GROUPS         (5,264)    (2,049)         0     0         0     (3,215)         0          0          0
   ACCOUNTING
     ADMINISTRATIVE                           0          0          0     0         0          0          0          0          0
     ACCOUNTS PAYABLE                         0          0          0     0         0          0          0          0          0
     CASH MANAGEMENT                          0          0          0     0         0          0          0          0          0
     CENTRALIZED CASH                         0          0          0     0         0          0          0          0          0
     CUSTOMER ACCOUNTING                      0          0          0     0         0          0          0          0          0
     DATA PROCESSING                          0          0          0     0         0          0          0          0          0
     ELECTRIC PLANT                           0          0          0     0         0          0          0          0          0
     GENERAL RECORDS                          0          0          0     0         0          0          0          0          0
     REPORTS                                  0          0          0     0         0          0          0          0          0
     PC & SOFTWARE SUPPORT                    0          0          0     0         0          0          0          0          0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN                 0          0          0     0         0          0          0          0          0
     FLEET MANAGEMENT                    13,017      2,798      4,010     0         0        589         17      3,508      2,095
     BUILDING SERVICES                   15,788          0      6,742     0         0          0          0      9,046          0
     OFFICES SERVICES                        31          0         31     0         0          0          0          0          0
LABOR FRINGES ON O&M LABOR              360,324        546    256,287     0     3,303      6,301     55,747     38,140          0
TOTAL O&M COSTS                       2,086,491      6,503  1,469,256     0    19,166     42,828    322,161    224,482      2,095
 CONSTRUCTION, RETIREMENT, OTHER WIP  1,265,128          0  1,062,582     0    12,586     33,621          0    156,339          0
 MATERIAL & SUPPLY COSTS                207,386      1,352    172,532     0   (51,863)     5,459        795     79,111          0
 FACILITY COSTS                         206,364          0     49,356     0         0          0          0     43,188    113,820
 INVESTMENT CARRYING CHARGES            236,208          0     56,496     0         0          0          0     49,440    130,272
COMPANY TOTAL                         4,001,577      7,855  2,810,222     0   (20,111)    81,908    322,956    552,560    246,187

                                                                INDIANA MICHIGAN POWER COMPANY                              PAGE 7
                                                          1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->        TOTAL      KGPCo       APCo      KEPCo     I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                 2,217        654          0        452       0         20          0      1,091          0
     KEY ACCOUNTS                      13,631        723      2,537          0       0      4,567          0      5,804          0
     ECONOMIC DEVELOPMENT                  (6)        (6)         0          0       0          0          0          0          0
     BUSINESS SERVICES                      0          0          0          0       0          0          0          0          0
     MARKETING SUPPORT SERVICES         9,288          0          0          0       0          0          0      9,288          0
 DISTRIBUTION REGIONS
     MANAGERIAL                        (1,141)       (80)      (434)         0       0       (473)      (200)        46          0
     CUSTOMER SERVICES                  5,038         74        100          0       0        793          0      4,071          0
     ENG - ENGINEERING & PLANNING         683          0        683          0       0          0          0          0          0
     ENG - ENGINEERING & DRAFTING           0          0          0          0       0          0          0          0          0
     OPERATIONS - ADMINISTRATIVE           10          0         10          0       0          0          0          0          0
     OPERATIONS - METER                    28          0          0         28       0          0          0          0          0
     OPERATIONS - LINE                 11,146        545      7,645        (22)      0       (299)     1,628      1,649          0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS            1,804          0          0          0       0          0          0      1,804          0
     RIGHT OF WAY MAINTENANCE           1,916          0          0          0       0          0        249      1,667          0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING             3,774          0          0          0       0          0          0      3,774          0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                  0          0          0          0       0          0          0          0          0
     JOINT USE                            386          0          0        386       0          0          0          0          0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS             64,777          0          0          0       0     64,530          0        247          0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                  4,361          0        (55)         0       0      2,125        626      1,665          0
     PROTECTION & CONTROL                (308)         0       (308)         0       0          0          0          0          0
     STATION                           53,898          4      2,409          0       0         89         (3)    51,399          0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                      78          0         78          0       0          0          0          0          0
     LINE ENGINEERING/RIGHT OF WAY      3,234          0        709          0       0          0          0      2,525          0
     LINE ENGINEERING/SURVEY                0          0          0          0       0          0          0          0          0
     PROTECTION & CONTROL ENG.              0          0          0          0       0          0          0          0          0
     STATION ENGINEERING                    0          0          0          0       0          0          0          0          0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.     22,836          1      7,586         26       0        (29)     1,091     14,161          0
   OPERATIONS CENTER                    1,123          0        449        225       0          0        449          0          0

                                                                INDIANA MICHIGAN POWER COMPANY                               PAGE 8
                                                          1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->           TOTAL      KGPCo       APCo      KEPCo    I&M    CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT               0          0          0          0      0        0          0          0          0
     METER OPERATIONS                      4,760        775          0          0      0        0          0      3,985          0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING            1          1          0          0      0        0          0          0          0
     TELECOMMUNICATIONS OPERATIONS        28,027          0      4,835        688      0        0          0     22,504          0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                  0          0          0          0      0        0          0          0          0
     LAND MANAGEMENT-REAL ESTATE               0          0          0          0      0        0          0          0          0
     OPERATIONS ANALYSIS                       0          0          0          0      0        0          0          0          0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
     STATE PRES/ENVIR & GOV'T AFF              0          0          0          0      0        0          0          0          0
     CORPORATE COMMUNICATIONS              3,596        200      1,597        998      0        0          0        801          0
     RATES                                     0          0          0          0      0        0          0          0          0
     OTHER ADMINISTRATIVE GROUPS            (622)        13       (122)       159      0   (2,209)       837        619         81
   ACCOUNTING
     ADMINISTRATIVE                            0          0          0          0      0        0          0          0          0
     ACCOUNTS PAYABLE                          0          0          0          0      0        0          0          0          0
     CASH MANAGEMENT                           0          0          0          0      0        0          0          0          0
     CENTRALIZED CASH                          0          0          0          0      0        0          0          0          0
     CUSTOMER ACCOUNTING                       0          0          0          0      0        0          0          0          0
     DATA PROCESSING                           0          0          0          0      0        0          0          0          0
     ELECTRIC PLANT                            0          0          0          0      0        0          0          0          0
     GENERAL RECORDS                           0          0          0          0      0        0          0          0          0
     REPORTS                                   0          0          0          0      0        0          0          0          0
     PC & SOFTWARE SUPPORT                     0          0          0          0      0        0          0          0          0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN             (1,535)      (535)         0          0      0        0          0     (1,000)         0
     FLEET MANAGEMENT                    144,231      1,791        142      4,644      0      150         74    129,488      7,942
     BUILDING SERVICES                     8,007         55         58        650      0    1,072         59      6,113          0
     OFFICES SERVICES                      3,144        234      2,910          0      0        0          0          0          0
LABOR FRINGES ON O&M LABOR                27,796         42      4,079        312      0      862        688     21,814          0
TOTAL O&M COSTS                          416,178      4,491     34,908      8,546      0   71,198      5,498    283,514      8,023
 CONSTRUCTION, RETIREMENT, OTHER WIP     205,052          0     12,187      1,507      0   10,751          0    180,607          0
 MATERIAL & SUPPLY COSTS                 739,635        142    210,431     15,103      0    8,913      1,337    503,709          0
 FACILITY COSTS                        1,541,030          0          0          0      0        0          0          0  1,541,030
 INVESTMENT CARRYING CHARGES                 370          0          0          0      0        0          0          0        370
COMPANY TOTAL                          2,902,265      4,633    257,526     25,156      0   90,862      6,835    967,830  1,549,423

                                                            WHEELING POWER COMPANY                                          PAGE 9
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->           TOTAL  KGPCo    APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                      523      0       0          0          0        248          0        275          0
     KEY ACCOUNTS                              0      0       0          0          0          0          0          0          0
     ECONOMIC DEVELOPMENT                      0      0       0          0          0          0          0          0          0
     BUSINESS SERVICES                         0      0       0          0          0          0          0          0          0
     MARKETING SUPPORT SERVICES                0      0       0          0          0          0          0          0          0
 DISTRIBUTION REGIONS
     MANAGERIAL                                0      0       0          0          0          0          0          0          0
     CUSTOMER SERVICES                         0      0       0          0          0          0          0          0          0
     ENG - ENGINEERING & PLANNING             91      0       0          0          0          0          0         91          0
     ENG - ENGINEERING & DRAFTING             38      0       0          0          0          0          0         38          0
     OPERATIONS - ADMINISTRATIVE               0      0       0          0          0          0          0          0          0
     OPERATIONS - METER                   15,172      0       0          0         48          0          0     15,124          0
     OPERATIONS - LINE                     8,919      0       0          0        505      5,088          0      3,326          0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS                   0      0       0          0          0          0          0          0          0
     RIGHT OF WAY MAINTENANCE              1,188      0       0          0          0      1,188          0          0          0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING                    0      0       0          0          0          0          0          0          0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                     0      0       0          0          0          0          0          0          0
     JOINT USE                                 0      0       0          0          0          0          0          0          0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS                     0      0       0          0          0          0          0          0          0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                         0      0       0          0          0          0          0          0          0
     PROTECTION & CONTROL                      0      0       0          0          0          0          0          0          0
     STATION                              92,222     50     418          0          0          0          0     91,754          0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                          0      0       0          0          0          0          0          0          0
     LINE ENGINEERING/RIGHT OF WAY             0      0       0          0          0          0          0          0          0
     LINE ENGINEERING/SURVEY                   0      0       0          0          0          0          0          0          0
     PROTECTION & CONTROL ENG.                 0      0       0          0          0          0          0          0          0
     STATION ENGINEERING                       0      0       0          0          0          0          0          0          0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.             0      0       0          0          0          0          0          0          0
   OPERATIONS CENTER                           0      0       0          0          0          0          0          0          0


                                                            WHEELING POWER COMPANY                                         PAGE 10
                                                 1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->           TOTAL   KGPCo      APCo    KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT               0      0          0        0          0          0          0          0          0
     METER OPERATIONS                          0      0          0        0          0          0          0          0          0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING            0      0          0        0          0          0          0          0          0
     TELECOMMUNICATIONS OPERATIONS         5,278      0          0        0          0          0          0      5,278          0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                  0      0          0        0          0          0          0          0          0
     LAND MANAGEMENT-REAL ESTATE               0      0          0        0          0          0          0          0          0
     OPERATIONS ANALYSIS                       0      0          0        0          0          0          0          0          0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
     STATE PRES/ENVIR & GOV'T AFF              0      0          0        0          0          0          0          0          0
     CORPORATE COMMUNICATIONS                453      0          0        0          0          0          0        453          0
     RATES                                     0      0          0        0          0          0          0          0          0
     OTHER ADMINISTRATIVE GROUPS               0      0          0        0          0          0          0          0          0
   ACCOUNTING
     ADMINISTRATIVE                            0      0          0        0          0          0          0          0          0
     ACCOUNTS PAYABLE                          0      0          0        0          0          0          0          0          0
     CASH MANAGEMENT                           0      0          0        0          0          0          0          0          0
     CENTRALIZED CASH                          0      0          0        0          0          0          0          0          0
     CUSTOMER ACCOUNTING                       0      0          0        0          0          0          0          0          0
     DATA PROCESSING                           0      0          0        0          0          0          0          0          0
     ELECTRIC PLANT                            0      0          0        0          0          0          0          0          0
     GENERAL RECORDS                           0      0          0        0          0          0          0          0          0
     REPORTS                                   0      0          0        0          0          0          0          0          0
     PC & SOFTWARE SUPPORT                     0      0          0        0          0          0          0          0          0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN                  0      0          0        0          0          0          0          0          0
     FLEET MANAGEMENT                     14,193    371        483        0          0          0          0     13,228        111
     BUILDING SERVICES                     2,361      0          0        0          0        970          0      1,391          0
     OFFICES SERVICES                          0      0          0        0          0          0          0          0          0
LABOR FRINGES ON O&M LABOR                30,514      0        109        0         15      1,283          0     29,107          0
TOTAL O&M COSTS                          170,951    421      1,010        0        568      8,777          0    160,064        111
 CONSTRUCTION, RETIREMENT, OTHER WIP     108,780      0          0        0          0      8,465          0    100,315          0
 MATERIAL & SUPPLY COSTS                  27,457      0        336        0        122          8          0     26,991          0
 FACILITY COSTS                                0      0          0        0          0          0          0          0          0
 INVESTMENT CARRYING CHARGES                   0      0          0        0          0          0          0          0          0
COMPANY TOTAL                            307,188    421      1,346        0        690     17,250          0    287,370        111

                                                                   OHIO POWER COMPANY                                      PAGE 11
                                                      1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->           TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo   OPCo     AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                   21,217          0          0        (51)         0     16,519      4,749      0       0
     KEY ACCOUNTS                            481          0          0          0          0        481          0      0       0
     ECONOMIC DEVELOPMENT                      0          0          0          0          0          0          0      0       0
     BUSINESS SERVICES                    39,022          6        144      4,779        640     20,771     12,683      0       0
     MARKETING SUPPORT SERVICES                0          0          0          0          0          0          0      0       0
 DISTRIBUTION REGIONS
     MANAGERIAL                          194,141      1,640     50,536      1,666          0     95,407     44,892      0       0
     CUSTOMER SERVICES                   538,225     40,991    265,061        105        482    219,275     12,311      0       0
     ENG - ENGINEERING & PLANNING        177,358         37     61,749          0        439     49,516     65,617      0       0
     ENG - ENGINEERING & DRAFTING         65,799          0          4         (5)         0     (1,925)    67,725      0       0
     OPERATIONS - ADMINISTRATIVE          53,651          0        180          0      1,090       (341)    52,722      0       0
     OPERATIONS - METER                   56,574          0      2,034        400          0     29,180     24,959      0       0
     OPERATIONS - LINE                   721,850         20    293,416     29,825        443    355,710     42,435      0       0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS               5,000          0          0          0          0      4,695        306      0       0
     RIGHT OF WAY MAINTENANCE              1,006          0          0          0          0          0      1,006      0       0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING                    0          0          0          0          0          0          0      0       0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                     0          0          0          0          0          0          0      0       0
     JOINT USE                            29,961          0          0      1,448          0     26,767      1,746      0       0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS                25,779          0          0          0          0     25,779          0      0       0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                   533,902    (39,000)   165,820     42,254        388    346,908     17,532      0       0
     PROTECTION & CONTROL                 89,471          0     14,627      9,649      1,304     42,584     21,306      0       0
     STATION                             396,862      8,283     20,953      8,178     (2,025)   262,798     98,675      0       0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                          0          0          0          0          0          0          0      0       0
     LINE ENGINEERING/RIGHT OF WAY             0          0          0          0          0          0          0      0       0
     LINE ENGINEERING/SURVEY                   0          0          0          0          0          0          0      0       0
     PROTECTION & CONTROL ENG.                 0          0          0          0          0          0          0      0       0
     STATION ENGINEERING                       0          0          0          0          0          0          0      0       0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.        14,673          0      4,390         22        325      9,536        399      0       0
   OPERATIONS CENTER                     889,565          0      8,174          0      9,622    786,740     85,029      0       0

                                                                   OHIO POWER COMPANY                                       PAGE 12
                                                       1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->           TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo   OPCo      AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT             126          0          0          0          0        126          0      0        0
     METER OPERATIONS                    233,150          0      4,276      9,142      2,461    199,730     17,540      0        0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING            0          0          0          0          0          0          0      0        0
     TELECOMMUNICATIONS OPERATIONS        36,513          0     16,029        252          0      3,371     16,861      0        0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY              2,472          0        105         55        176      2,125         10      0        0
     LAND MANAGEMENT-REAL ESTATE           2,478          0          0          0        184      2,189        106      0        0
     OPERATIONS ANALYSIS                       0          0          0          0          0          0          0      0        0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
    STATE PRES/ENVIR & GOV'T AFF           1,508          0          0          0          0      1,508          0      0        0
     CORPORATE COMMUNICATIONS             18,500          0          0          0          0     17,303      1,197      0        0
     RATES                                     0          0          0          0          0          0          0      0        0
     OTHER ADMINISTRATIVE GROUPS         326,582      4,922    131,875     59,022    146,000    (25,716)    10,479      0        0
   ACCOUNTING
     ADMINISTRATIVE                           72          0         32          0          0          0         40      0        0
     ACCOUNTS PAYABLE                          0          0          0          0          0          0          0      0        0
     CASH MANAGEMENT                           2          0          0          0          0          2          0      0        0
     CENTRALIZED CASH                          0          0          0          0          0          0          0      0        0
     CUSTOMER ACCOUNTING                      24          0          0          0          0         24          0      0        0
     DATA PROCESSING                         142          0          0          0          0        142          0      0        0
     ELECTRIC PLANT                          139          0          0          0          0        139          0      0        0
     GENERAL RECORDS                           0          0          0          0          0          0          0      0        0
     REPORTS                                 514          0          0          0          0        514          0      0        0
     PC & SOFTWARE SUPPORT                     0          0          0          0          0          0          0      0        0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN                  0          0          0          0          0          0          0      0        0
     FLEET MANAGEMENT                    186,756        242     11,467      2,231     12,684    102,318     45,230      0   12,583
     BUILDING SERVICES                    52,320      1,730      1,122        322     (2,448)    13,970     37,624      0        0
     OFFICES SERVICES                    712,816      1,187     12,348     11,390      7,415    677,104      3,372      0        0
LABOR FRINGES ON O&M LABOR             1,313,802      3,530    281,204     27,100      4,237    789,581    208,151      0        0
TOTAL O&M COSTS                        6,742,449     23,588  1,345,547    207,782    183,417  4,074,830    894,702      0   12,583
CONSTRUCTION, RETIREMENT, OTHER WIP    4,705,116        538    927,691    214,414     87,297  2,973,829    501,347      0        0
MATERIAL & SUPPLY COSTS                3,127,670      4,029    498,761    345,217    223,631  1,916,515    139,517      0        0
FACILITY COSTS                           523,968          0     17,148     11,436          0     84,264     27,792      0  383,328
INVESTMENT CARRYING CHARGES            1,076,952          0    117,972     74,376     12,816    519,324     48,180      0  304,284
COMPANY TOTAL                         16,176,155     28,155  2,907,119    853,225    507,161  9,568,762  1,611,538      0  700,195


                                                         COLUMBUS SOUTHERN POWER COMPANY                                  PAGE 13
                                                    1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->           TOTAL      KGPCo       APCo      KEPCo        I&M   CSPCo       WPCo       OPCo    AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                  197,637          0          0          0          0       0      8,800    188,837      0
     KEY ACCOUNTS                        233,663          0        408          0        881       0          0    232,374      0
     ECONOMIC DEVELOPMENT                217,936          0          0          0          0       0          0    217,936      0
     BUSINESS SERVICES                   101,453     (8,031)         0          0     18,241       0      1,140     90,102      0
     MARKETING SUPPORT SERVICES                0          0          0          0          0       0          0          0      0
 DISTRIBUTION REGIONS
     MANAGERIAL                           52,397          0     13,434          0      2,176       0          0     36,787      0
     CUSTOMER SERVICES                   101,872         51     15,033        530      2,210       0      1,113     82,934      0
     ENG - ENGINEERING & PLANNING         64,752         16     20,965          0      3,191       0          0     40,579      0
     ENG - ENGINEERING & DRAFTING         18,196          0      2,202          0          0       0          0     15,994      0
     OPERATIONS - ADMINISTRATIVE          57,584          0      8,027          0          0       0          0     49,557      0
     OPERATIONS - METER                   35,792          0      7,379         93          0       0          0     28,320      0
     OPERATIONS - LINE                   135,695      6,987     26,019        175      6,286       0         45     96,183      0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS             156,268          0        691          0      1,702       0      6,257    147,618      0
     RIGHT OF WAY MAINTENANCE                267          0          0         50          0       0         14        204      0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING               81,201          0        411        751        353       0      3,690     75,995      0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                23,390          0          0          0     10,124       0        698     12,568      0
     JOINT USE                                 0          0          0          0          0       0          0          0      0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS             3,147,330      1,572          0        132          0       0          0  3,145,627      0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                    13,603          0      1,650      1,145          0       0        505     10,304      0
     PROTECTION & CONTROL                 69,106          0      7,829      3,472          0       0      1,962     55,843      0
     STATION                             793,956      3,105    101,024     31,631      1,495       0     23,104    633,538     59
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                          0          0          0          0          0       0          0          0      0
     LINE ENGINEERING/RIGHT OF WAY             0          0          0          0          0       0          0          0      0
     LINE ENGINEERING/SURVEY                   0          0          0          0          0       0          0          0      0
     PROTECTION & CONTROL ENG.                 0          0          0          0          0       0          0          0      0
     STATION ENGINEERING                       0          0          0          0          0       0          0          0      0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.       126,502        916      1,557          0      7,871       0      2,202    113,957      0
   OPERATIONS CENTER                     117,823          0          0          0          0       0      5,167    112,656      0


                                                          COLUMBUS SOUTHERN POWER COMPANY                                 PAGE 14
                                                    1997 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK -->           TOTAL    KGPCo       APCo      KEPCo        I&M  CSPCo       WPCo       OPCo        AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT               0        0          0          0          0      0          0          0          0
     METER OPERATIONS                         27        0          0          0          0      0          1         25          0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING            0        0          0          0          0      0          0          0          0
     TELECOMMUNICATIONS OPERATIONS       213,552    1,081     19,325      6,737     34,047      0        412    151,950          0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY             81,028        0          0          0        666      0         44     80,317          0
     LAND MANAGEMENT-REAL ESTATE         124,802        0         78          0     19,032      0        542    105,149          0
     OPERATIONS ANALYSIS                       0        0          0          0          0      0          0          0          0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE                              0        0          0          0          0      0          0          0          0
    STATE PRES/ENVIR & GOV'T AFF         362,043        0          0          0          0      0          0    362,043          0
     CORPORATE COMMUNICATIONS            205,790        0          0          0          0      0          0    205,790          0
     RATES                               243,982        0          0          0          0      0          0    243,982          0
     OTHER ADMINISTRATIVE GROUPS         228,193   (3,026)       379        257         24      0      3,846    218,059      8,654
   ACCOUNTING
     ADMINISTRATIVE                            0        0          0          0          0      0          0          0          0
     ACCOUNTS PAYABLE                          0        0          0          0          0      0          0          0          0
     CASH MANAGEMENT                           0        0          0          0          0      0          0          0          0
     CENTRALIZED CASH                          0        0          0          0          0      0          0          0          0
     CUSTOMER ACCOUNTING                       0        0          0          0          0      0          0          0          0
     DATA PROCESSING                           0        0          0          0          0      0          0          0          0
     ELECTRIC PLANT                            0        0          0          0          0      0          0          0          0
     GENERAL RECORDS                           0        0          0          0          0      0          0          0          0
     REPORTS                                   0        0          0          0          0      0          0          0          0
     PC & SOFTWARE SUPPORT                     0        0          0          0          0      0          0          0          0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN            137,156        0      2,150          0          0      0      7,497    127,509          0
     FLEET MANAGEMENT                    269,194      383      2,823      3,075        582      0      3,759     83,832    174,740
     BUILDING SERVICES                   456,105      102     18,576         25          0      0     24,442    412,916         45
     OFFICES SERVICES                     55,077        0        534          0      1,111      0      1,623     51,809          0
LABOR FRINGES ON O&M LABOR             1,886,304   (2,631)    62,066      9,117     23,582      0     22,170  1,772,000          0
TOTAL O&M COSTS                       10,009,677      526    312,563     57,190    133,574      0    119,033  9,203,293    183,499
 CONSTRUCTION, RETIREMENT, OTHER WIP   1,475,329      329     61,653     38,606     83,336      0     75,649  1,215,756          0
 MATERIAL & SUPPLY COSTS                 288,717    2,376     30,149      4,257     57,930      0        547    193,458          0
 FACILITY COSTS                        2,184,360        0     24,792      2,964     28,248      0     34,368  1,224,276    869,712
 INVESTMENT CARRYING CHARGES             980,940        0      3,540      1,656     15,804      0     13,392    443,976    502,572
COMPANY TOTAL                         14,939,023    3,231    432,697    104,673    318,892      0    242,989 12,280,759  1,555,783


                                1997 INTERCOMPANY BILLING COSTS INCURRED SUMMARY BY COMPANY                                 PAGE 15

COMPANY BENEFITING FROM WORK -->     TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
COMPANY  PROVIDING SERVICE
KINGSPORT POWER                    441,395          0    431,157      1,207        154        731          0          0      8,146

APPALACHIAN POWER                5,804,281  1,352,183          0  2,829,429    234,069    133,358    108,075    737,344    409,822

KENTUCKY POWER                   4,001,577      7,855  2,810,222          0    (20,111)    81,908    322,956    552,560    246,187

INDIANA MICHIGAN POWER           2,902,265      4,633    257,526     25,156          0     90,862      6,835    967,830  1,549,423

WHEELING POWER                     307,188        421      1,346          0        690     17,250          0    287,370        111

OHIO POWER                      16,176,155     28,155  2,907,119    853,225    507,161  9,568,762  1,611,538          0    700,195

COLUMBUS SOUTHERN POWER         14,939,023      3,231    432,697    104,673    318,892          0    242,989 12,280,759  1,555,783

TOTAL                           44,571,885  1,396,478  6,840,067  3,813,690  1,040,855  9,892,872  2,292,393 14,825,863  4,469,667


                                  1997 INTERCOMPANY BILLING COSTS INCURRED SUMMARY BY EXPENDITURE CATEGORY

COMPANY BENEFITING FROM WORK-->      TOTAL      KGPCo       APCo      KEPCo        I&M      CSPCo       WPCo       OPCo        AEP
EXPENDITURE CATEGORY
O&M                             22,002,944    969,988  3,427,318  1,286,722    368,412  4,228,513  1,433,880 10,070,150    217,961

CONSTRUCTION, RETIREMENT,
   OTHER WIP                     9,497,323    305,444  2,219,749  1,286,703    216,044  3,040,192    580,033  1,849,158          0

MATERIAL & SUPPLIES              5,688,041    121,046    923,696  1,139,595    307,171  2,018,883    154,748  1,022,902          0

FACILITY COSTS                   4,906,642          0     91,296     19,621     88,730     84,858     62,160  1,306,686  3,253,291

INVESTMENT CARRYING CHARGES      2,476,935          0    178,008     81,049     60,498    520,426     61,572    576,967    998,415

TOTAL                           44,571,885  1,396,478  6,840,067  3,813,690  1,040,855  9,892,872  2,292,393 14,825,863  4,469,667


                               EXHIBIT G

SEE EXHIBIT 27 FOR FINANCIAL DATA SCHEDULES.




                               EXHIBIT H

  Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of American Electric Power Company, Inc. listed below is owned by the company immediately above it not indented to the same degree. The percentage ownership is 100% except where noted.

American Electric Power Company, Inc.
  AEP Resources, Inc.
    AEP Resources International, Ltd.
      AEP Pushan Power, LDC (a)
        Nanyang General Light Electric Co., Ltd. (FUCO) (b)
    AEP Resources Project Management Company. Ltd.
      AEP Pushan Power, LDC (a)
        Nanyang General Light Electric Co., Ltd. (FUCO) (b)
    Yorkshire Power Group Limited (c)
      Yorkshire Holdings plc
        Yorkshire Electricity Group plc (FUCO)

(a)  Owned 99% by AEP Resources International, Ltd. and 1% by AEP
     Resources Project Management Company, Ltd.
(b) AEP Pushan Power, LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.
(c) Owned 50% by AEP Resources, Inc. and 50% by an unaffiliated company.

   As of December 31, 1997 the direct or indirect investment as defined in Rule 53 by AEP Co., Inc. in EWG's and FUCO's was $404,744,000.

                               EXHIBIT I


Nanyang General Light Electric Co., Ltd. (NGLE), was organized as a joint venture company in September 1996. To date, audited financial statements are not available, therefore unaudited statements are included in this filing.

The unaudited financial statements for NGLE are filed confidentially pursuant to Rule 104(b) of the PUHCA.

Yorkshire Power Group Limited's financial statements are filed under
 Item 10.

                              SIGNATURE



          The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                AMERICAN ELECTRIC POWER COMPANY, INC.

                                   By      /s/ G. P. Maloney
                                               G. P. Maloney
                                              Vice President




April 29, 1998